Exhibit 2.1

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

MERCURY FINANCIAL INTERMEDIATE LLC,
AS SELLER,

MERCURY FINANCE ACQUISITIONS, LLC,
AS PURCHASER,

MERCURY FINANCIAL LLC,
AS THE COMPANY

and

SOLELY FOR PURPOSES OF SECTION 7.7,
ATLANTICUS HOLDINGS CORPORATION,
AS GUARANTOR

SEPTEMBER 11, 2025

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-ii-

-iii-

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SCHEDULES AND EXHIBITS

Schedules

Schedule I – Transferred Entities

Schedule II – Reference Adjusted Net Asset Value

Schuedle III – Accounts Tape Files

Schedule IV – Indebtedness Contracts

Schedule 1.1(a) – Certain Indebtedness

Schedule 1.1(b) – Purchaser’s Knowledge

Schedule 1.1(c) – Seller’s Knowledge

Schedule 1.1(d) – Company’s Knowledge

Schedule 1.1(e) – Permitted Leakage

Schedule 1.1(f) – Target Percentage

Schedule 2.4 – Earn-Out Example Calculation

Schedule 3.2(c)(ii) – Restricted Parties

Schedule 3.2(c)(iv) – Resigning Persons

Schedule 3.2(c)(v) – Required Consents

Schedule 3.2(c)(vi) – Indebtedness

Schedule 3.2(c)(x) – MIP-Related Agreements

Schedule 3.2(c)(xi) – Patent Applications

Schedule 8.2(a)(v) – Special Indemnity Subject Matter

Schedule 8.2(a)(vi) – Second Special Indemnity Subject Matter

Schedule 8.2(a)(vii) – Third Special Indemnity Subject Matter

Disclosure Schedules

Seller Disclosure Schedules

Company Disclosure Schedules

-v-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated September 11, 2025, by and among Mercury Financial Intermediate LLC, a Delaware limited liability company (“Seller”), Mercury Finance Acquisitions, LLC, a Georgia limited liability company (“Purchaser”), Mercury Financial LLC, a Delaware limited liability company (the “Company”), and solely for purposes of Section 7.7, Atlanticus Holdings Corporation, a Georgia corporation (“Guarantor”). Each of Seller, Purchaser and the Company is, individually, a “Party”, and, collectively, the “Parties”.

RECITALS

A.         Seller owns one hundred percent (100%) of all of the issued and outstanding equity of the Company (the “Company Equity Interests”).

B.         The Company owns, directly or indirectly, the equity interests of the entities set forth on Schedule I attached hereto (collectively, with the Company, the “Transferred Entities”).

C.         The Company serves as a servicer of one or more credit card programs, the sponsor of a securitization in which a statutory trust issues certain notes and/or other instruments of indebtedness, and the parent company of such statutory trust (the “Business”).

D.         Seller desires to sell and transfer to Purchaser, and Purchaser desires to acquire and assume from Seller, the Company Equity Interests, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CONSTRUCTION

Section 1.1    Definitions. This Agreement uses the following definitions:

“Account Owner” means First Bank & Trust, a South Dakota banking corporation.

“Accounting Principles” means the accounting methods, policies, practices and procedures, including classification and estimation methodology, described on Schedule II.

“Accounts” means the open-end, unsecured lines of credit accessible by Payment Cards issued by the Account Owner in relation to the Payment Card Program, in accordance with a Cardholder Agreement, including in the Portfolio and those as of July 31, 2025 that are identified by name and account number on the Accounts Tape.

“Accounts Tape” means all data with respect to the Accounts contained in the files identified on Schedule III, including the underlying supporting files, as provided by the TSYS as of July 31, 2025.

“Action” means any action, audit, charge, claim, complaint, demand, inquiry, notice of violation, subpoena, suit, summons, litigation, legal proceeding, grievance of action, controversy, proceeding, arbitration, mediation, administrative enforcement proceeding (in each case whether civil, criminal or administrative), investigation, hearing or other proceeding heard by or before, or otherwise involving, a Governmental Entity.

“Adjusted Net Asset Value” means the adjusted net asset value of the Transferred Entities as of the Determination Time, calculated in accordance with the Accounting Principles, without duplication of the amounts included in the calculations of Indebtedness, Transaction Expenses or Prohibited Leakage, in each case to the extent such Indebtedness, Transaction Expenses or Prohibited Leakage reduces the Purchase Price in accordance with Section 2.2 (as finally determined by Section 2.3).

“Adjustment Escrow Account” means the adjustment escrow account established by the Escrow Agent pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” means $[*****] to be held by the Escrow Agent in the Adjustment Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, indirectly, or through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition and the definition of “Subsidiary”, “control” means, as used with respect to any Person, possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, any Person controlling or controlled by Seller Parent is an Affiliate of (i) Seller and (ii) the Transferred Entities.

“Affiliate Arrangement” has the meaning specified in Section 5.21.

“Aggregate Purchaser Holdback” has the meaning specified in Section 2.4(c)(ii).

“Aggregate Transaction Consideration” has the meaning specified in Section 2.1.

“Agreement” means this Membership Interest Purchase Agreement.

“Amount to be Distributed for Subsequent Periods” has the meaning set forth in Section 2.4(c).

“Amount to be Distributed for Year One” has the meaning set forth in Section 2.4(b).

“Ancillary Agreements” means the Membership Interest Assignment, the Restrictive Covenants Agreement and the Escrow Agreement.

“Anti-Corruption Laws” means all Laws in any applicable jurisdiction that relate to bribery, corruption, kickbacks, racketeering, fraud, or other improper payments, including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means the United States Money Laundering Control Act of 1986, and the rules and regulations promulgated thereunder, and any other applicable Law relating to money laundering.

“Associated Persons” means (a) Seller and its Affiliates, including the Transferred Entities, (b) any equityholder, officer, director, manager, employee or consultant of the Persons identified in clause (a) of this definition, and (c) any family member of a Person identified in clause (b) of this definition.

“Books and Records” means, all books and records in the possession or under the control of the Transferred Entities, including the Policies and Procedures, applications for Accounts, acceptance certificates for prescreened offers, periodic statements, credit and collection files, file maintenance data, credit agreements, disclosure statements, credit information files, credit card slips, receipts, instruments, mailing lists, customer lists and other records relating to the Accounts and the Cardholders and correspondence, whether in physical or digital form, and whether segregated by Cardholder identity or by document or record type.

“Business” has the meaning specified in the recitals.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by Law or other action of a Governmental Entity to be closed for business.

“Business IP” means all Intellectual Property owned or purported to be owned by, or developed by or on behalf of, the Transferred Entities as of the Closing Date.

“Business IT” means all IT Assets owned, licensed, leased, or otherwise used by the Transferred Entities in the Business as of the Closing Date.

“Business Software” means all Software owned or purported to be owned by, or developed by or on behalf of, the Transferred Entities as of the Closing Date.

“Cardholder” means an applicant and/or co-applicant in whose name an Account was established or is maintained and/or who is obligated to repay the Receivables associated with such Account.

“Cardholder Agreement” means a Contract entered into between the Account Owner and a Cardholder containing the terms and conditions of the Account.

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Statement” has the meaning specified in Section 2.3(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning specified in the preamble.

“Company Data” has the meaning specified in Section 5.14(l).

“Company Disclosure Schedules” means the Disclosure Schedules delivered by Company to Purchaser in accordance with the terms and conditions of this Agreement.

“Company Equity Interests” has the meaning specified in the recitals.

“Company Intellectual Property” has the meaning specified in Section 5.14(a).

“Confidential Information” means all trade secrets and other confidential information, including know-how, source code and object code, documentation, specifications, research and development information, technology and product roadmaps, methods, processes, designs, drawings, technical data, algorithms, models, decisioning criteria, research and development results and customer lists.

“Confidentiality Agreement” means that certain confidentiality agreement, dated November 22, 2024, by and between the Company and Guarantor.

“Consumer Protection Law” means all applicable Laws, including but not limited to, federal, state and local statutes and regulations relating to consumer protection, including but not limited to the assignment of consumer legal claims, the extension of consumer credit, the creation of security interests or liens in personal property, and laws with respect to the protection of consumers’ interests in connection with such transactions, including, without limitation, litigation financing laws, licensed lender laws, retail installment sales laws, sales finance laws, uniform consumer credit codes, debt collection laws, commercial financing disclosure and/or registration laws, usury laws, the Fair Debt Collection Practices Act, the Fair Credit Reporting Act, the Telephone Consumer Protection Act, Title V of the Gramm-Leach Bliley Act, the Federal Consumer Credit Protection Act, the Electronic Funds Transfer Act, the FTC Act and the Federal Trade Commission’s Rules and Regulations, Payment Network Rules, Regulations B, E, F, P, V and Z of the Consumer Financial Protection Bureau, and any federal or state laws related to unfair, deceptive, abusive or similar acts and practices, regulating debt collection practices and activities, consumer credit protection and/or fair credit reporting and any law governing barratry, champerty and maintenance.

“Contract” means any written or oral contract, instrument, certificate, license, sublicense, lease, sublease, franchise, commitment, security interest, understanding, undertaking, promise, obligation, guarantee, note, bond, mortgage, indenture or other agreement.

“Conversion” has the meaning specified in Section 2.4(a)(iii).

“Covered Person” means Seller, any beneficial owner of Seller or any Affiliate of Seller (other than any Transferred Entity).

“COVID-19” means SARS-CoV-2 or COVID-19, and related or associated epidemics, pandemics or disease outbreaks.

“Credit Card Enhancement Products” means any ancillary benefit, enhancement or similar products or services with respect to the Accounts (including credit insurance, purchase protection insurance, travel accident insurance and including any agreement, contract or arrangement that offers a debt waiver, suspension or cancellation product to a Cardholder).

“Customs & Trade Laws” means all applicable export control, customs, trade and anti-boycott laws or programs administered, enacted or enforced by any Governmental Entity having jurisdiction over the Business, including the U.S. Export Administration Regulations and the U.S. International Traffic in Arms Regulations.

“D&O Indemnified Parties” means any individual who was a director or officer of any Transferred Entity at or prior to the Closing Date.

“Data Room” means the electronic data room established for “Project Magnolia” at DealVDR.

“Deductible” has the meaning specified in Section 8.4(a).

“Determination Time” means 11:59 p.m. in New York City on July 31, 2025.

“Disclosure Schedule” means (i) with respect to Purchaser, a schedule delivered by it to Seller, and (ii) the Company or Seller, a schedule delivered by it to Purchaser, in each case, concurrently with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement of a provision of this Agreement or as an exception to one or more of the representations and warranties or covenants of this Agreement.

“Disputed Item” has the meaning specified in Section 2.3(e).

“Earn-Out Example Calculation” means the example calculation of the Earn-Out Payment and the underlying components thereof set forth in Schedule 2.4. Purchaser and Seller acknowledge that the example calculation will not be exhaustive of the different factors that could impact the calculation and that, in the absence of direct applicability of the example, the method used by Guarantor with respect to determining Gross Charge-offs and Monthly Charge-off Amounts in its publicly-disclosed results for its fiscal year ending December 31, 2024 shall control.

“Earn-Out Payments” has the meaning specified in Section 2.4.

“Earn-Out Period” has the meaning specified in Section 2.4(a).

“Effective Time” means 12:01 a.m. in New York City on the Closing Date.

“Employee Plan” means each: (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA; (ii) compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention, incentive or similar plan, agreement, arrangement, program or policy; and/or (iii) other benefit or compensation plan, agreement policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock options, restricted stock units (whether service or performance-based), equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay, sick time or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental, drug or other health plans, life insurance plans, disability (long term or short term), fringe benefit, cafeteria, spending account, supplemental unemployment, and other employee benefit plans or fringe benefit plans (whether written or unwritten, funded or unfunded), in each case, (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of the Transferred Entities for the benefit of any current or former director, officer, employee or individual independent contractor of the Company or any of the Transferred Entities (each, a “Service Provider”) and/or the spouses, dependents or beneficiaries of any of them, or (y) with respect to which the Company or any of the Transferred Entities has or may have any liability or obligation (directly or indirectly, contingent or otherwise) including as a result of an ERISA Affiliate or the previous termination of, or withdrawal from, any such plan, agreement, arrangement, program or policy, or by agreement, guaranty, indemnity or otherwise.

“Enforceability Exception” has the meaning specified in Section 4.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Company or any of the Transferred Entities, is treated at any relevant time as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Escrow Agent” means CSC Delaware Trust Company.

“Escrow Agreement” means the escrow agreement by and among Purchaser, Seller and the Escrow Agent.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Estimated Closing Amounts” has the meaning specified in Section 2.3(a).

“Estimated Purchase Price” has the meaning specified in Section 2.3(a).

“EU” means European Union.

“EU Securitization Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation and amending certain other EU directives and regulations, as amended.

“EUWA” means European Union (Withdrawal) Act 2018, as amended.

“Excess Amount” has the meaning specified in Section 2.3(g).

“Fees” has the meaning set forth in Section 2.4(a)(ii).

“Final Amount to be Distributed” has the meaning specified in Section 2.4(d).

“Final Closing Amounts” has the meaning specified in Section 2.3(e).

“Final Closing Date Statement” has the meaning specified in Section 2.3(e).

“Final Determination” has the meaning specified in Section 2.3(f).

“Final Purchase Price” has the meaning specified in Section 2.3(e).

“Financial Statements” means the audited consolidated balance sheet and the related consolidated statements of operations, changes in members’ equity, and cash flows for the Company for the years ended December 31, 2022, December 31, 2023 and December 31, 2024, and the unaudited consolidated balance sheet and related consolidated statement of income of the Transferred Entities for the seven-month period ended July 31, 2025 (the “Latest Balance Sheet”).

“Financing Transaction” has the meaning specified in Section 5.11.

“First Year Earn-Out Amount” has the meaning specified in Section 2.4(b).

“First Year Earn-Out Holdback” has the meaning set forth in Section 2.4(b).

“Foreign Qualifications” has the meaning specified in Section 5.1(a).

“Fraud” means, with respect to Purchaser or Seller, actual, intentional and knowing common law fraud under Delaware law (specifically excluding any claim based on negligence or recklessness, including, based on constructive knowledge, negligent misrepresentation, promissory fraud, unfair dealings fraud, or any other equitable claim or theory of imputed knowledge) solely (a) in the case of Seller, with respect to the representations and warranties made by Seller in Article IV (as qualified by the Seller Disclosure Schedules), (b) in the case of the Company, with respect to the representations and warranties made by the Company in Article V (as qualified by the Company Disclosure Schedules), and (c) in the case of Purchaser, with respect to the representations and warranties made by Purchaser in Article VI.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Generative AI Tools” means artificial intelligence systems or models that have the ability to generate content or output (including text, pictures, sounds, videos, software or code, designs, specifications, data, marketing collateral and other content) based upon a prompt or other input.

“Governing Documents” means the (a) document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal organizational affairs and (b) any stockholders’ agreement, limited liability company agreements, partnership agreement, investor rights agreement, voting agreement, right of first refusal and co-sale agreement or any other document comparable to those described in clause (a) as may be applicable to such Person pursuant to applicable Law or by Contract, together with any legally binding amendments, restatements, supplements or other modifications thereto.

“Governmental Entity” means any national, multinational, federal, provincial, territorial, state, regional, county, municipal, local, domestic or foreign agency, independent agency, court, tribunal, administrative body, governmental body, authority, arbitration panel, department, board, bureau, district, authority, ministry or any political subdivision of any of the foregoing, or other legislative, judicial, governmental or quasi‑governmental entity or any commodity exchange, futures exchange, contract market, or any other exchange or corporation or similar self-regulatory body or organization, or any court, administrative agency, instrumentality or commission. Without limiting the generality of the foregoing, Governmental Entity includes the Federal Financial Institutions Examination Council, the Federal Deposit Insurance Corporation and the South Dakota Division of Banking.

“Gross Charge-Off Rates” has the meaning specified in Section 2.4(a)(ii)(B).

“Guarantor” has the meaning specified in the Preamble.

“Holdback Amount” has the meaning specified in Section 2.4(e).

“Holdout Period” has the meaning specified in Section 2.4(a)(i).

“Holdout Population” has the meaning specified in Section 2.4(a)(i).

“HSR Act” has the meaning specified in Section 4.3.

“Indebtedness” means, with regard to the Transferred Entities, without duplication of any amounts included in the calculations of (i) Adjusted Net Asset Value, or (ii) Transaction Expenses or Prohibited Leakage, in the case of clause (ii), to the extent such amounts reduce the Purchase Price in accordance with Section 2.2 (as finally determined by Section 2.3), (a) all indebtedness of any Transferred Entity for borrowed money or the deferred purchase price of property or services, including indebtedness incurred to finance insurance premiums, or as shown in the Latest Balance Sheet, (b) all indebtedness of any Transferred Entity created or arising under any conditional sale or other title retention agreement with respect to property acquired by any Transferred Entity (whether or not the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of any Transferred Entity secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (d) all the obligations (whether principal, interest, any purchase price to be paid to transfer the ownership of the leased property to the Transferred Entities or otherwise) under leases which are recorded, or required to be recorded, as capital leases in respect of which such Person is liable as a lessee, (e) all reimbursement obligations of any Transferred Entity (contingent or otherwise) with respect to letters of credit, surety bonds, performance bonds, banker’s acceptances, or similar facilities, but only to the extent actually drawn, (f) all obligations of any Transferred Entity with respect to swaps, hedges or similar instruments, or collar agreements, (g) all outstanding amounts under any letter of credit, note, bond, debenture or other debt security and any overdrafts, (h) all interest, fees, penalties (including pre-payment penalties) and other expenses owed (or to be owed in connection with the repayment thereof) with respect to the indebtedness referred to above, (i) all deferred payables, (j) all accrued but unpaid Taxes of any Transferred Entity for any taxable period or portion thereof ending on or prior to the Closing Date, (k) all compensation, bonuses, commissions, retention or incentive payments, phantom stock or equity, deferred compensation, change in control payments, severance benefits and other compensation payments or benefits that are accrued, owed or otherwise payable to or on behalf of any current or former Service Provider or the spouses, dependents or beneficiaries of any such Service Provider, including any unpaid contributions to any Employee Plan, and the employer’s share of any payroll, employment or other Tax withholdings or similar Taxes with respect to such payments or benefits, including any payments pursuant to, under, arising from or in connection with the Contracts identified on Schedule 1.1(a), (l) all unpaid payroll Taxes of any Transferred Entity, including those deferred under the CARES Act or Payroll Tax Executive Order or similar legislation, orders or guidance, for any taxable period or portion thereof ending on or prior to the Closing Date, (m) all obligations of any Transferred Entity, including unpaid real estate property Taxes, with respect to real property leases for premises that any Transferred Entity has vacated, (n) all debt-like payables, (o) all accrued sick leave, accrued vacation or paid time off for current or former Service Providers, including the employer’s share of any payroll, employment or other Tax withholdings or similar Taxes associated therewith, (p) any obligations of any Transferred Entity with respect to the settlement of any Action, (q) all deferred revenue of any Transferred Entity, (r) all accrued interest owed with respect to the indebtedness referred to above, (s) all amounts payable or that may become payable pursuant to the Contracts set forth on Schedule IV, and/or (t) all indebtedness referred to above which is directly or indirectly guaranteed by any Transferred Entity or which any Transferred Entity has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnitee” has the meaning specified in Section 8.5(a).

“Indemnitor” has the meaning specified in Section 8.5(a).

“Indemnity Escrow Account” means the escrow account established pursuant to the Escrow Agreement to hold the Indemnity Escrow Amount.

“Indemnity Escrow Amount” means $[*****].

“Indemnity Escrow Release Date” has the meaning specified in Section 8.6.

“Initial Purchase Price” has the meaning specified in Section 2.2(a).

“Insurance Policy” or “Insurance Policies” has the meaning specified in Section 5.17(a).

“Intellectual Property” means any and all intellectual property rights arising in any jurisdiction of the world, including in or with respect to any of the following: (a) Trademarks; (b) patents and patent applications (including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals, extensions and provisionals), and inventions (whether or not patentable and whether or not reduced to practice); (c) copyrights (including copyrights in works of authorship, including in computer software and Internet websites) and registrations and applications for registration of the foregoing; (d) Internet domain names; (e) Software, including related databases and data; and (f) Confidential Information.

“Intended Tax Treatment” has the meaning specified in Section 2.5.

“Investment Company Act” has the meaning specified in Section 5.11(aa).

“Invoices” has the meaning specified in Section 3.2(c)(vii).

“IT Assets” means Software, Web Sites, technology devices, computers, servers, networks, workstations, information technology and data processing systems, routers, hubs, circuits, switches, facilities, information technology services, and data communications lines, including all software, apps, hardware, networks, communications facilities, platforms and related systems and services.

“Knowledge” means (a) with respect to Purchaser, the actual knowledge of the Persons set forth on Schedule 1.1(b); (b) with respect to Seller, the actual knowledge of the Persons set forth on Schedule 1.1(c); and (c) with respect to the Company, the actual knowledge of the Persons set forth on Schedule 1.1(d), in each case of clause (a), (b) and (c), after consultation with such person’s direct reports.

“Latest Balance Sheet” has the meaning specified in the definition “Financial Statements”.

“Law” means any foreign, provincial, federal, state, local or other law (including common law), statute, ordinance, rule, ruling, act, constitution, treaty, regulation, code, Order, judgment, injunction, executive order, guidance, determination, policy, notice, administrative pronouncement or decree of or enacted, issued, promulgated, enforced or entered by (or agreement with) an arbitrator or Governmental Entity (including usury laws, the Federal Truth in Lending Act, Regulation B and Regulation Z of the Board of Governors of the Federal Reserve System, the Equal Credit Opportunity Act, the Federal Fair Debt Collections Practices Act, and state laws, rules and regulations relating to consumer protection, installment sales and collections).

“Leased Real Property” has the meaning specified in Section 5.24(a).

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means, with respect to any material property, any lien, pledge, security interest, encumbrance, hypothecation, mortgage, deed of trust, collateral security arrangement, option, right of first refusal, title retention arrangement or similar restriction related to such property; provided, however, that the definition of “Lien” shall exclude any Permitted Liens. No Lien shall be deemed to be created by this Agreement or the Ancillary Agreements.

“Losses” means all Actions, damages (excluding punitive damages, except to the extent payable to third parties), dues, penalties, fines, out of pocket costs and expenses, amounts paid in settlement, Liabilities, obligations and Taxes, including court costs, reasonable attorneys’ fees and expenses (whether such attorneys’ fees and expenses arise out of a dispute or claim among the Parties or out of a dispute involving third parties), interest expense actually incurred (including pre-judgment interest) and out of pocket expenses and costs of investigation and enforcement.

“Master Indenture” means the Master Indenture, dated as of March 17, 2021, by and between the Master Trust, as issuing entity, and Wilmington Trust, National Association, as indenture trustee, as amended.

“Master Trust” means Mercury Financial Credit Card Master Trust, a statutory trust organized under the laws of Delaware.

“Material Contracts” has the meaning specified in Section 5.13(a).

“Membership Interest Assignment” means a membership interest assignment agreement.

“MF Transferor” means Mercury Financial Transferor LLC, a limited liability company organized under the laws of Delaware.

“Monthly Charge-off Amount” has the meaning specified in Section 2.4(a).

“Non-Recourse Party” has the meaning specified in Section 11.16.

“Non-U.S. Benefit Plan” has the meaning specified in Section 5.15(a).

“Notice of Dispute” has the meaning specified in Section 2.5.

“Objection Notice” has the meaning specified in Section 2.3(e).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Omnibus Amendment” means that certain Omnibus Amendment and Waiver to Receivables Purchase Agreement and Transfer Agreement, dated as of September 9, 2025, among the Company, MF Transferor and the Master Trust.

“Open Source Software” means (a) any Software that contains, or is in any way derived (in whole or in part) from, any Software that is distributed as “free software” or “open source software” (e.g. Linux), or under an “open source,” “copyleft” or similar licensing or distribution model; and (b) any Software that requires as a condition of use, modification or distribution of the Software that the Software or other Software incorporated into, derived from, or distributed with the Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no or minimal charge.  Open Source Software includes Software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (A) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g. PERL), (C) the Mozilla Public License, (D) BSD licenses, (E) the Netscape Public License, (F) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and (G) the Apache Software License.

“Order” means any decree, injunction, judgment, order, ruling, writ, charge, verdict, debarment, assessment or arbitration award of any Governmental Entity, arbitrator or arbitral body, whether arising from an Action or applicable Law, or any binding settlement or mediation agreement entered into in connection with the resolution of an Action.

“Ordinary Course of Business” with respect to a Person or the Business means its ordinary course of business, consistent with past practice and in material compliance with all applicable Laws.

“Party” has the meaning specified in the Preamble.

“Payment Card” means a credit card or debit card issued by a member of any Payment Network.

“Payment Card Program” has the meaning set forth in Section 5.11(a).

“Payment Card Program Agreements” has the meaning set forth in Section 5.11(a).

“Payment Network” means MasterCard, VISA, and any debit network or similar organization.

“Payment Network Rules” means the bylaws, regulations and/or requirements that are promulgated by the Payment Networks, the Account Owner, the National Automated Clearing House Association (“NACHA”), Payment Card Industry security standards council or similar entities or organizations applicable to the Transferred Entities.

“Payoff Letters” has the meaning specified in Section 3.2(c)(vi).

“PCI-DSS” means the Payment Card Industry Data Security Standards developed and published by the Payment Card Industry Security Standards Counsel.

“Pending Claims Amount” means the aggregate amount claimed in good faith by or on behalf of any Purchaser Indemnitee, as of the Indemnity Escrow Release Date, with respect to any claim for indemnification under Section 8.2(a).

“Permit” has the meaning specified in Section 5.7.

“Permitted Leakage” means, without duplication, any of the following payments or Liabilities, but expressly excluding any of the items identified in clauses (a) through (j) of Prohibited Leakage:

(a)    any payment made, or Liability incurred, by a Transferred Entity in the Ordinary Course of Business;

(b)    (i) any amounts or Liabilities paid or incurred that have been consented to in writing by Purchaser or (ii) set forth on Schedule 1.1(e) to be paid at Closing;

(c)    any payment of Transaction Expenses, but only to the extent expressly included in the calculation of the Adjusted Net Asset Value;

(d)    any repayment of Indebtedness, but only to the extent expressly included in the calculation of the Adjusted Net Asset Value; and

(e)    any other payment or Liability to the extent expressly included in the calculation of the Adjusted Net Asset Value.

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the Ordinary Course of Business; (c) Liens arising under worker’s compensation, unemployment insurance, social security, or similar legislation or to secure public or statutory obligations; (d) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property that (i) do not interfere in any material respect with the Ordinary Course of Business, (ii) do not materially impair the current use of such property or the value thereof, and (iii) are not violated in any material respect by existing structures or land use; (e) Liens of lessors and licensors arising under the express terms of the Real Property Leases provided that there is no default under such Real Property Leases or non-exclusive license agreements granted therein; (f) Liens set forth in Section 1.1 of the Seller Disclosure Schedule; (g)  purchase money Liens and Liens securing rental payments under capital lease arrangements; and (h) any restriction on transfer arising under any applicable Law.

“Person” means any individual, sole proprietorship, unincorporated association, firm, corporation, partnership, limited liability company, trust, joint venture, association, estate, joint stock company, Governmental Entity or other entity.

“Personal Data” means information considered “personally identifiable information,” “personal information,” “personal data,” “nonpublic personal information,” “individually identifiable health information” or other analogous term under applicable Laws.

“Policies and Procedures” shall have the meaning specified in Section 5.11(r).

“Portfolio” has the meaning specified in Section 5.11.

“Post-Holdout Gross Charge-Off Rate Adjustment Factor” means the quotient equal to (a) the three-month rolling average of the Gross Charge-Off Rate for the Holdout Population as of the last month of the Holdout Period, divided by (b) the three-monthly rolling average of the Gross Charge-Off Rate for the Repriced Accounts as of the last month of the Holdout Period.

“Pre-Closing Statement” has the meaning specified in Section 2.3(a).

“Pre-Closing Tax Period” means any Tax period beginning before, and ending on or before, the Closing Date (including the portion of any Straddle Period ending on the Closing Date). In the case of any Straddle Period the amount of any Taxes based on or measured by income, receipts, payroll or similar Taxes of the Transferred Entities for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which a Transferred Entity holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Transferred Entities for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Pre-Closing Taxes” means (i) all Taxes (or the non-payment thereof) of any Transferred Entity or that are attributable to the Business for all Pre-Closing Tax Periods, (ii) any and all Liability of a Transferred Entity for Taxes of any member of an affiliated group (as defined in Section 1504 of the Code or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Laws) of which the Transferred Entity (or any predecessor of the Transferred Entity) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or foreign law or regulation), (iii) any and all Liability of any Transferred Entity for Taxes of any Person imposed on such Transferred Entity as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) all Transfer Taxes that are the Liability of Seller pursuant to Section 9.2, (v) employment, unemployment, payroll or similar Tax Liabilities, including, for this purpose, employment, unemployment, payroll or similar Tax Liabilities with respect to all sale, change of control, retention, severance or similar bonuses, option cancellation or termination payments or other payments payable to current or former service providers or any other person in connection with the execution of this Agreement or the transactions contemplated herein, and (vi) any Taxes that the Seller or a Transferred Entity was required to withhold from any payments or distributions to a third party or Affiliate, provided, however, that no such Tax will constitute a Pre-Closing Tax to the extent such Tax (y) results from (A) any action outside of the Ordinary Course of Business taken by the Purchaser, its Affiliates or the Transferred Entities on the Closing Date after the Closing, or (B) any action taken by the Purchaser, its Affiliates or the Transferred Entities after the Closing Date, or (C) any breach by the Purchaser or its Affiliates of any covenant or agreement of Purchaser contained in this Agreement, or (z) is a Transfer Tax that is the Liability of Purchaser pursuant to Section 9.2.

“Privacy and Data Protection Obligations” means, collectively: (a) each Transferred Entity’s obligations under Privacy Laws, (b) each Transferred Entity’s obligations under the Privacy and Data Protection Policies, (c) each Transferred Entity’s obligations under Contracts pertaining to the Processing of Personal Data by or on behalf of such Company (“Company Data Agreement”), (d) any consents, authorizations and privacy choices (including opt-in and opt-out preferences, as required) of natural Persons relating to the Processing of Personal Data, (e) the Payment Card Industry Data Security Standards and Payment Network Rules, to the extent any Transferred Entity is bound or otherwise represents compliance, and (f) industry self-regulatory principles and codes of conduct applicable to the protection or Processing of Personal Data, biometrics, internet of things, artificial intelligence, direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic communications to the extent any Transferred Entity represents compliance.

“Privacy and Data Protection Policies” means, collectively, (a) any and all of each Transferred Entity’s data privacy and security policies, procedures, and notices, whether applicable internally or published on any Transferred Entity’s websites or otherwise made available by such Company to any Person, and (b) public representations (including representations on any Transferred Entity’s websites) made by or on behalf of any Transferred Entity with regard to the protection or Processing of Personal Data.

“Privacy Laws” means, as applicable: (a) each Law applicable to the protection or Processing or both of Personal Data, and includes, as applicable: (i) the EU General Data Protection Regulation, UK General Data Protection Regulation, Personal Data Protection and Electronic Documents Act, the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020) and comprehensive privacy laws of other U.S. states that may be in effect from time to time, the Financial Services Modernization Act of 1999 (a/k/a the Gramm-Leach-Bliley Act), and the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and (ii) Laws relating to the Processing of biometric data, internet of things, artificial intelligence, direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic commercial messages or (b) binding guidance issued by a Governmental Entity that pertains to one of the laws, rules or regulations outlined in clause (i).

“Process” or “Processing” means, with respect to data, the use, collection, receipt, processing, storage, recording, organization, safeguarding, security, adaption, alteration, ingestion, compilation, combination, enrichment, de-identification, transfer, retrieval, access, consultation, disclosure, sharing, dissemination or destruction of such data.

“Prohibited Leakage” means, to the extent not Permitted Leakage, without duplication of any amounts included in the calculation of (i) Adjusted Net Asset Value, or (ii) Transaction Expenses or Indebtedness, in the case of clause (ii), to the extent any such amounts reduce the Purchase Price in accordance with Section 2.2 (as finally determined by Section 2.3), the aggregate amount of the payments by a Transferred Entity that occur or Liabilities of a Transferred Entity first arise after the Determination Time and at or prior to the Closing, including:

(a)    any dividend (in cash or in kind) or distribution declared, paid or made by any Transferred Entity to, or for the benefit of, any Person (other than a Transferred Entity) in respect of any Company Equity Interests and the equity interests of the other Transferred Entities or other securities of any Transferred Entity, excluding any such dividend or distribution from a Transferred Entity to another Transferred Entity and excluding principal and interest amounts paid in respect of the notes issued pursuant to the Master Indenture in the Ordinary Course of Business (which principal and interest does not include, for the avoidance of doubt, any amounts that are or may be due, paid or payable pursuant to or in connection with that certain Loan Agreement, dated as of February 2, 2021, by and among, Seller Parent, Boston Patriot Beacon St LLC, Brigade Structured Credit Fund, Ltd. and certain other parties thereto, as amended);

(b)    any payment or Liabilities made or incurred by any Transferred Entity to, or for the benefit of, a Covered Person, including in respect of any Company Equity Interests and the equity interests of the other Transferred Entities or other securities of any Transferred Entity being redeemed, purchased or repaid by a Transferred Entity, or any other reduction, redemption, repurchase or return of capital by a Transferred Entity, in each case, excluding any such payment or Liability from a Transferred Entity to another Transferred Entity;

(c)    any waiver, discount, forgiveness or release (in whole or in part) by any Transferred Entity of any amount owed to any Transferred Entity by, or for the benefit of, (i) any Covered Person, (ii) any director, officer or employee of a Transferred Entity, or (iii) other than settlements and waivers in the Ordinary Course of Business as a servicer of credit card programs, any other Person;

(d)    any payment in respect of, or the assumption or Contract to assume by any Transferred Entity of, any Liability of any Person (including a Covered Person), or the entry into or performance of any Contract to assume, payoff, extinguish, indemnify, guarantee or secure any such Liability, in each case other than settlements and waivers in the Ordinary Course of Business as a servicer of credit card programs;

(e)    the transfer by any Covered Person of any assets, rights or benefits to any Transferred Entity;

(f)    the transfer by any Transferred Entity of any assets, rights or benefits to any Person, other than in the Ordinary Course of Business as a servicer of credit card programs;

(g)    the payment, obligation or Liability (including service fees, management fees, advisory fees, transaction fees or bonuses, consulting fees, license fees, royalties, bonuses, commissions or expense reimbursement) made by any Transferred Entity to or in favor of any Covered Person or any director, officer or employee of a Transferred Entity, each of which shall not include salaries or expense reimbursements in the Ordinary Course of Business;

(h)    payment of any Transaction Expenses that were not expressly included in the calculation of Adjusted Net Asset Value;

(i)    repayment of any Indebtedness that was not expressly included in the calculation of Adjusted Net Asset Value; and

(j)    any Contract to give effect to any of the matters referred to in the foregoing subclauses (a) to (i).

“Protected Communications” means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that has occurred between or among any of Seller or the Transferred Entities, or any of their respective Affiliates, equity holders, Representatives (including Mayer Brown LLP and its associated legal practices) in each case relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, any of the transactions contemplated herein or any other potential sale or transfer of control transaction involving the Transferred Entities.

“Purchase Price” has the meaning specified in Section 2.2(b).

“Purchase Price Allocation” has the meaning specified in Section 2.5.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Change of Control” has the meaning specified in Section 2.4(h).

“Purchaser Change of Control Payment Amount” means an amount equal to Purchaser’s good faith forecast of the aggregate amount of all Earn-Out Payments with respect to any periods within the Earn-Out Period (for which the Earn-Out Amounts and the associated Earn-Out Payments have yet to be finally determined in accordance with Section 2.4) that would reasonably be expected to be payable by Purchaser to Seller pursuant to Section 2.4, including any Aggregate Purchaser Holdback.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 6.1, Section 6.2 and Section 6.7.

“Purchaser Group Member” has the meaning specified in Section 11.12.

“Purchaser’s Guaranteed Obligations” has the meaning specified in Section 7.7(a).

“Purchaser Indemnitees” has the meaning specified in Section 8.2(a).

“Purchaser Material Adverse Effect” means any change, event, effect or occurrence that (either alone or in combination with any other changes, events, effects or occurrences) has had a material adverse effect, or would reasonably be expected to have a material adverse effect, on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

“Purchaser Releasee” has the meaning specified in Section 7.8(b).

“Purchaser Releasor” has the meaning specific in Section 7.8(a).

“R&W Insurance Policy” has the meaning specified in Section 7.9.

“Real Property Leases” has the meaning specified in Section 5.24(a).

“Receivable-Related Assets” means, collectively, (i) all right, title and interest in and to the Receivables; (ii) the right to receive all payments on the Receivables; (iii) any and all servicing rights associated with the Receivables; (iv) the Books and Records related to the foregoing; and (v) all proceeds of the foregoing.

“Receivables” means all amounts owing, (whether or not billed, posted or not) by Cardholders with respect to Accounts as of the Effective Time, including, extensions of credit, all principal, accrued and posted periodic finance charges, cash advances, annual fees and any other charges and fees assessed on Accounts.

“Receivables Purchase Agreement” means that certain Receivables Purchase Agreement dated March 17, 2021, between the Company and MF Transferor.

“Reference Adjusted Net Asset Value” means $226,617,104.

“Referral Firm” has the meaning specified in Section 2.3(e).

“Registered Business IP” means the Business IP that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity, together with any Internet domain names that are registered in the name of any Transferred Entity.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, managers, consultants, agents, attorneys, accountants, other advisors or other authorized representatives.

“Reprice” has the meaning specified in Section 2.4(a)(i).

“Repriced Accounts” has the meaning specified in Section 2.4(a)(i).

“Repricing Effective Date” means, with respect to a Repricing, (a) the first day of the Repricing Notice Month, if the applicable notice is sent to the applicable cardholders prior to the sixteenth calendar day of such Repricing Notice Month, or (b) the first day of the calendar month immediately following the Repricing Notice Month, if the applicable notice is sent to the applicable cardholders on or after the sixteenth day of such Repricing Notice Month.

“Repricing Notice Month” means, with respect to a Repricing, the calendar month in which the applicable cardholders are sent notice of the change in terms giving effect to such Repricing.

“Restrictive Covenants Agreement” has the meaning specified in Section 3.2(c)(ii).

“Retained Interest” has the meaning specified in Section 5.11(ff).

“Sanctioned Person” means any Person that is officially listed or designated as a party of concern, or identified as the subject or target of sanctions or restrictions, under Sanctions Laws or Customs & Trade Laws, including: (a) any Person listed on any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, or His Majesty’s Treasury of the United Kingdom; (b) any Person that is located, organized or resident in a Sanctioned Territory; (c) any Person otherwise subject to Sanctions; or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

“Sanctioned Territory” means, at any time, a country or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine, and the non-government-controlled areas of the Kherson and Zaporizhzhia oblasts of Ukraine).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by Governmental Entities with jurisdiction over the relevant Person, including OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, or His Majesty’s Treasury of the United Kingdom.

“Securitization Documents” means the Related Documents (as defined in the Master Indenture), any note purchase agreements with respect to any note issued pursuant to the Master Indenture and the applicable indenture supplement and any fee letters or other documents related to any of the foregoing.

“Seller” has the meaning specified in the Preamble.

“Seller Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Purchaser in accordance with the terms and conditions of this Agreement.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1, Section 4.2, Section 4.5, Section 4.9, Section 5.1, Section 5.2, Section 5.3, Section 5.9, Section 5.11(a), (b), (h), (k), (l), (o), (p) and (r) - (hh), and Section 5.18.

“Seller Group Member” has the meaning specified in Section 11.12.

“Seller Indemnitees” has the meaning specified in Section 8.2(b).

“Seller Non-Fundamental Reps Cap” has the meaning specified in Section 8.4(b).

“Seller Parent” means Mercury Financial Holdings LLC.

“Seller Releasee” has the meaning specified in Section 7.8(a).

“Seller Releasor” has the meaning specific in Section 7.8(b).

“Seller/Company Material Adverse Effect” means any change, event, effect or occurrence that (either alone or in combination with any other changes, events, effects or occurrences) has had, or would reasonably be expected to have a material adverse effect on (a) the business, assets, financial condition or the results of operation of the Business or the Transferred Entities, taken as a whole, or (b) the ability of Seller or the Company from performing their respective obligations under this Agreement or consummating the transactions contemplated hereby; provided, however, “Seller/Company Material Adverse Effect” shall not include any change, event, effect or occurrence (either alone or in combination with any other changes, events, effects or occurrences) arising out of or attributable to (directly or indirectly) (i) changes in general economic, legal, regulatory or political conditions (including the outbreak or escalation of hostilities, war, acts of war, tariffs, sanctions or acts of terrorism (including cyber-terrorism and cyber-attacks), sabotage, natural disasters, weather conditions or other force majeure events, whether, as applicable, declared or undeclared and whether in or outside of any of the jurisdictions or markets in which the Business operates); (ii) general financial markets or capital market conditions, including interest rates, or changes therein; (iii) general industry conditions in the industries in which the Business is operated or in which any Transferred Entity operates; (iv) changes in Law (including with respect to tariffs) or GAAP; (v) any epidemic, pandemic or disease outbreak (including COVID-19); (vi) (1) the failure of the financial or operating performance of the Transferred Entities or the Business to meet any financial estimates, budgets, forecasts or projections for any future period or (2) the downgrade in rating of any indebtedness of Seller or any of its Affiliates; (vii) the execution of this Agreement or any action or omission required to be taken or omitted to be taken pursuant to the express terms of this Agreement; or (viii) any action (or the effects of any action) taken (or omitted to be taken) by Seller or any Transferred Entity upon written request or instruction of, or with the written consent of, Purchaser; provided, further that the exceptions set forth in the foregoing clauses (i) – (vi), shall not apply to the extent the adverse effect of any such matter disproportionately affects the Business or the Transferred Entities (taken as a whole) as compared to other third parties engaged in businesses similar to the Business.

“Service Provider” has the meaning specified in the “Employee Plan” definition.

“Settlement Agreement” has the meaning specified in Section 3.2(c)(xii).

“Shortfall Amount” has the meaning specified in Section 2.3(g).

“Significant Suppliers” has the meaning specified in Section 5.22.

“Software” means all computer software (in object code or source code format), computer programs, firmware, related data and databases, and related documentation and materials.

“Sold Receivables” has the meaning specified in Section 2.4(a)(iii).

“Special Committee” has the meaning specified in Section 11.12.

“Special Indemnity Subject Matter” has the meaning specified in Section 8.2(a)(v).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsequent Earn-Out Amount” has the meaning specified in Section 2.4(c).

“Subsequent Earn-Out Holdback” has the meaning specified in Section 2.4(c).

“Subsidiary” means, with respect to any specified Person, any other Person that is directly or indirectly controlled by such specified Person.

“System of Record” means the system of record provided by TSYS and used by the Transferred Entities that, among other things, generates the Accounts Tape.

“Target Percentage” means the percentages set forth in Schedule 1.1(f).

“Tax” or “Taxes” means any tax of any kind, including any national, federal, provincial, territorial, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, premium, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, harmonized sales, goods and services, employment, unemployment, escheat, use, real or personal property, excise, value added, estimated, stamp, alternative or add-on minimum, custom duty, escheat, unclaimed property, environmental, withholding and any other tax, charge, fee, levy or like assessment, together with all interest, penalties and additions imposed with respect to such amounts and including obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Contest” has the meaning specified in Section 9.4.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Third-Party Claim” has the meaning specified in Section 8.5(b)(i).

“Total Cap Amount” has the meaning specified in Section 8.4(d).

“Trademarks” means trademarks, service marks, logos, brand names, business names, corporate names and any other indicia of origin, whether registered or unregistered, all applications and registrations for the foregoing, including all renewals of same, and all common law rights and goodwill associated therewith and symbolized thereby.

“Transaction Expenses” means, without duplication, to the extent unpaid as of immediately prior to the Closing, any out-of-pocket legal, accounting, tax, investment banking, financial advisory or other third party advisory or consulting fees and expenses payable by any Transferred Entity (or incurred by Seller for which any Transferred Entity is responsible) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including (a) $890,165.62, which represents 50% of the cost of the R&W Insurance Policy, including the premium, all underwriting and due diligence fees, brokerage or placement fees, associated Taxes and fees, and any other fees, costs Taxes or expenses incurred, paid or payable in connection therewith, (b) $52,500, which represents 50% of the filing fees for the filing made with respect to the transactions contemplated by this Agreement pursuant to the HSR Act, and (c) any other transaction fees payable by any Transferred Entity (or for which any Transferred Entity is responsible) to any of Seller or its Affiliates; provided, however, that none of the foregoing shall include the fees, costs and expenses of any advisors (including legal counsel and financial advisors) incurred by Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement or otherwise.

“Transfer Taxes” means all U.S. federal, provincial, territorial, state, local and non-U.S. excise, sales, use, transfer (including real property transfer), stamp, documentary, registration, filing, recordation and other similar Taxes and fees that may be imposed or assessed in connection with the transfer of the Company Equity Interests as contemplated under this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transferred Employees” has the meaning specified in Section 7.11(a).

“Transferred Entities” has the meaning specified in the recitals.

“Trigger Month” means the calendar month in which the Repricing Effective Date occurs.

“TSYS” means Total System Services LLC, the system of record used by the Transferred Entities that, among other things, generates the Accounts Tape.

“UK” means United Kingdom.

“UK Securitization Framework” means the framework for the regulation of securitization in the UK comprising (i) the Securitisation Regulations 2024 (SI 2024/102), as amended, (ii) the securitisation sourcebook of the handbook of rules and guidance adopted by the UK Financial Conduct Authority, (iii) the Securitisation Part of the rulebook of published policy of the Prudential Regulation Authority of the Bank of England, and (iv) relevant provisions of the Financial Services and Markets Act 2000, as amended (each as further amended, supplemented or replaced).

“UK Securitization Regulation” means, with respect to the Contracts set forth on Section 5.11(f) of the Company Disclosure Schedules, Regulation (EU) 2017/2402 (applicable as at December 31, 2020) as it formed part of the domestic law of the UK by operation of the EUWA and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019, and as further amended or replaced on or before the effective date of the relevant Contract.

“UK Securitization Rules” means the UK Securitization Framework, together with (a) all relevant guidance, policy statements and directions relating to the application of the UK Securitization Framework published by the Financial Conduct Authority and/or the Prudential Regulation Authority and/or The Pensions Regulator (or their successors), (b) any applicable guidelines relating to the application of the EU Securitization Regulation which are applicable in the UK, and (c) any other applicable laws, acts, statutory instruments, rules, guidance or policy statements published or enacted relating to the UK Securitization Framework, in each case as amended from time to time.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, or any similar national, federal, provincial, state, territorial, local or foreign Laws with respect to any event affecting the Transferred Employees.

“Web Site” means any public or private website, social media page or mobile application owned, maintained, hosted or operated at any time by or on behalf of any of the Transferred Entities and any online service made available by any Transferred Entity, including through which any Transferred Entity conducts business.

Section 1.2    Interpretation.

(a)    In this Agreement, except as context may otherwise require, references to: (i) the Preamble, Recitals, Articles, Sections, Exhibits or Schedules refer, respectively, to the Preamble to, a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement; (ii) “this Agreement” are to this Agreement, the Seller Disclosure Schedules, the Company Disclosure Schedules and the Exhibits and any other Schedules to it, taken as a whole; (iii) the “transactions contemplated hereby” include the transactions provided for in this Agreement and any Ancillary Agreement; (iv) any Contract (including this Agreement) are to the Contract as amended, modified, supplemented, restated or replaced from time to time, to the extent permitted by the terms thereof; (v) any applicable Law refer to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section; (vi) any Governmental Entity include any successor to that Governmental Entity; (vii) the words “hereof”, “herein”, “hereto”, “hereinafter” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (viii) the words “include”, “includes”, or “including”, when used in this Agreement, shall be deemed to be followed by the words “without limitation”; (ix) the terms defined in the singular have a comparable meaning to when used in the plural, and vice versa; (x) the terms “dollars”, “cents” and the character “$” mean U.S. dollars and cents; (xi) any gender include all genders and the neuter; and (xii) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both” not “either A or B but not both”) unless used in conjunction with “either”.

(b)    Any reference herein to “delivered”, “provided” or “made available” to Purchaser means, with respect to any document or information, that the same has been made available to Purchaser at least two (2) days prior to the date of this Agreement by means of the Data Room; provided, however, that no document or other materials shall be deemed to have been “delivered”, “provided” or “made available” unless a legible copy thereof has been posted in the Data Room.

(c)    The table of contents and headings of this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(d)    This Agreement is the product of negotiation by the Parties, each having the assistance of counsel and other advisers. The Parties intend that this Agreement and any provision of this Agreement not be construed more strictly with regard to one Party than with regard to any other.

ARTICLE II

SALE AND PURCHASE

Section 2.1    Sale and Purchase of Company Equity Interests. At the Closing and effective as of the Effective Time, on the terms and subject to the conditions of this Agreement, Seller shall sell, transfer and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser shall purchase from Seller, the Company Equity Interests, in exchange for the Purchase Price and the right to the Earn Out Payments (if any), that may be earned pursuant to Section 2.4 (collectively, the “Aggregate Transaction Consideration”).

Section 2.2    Payment of Initial Purchase Price.

(a)    For purposes of this Agreement, the “Initial Purchase Price” will be an aggregate amount equal to:

(i)    Two Hundred One Million Six Hundred Thousand Dollars ($201,600,000);

(ii)    plus the amount, if any, by which the Adjusted Net Asset Value exceeded the Reference Adjusted Net Asset Value;

(iii)    minus the amount, if any, by which the Reference Adjusted Net Asset Value exceeded the Adjusted Net Asset Value;

(iv)    minus Prohibited Leakage;

(v)    minus Transaction Expenses unpaid as of immediately prior to the Closing; and

(vi)    minus Indebtedness as of immediately prior to the Closing.

(b)    The Estimated Purchase Price shall be set forth on the Pre-Closing Statement and be subject to adjustment as provided in Section 2.3. The Estimated Purchase Price, as adjusted pursuant to Section 2.3 hereof, is referred to herein as the “Purchase Price”.

(c)    At the Closing, Purchaser shall pay:

(i)    to Seller in accordance with Section 3.2(a), an amount equal to the Estimated Purchase Price minus the amount paid pursuant to Section 2.2(c)(ii) minus the amount paid pursuant to Section 2.2(c)(iii);

(ii)    the aggregate amount set forth in the Payoff Letters in accordance with the directions set forth in such Payoff Letters; and

(iii)    all Transaction Expenses, in accordance with the flow of funds in such form as has been agreed upon by the Parties.

Section 2.3    Purchase Price Adjustment.

(a)    At least three (3) Business Days prior to the Closing, Seller delivered to Purchaser a certificate (the “Pre-Closing Statement”), executed by Seller, setting forth, in reasonable detail (i) its good faith estimates (collectively, the “Estimated Closing Amounts”) of (w) the Adjusted Net Asset Value, (x) Prohibited Leakage, (y) Transaction Expenses unpaid as of immediately prior to the Closing, and (z) Indebtedness as of immediately prior to the Closing, (ii) the estimated consolidated balance sheet of the Company as of the Closing, and (iii) the estimated Initial Purchase Price (the “Estimated Purchase Price”) calculated in accordance with Section 2.2(a), together with reasonably detailed supporting documentation, including each component thereof.

(b)    Following the Closing, in accordance with Section 2.3(c) through Section 2.3(h), the Estimated Purchase Price shall be increased by the amount by which the Final Purchase Price (as defined below) exceeded the Estimated Purchase Price or decreased by the amount by which the Estimated Purchase Price exceeded the Final Purchase Price.

(c)    As soon as reasonably practicable, but not later than ninety (90) calendar days after the Closing Date, Purchaser shall (i) prepare a certificate (the “Closing Date Statement”), executed by Purchaser, setting forth Purchaser’s calculation of (A) (w) the Adjusted Net Asset Value as of the Determination Time, (x) Prohibited Leakage, (y) Transaction Expenses unpaid as of immediately prior to the Closing, and (z) Indebtedness as of immediately prior to the Closing, (B) the consolidated balance sheet of the Company as of the Closing, and (C) the Final Purchase Price, and (ii) deliver the Closing Date Statement to Seller. The Closing Date Statement shall be prepared in good faith and consistent with the Accounting Principles and shall include a reconciliation of any differences between the calculations set forth in the Pre-Closing Statement and the Closing Date Statement, together with reasonable supporting materials used in the preparation of the Closing Date Statement. The Parties agree that the purpose of determining the Final Closing Amounts and the related purchase price adjustment contemplated by this Section 2.3 is to measure changes, if any, in (w) the Adjusted Net Asset Value, (x) Prohibited Leakage, (y) Transaction Expenses unpaid as of immediately prior to the Closing, and (z) Indebtedness as of immediately prior to the Closing, and such process is not intended to permit the introduction of judgments, accounting methods, policies, principles, practices, procedures, assumptions, conventions, categorizations, definitions, techniques (including in respect of management’s exercise of judgment), classifications or estimation methodologies different than the Accounting Principles. If, for any reason, Purchaser fails to deliver the Closing Date Statement to Seller within the ninety (90) calendar day period contemplated by the first sentence of this Section 2.3(c), then the Pre-Closing Statement delivered by Seller to Purchaser pursuant to Section 2.3(a) shall be deemed to be the Closing Date Statement for all purposes of this Agreement.

(d)    In connection with the review of the Closing Date Statement by Seller, Purchaser shall provide Seller and its Representatives with prompt and reasonable access to the Books and Records, personnel, facilities and Representatives of the Transferred Entities used or involved in the preparation of the Closing Date Statement and reasonably necessary for Seller’s review thereof. Such access shall be permitted upon the reasonable request of Seller, and shall be granted during normal business hours and without unreasonable interference with the business or operation of Purchaser and the Transferred Entities. Furthermore, Seller shall have the right to review the relevant work papers of Purchaser to the extent utilized in preparing the Closing Date Statement and the calculation of the Final Purchase Price and reasonably necessary for Seller’s review of the Closing Date Statement; provided, that the independent accountants of the Transferred Entities, if any, shall not be obligated to make any such work papers available to Seller unless and until Seller have signed a customary confidentiality agreement relating to such access to such work papers in form and substance reasonably acceptable to such independent accountants.

(e)    Within thirty (30) calendar days after its receipt of the Closing Date Statement, Seller shall inform Purchaser in writing (an “Objection Notice”) either (i) that the Closing Date Statement is acceptable or (ii) of any good faith objection to the Closing Date Statement, setting forth in reasonable detail the basis for such objection and the specific adjustment to amounts, determinations and calculations set forth on the Closing Date Statement that Seller believes should be made (each, a “Disputed Item”). The deadline for an Objection Notice shall be extended in the case of any undue delay by Purchaser in providing Seller access to the Books and Records, personnel, facilities and Representatives of the Transferred Entities pursuant to Section 2.3(d) for each day that Purchaser delays in providing Seller such access. Any amount, determination or calculation (or any component thereof) contained in the Closing Date Statement and not specifically set forth as a Disputed Item in an Objection Notice shall be considered to be final, conclusive and binding on the Parties. If Seller does not deliver an Objection Notice with respect to the Closing Date Statement within such thirty (30) calendar day period (as such period may be extended pursuant to this Section 2.3(e)), the Closing Date Statement will be deemed to be final, conclusive and binding on the Parties. If an Objection Notice is delivered within such thirty (30) calendar day period (as such period may be extended pursuant to this Section 2.3(e)), Purchaser and Seller shall negotiate in good faith to resolve each Disputed Item raised therein and any resolution by them as to any such Disputed Item shall be deemed to be final, conclusive and binding on Purchaser and Seller. The Federal Rules of Evidence Rule 408 shall apply to the Parties during any discussions or negotiations and any subsequent dispute arising therefrom. If Purchaser and Seller, notwithstanding such good faith efforts, fail to resolve any Disputed Item within thirty (30) calendar days after Seller delivers an Objection Notice, or such longer period as the Parties mutually agree in writing, then Purchaser and Seller shall jointly engage PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to act, such other nationally recognized, mutually agreeable independent public accounting firm capable as serving as an accounting expert with relevant experience in resolving such disputes, which firm is not the regular auditing firm of Purchaser or Seller (the “Referral Firm”), to resolve only any remaining Disputed Items as soon as practicable thereafter (but in any event, within thirty (30) calendar days after engagement of the Referral Firm or such longer period as the Referral Firm may reasonably require), which resolution must be in writing and set forth in reasonable detail the basis therefor. All Disputed Items that are resolved between the Parties in writing or are determined by the Referral Firm will be deemed to be final, conclusive and binding on the Parties, absent manifest error or fraud. Upon (i) the agreement of the Parties with respect to all Disputed Items, (ii) the decision of the Referral Firm with respect to all Disputed Items or (iii) Seller’s failure to deliver an Objection Notice to Purchaser within the thirty (30)-day period referred to above (as such period may be extended pursuant to this Section 2.3(e)), the Closing Date Statement, as it may be adjusted (the “Final Closing Date Statement”), shall be deemed to be final, conclusive and binding against the Parties hereto. The statements of (w) Adjusted Net Asset Value as of the Determination Time, (x) Prohibited Leakage, (y) Transaction Expenses unpaid as of immediately prior to the Closing, and (z) Indebtedness as of immediately prior to the Closing and the resulting calculation of the Initial Purchase Price set forth in the Final Closing Date Statement shall be the “Final Closing Amounts” and the “Final Purchase Price”, respectively, for all purposes hereunder.

(f)    In resolving any Disputed Item, the Referral Firm (i) shall act as an expert and not as an arbitrator, (ii) shall be bound by the provisions of this Section 2.3, (iii) may not assign a value to any Disputed Item greater than the greatest value claimed for such Disputed Item or less than the smallest value for such Disputed Item claimed by either Purchaser in the Closing Date Statement or Seller in the Objection Notice, (iv) shall limit its decision to each Disputed Item and (v) shall make its determination based solely on one written submission made by each of Purchaser and Seller (for the avoidance of doubt, without any additional or supplemental submittals by Purchaser or Seller or any oral examinations, testimony, depositions, discovery or similar proceedings) which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of independent review) and written submissions prepared by Purchaser and/or Seller in response to requests and other queries made by the Referral Firm. The Parties shall not authorize the Referral Firm to modify or amend any term or provision of this Agreement. For purposes of complying with this Section 2.3, Purchaser and Seller shall furnish to each other and to the Referral Firm such work papers and other documents and information relating to the Disputed Items as the Referral Firm may reasonably require and that are available to the Party (or its independent public accountants) from whom such documents or information are requested. The Referral Firm shall deliver its determination of the Disputed Items to Purchaser and Seller in writing, together with a reasonable basis for its determination of each Disputed Item (such determination, the “Final Determination”). The Final Determination shall be deemed to be an arbitration award upon which a judgment may be entered by a court of competent jurisdiction. Neither Purchaser nor Seller shall engage in ex parte communications with the Referral Firm with respect to any Disputed Item until the Referral Firm issues the Final Determination in accordance with this Section 2.3(f). The fees and expenses of the Referral Firm incurred pursuant to this Section 2.3(f) shall be allocated between Purchaser and Seller in inverse proportion to on the amount of the Disputed Items decided in favor of either Purchaser or Seller as compared to the aggregate amount of the Disputed Items submitted to the Referral Firm, i.e., (A) Purchaser shall be responsible for that portion of the fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of the Disputed Items submitted to the Referral Firm that are resolved against Purchaser (as finally determined by the Referral Firm) and the denominator of which is the total dollar value of the Disputed Items so submitted and (B) Seller shall be responsible for the remaining amount of fees and expenses. In the event of any dispute regarding such allocation, the Referral Firm shall determine the allocation of its fees and expenses as between Purchaser and Seller in accordance with such allocation methodology, such determination to be final and binding on Purchaser and Seller. Except as otherwise set forth in this Section 2.3(f), the fees and expenses of Seller and their Representatives incurred in connection with the Closing Date Statement and any Disputed Items shall be borne by Seller, and the fees and expenses of Purchaser and their Representatives incurred in connection with the Closing Date Statement and any Disputed Items shall be borne by Purchaser.

(g)    Promptly after the determination of the Final Purchase Price, Seller and Purchaser shall compute the difference, if any, between the Estimated Purchase Price and the Final Purchase Price. If the Estimated Purchase Price is greater than the Final Purchase Price (such amount, the “Excess Amount”), then Purchaser shall be entitled to receive from Seller, and Seller shall pay (or cause to be paid) to Purchaser (or its designee) by wire transfer of immediately available funds to an account designated by Purchaser, promptly and in any event within three (3) Business Days after the determination of the Final Purchase Price, an amount in cash equal to the Excess Amount. Any payment to be made by Seller to Purchaser pursuant to this Section 2.3(g) shall first be made from the Adjustment Escrow Account, and Seller and Purchaser shall provide a joint written instruction to the Escrow Agent to deliver from the Adjustment Escrow Account (i) to Purchaser the applicable amount due pursuant to this Section 2.3(g) and (ii) to Seller the balance of the Adjustment Escrow Account (after the payment to Purchaser of the amounts described in clause (i)), if any. If the funds contained in the Adjustment Escrow Account are insufficient to pay in full the applicable amount due to Purchaser pursuant to this Section 2.3(g), Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account specified by Purchaser in writing, the remaining amount due to Purchaser from Seller pursuant to this Section 2.3(g).

(h)    If the Estimated Purchase Price is less than the Final Purchase Price (such amount, the “Shortfall Amount”), (i) Seller shall be entitled to receive from Purchaser, and Purchaser shall pay to Seller (or its designee) by wire transfer of immediately available funds to an account designated by Seller, promptly and in any event within three (3) Business Days after the determination of the Final Purchase Price, an amount in cash equal to the Shortfall Amount, and (ii) Seller and Purchaser shall provide a joint written instruction to the Escrow Agent to deliver from the Adjustment Escrow Account to Seller the Adjustment Escrow Amount.

(i)    This Section 2.3 shall be the sole and exclusive remedy of the Parties with respect to the determination of the Purchase Price; provided, however, that in no event shall Purchaser or Seller be entitled to any duplicative recovery as a result of the rights and remedies afforded herein. Any payments made pursuant to this Section 2.3 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by applicable Law.

Section 2.4    Earn Out.

Purchaser shall pay to Seller (or its designee(s)) earn-out payments with respect to the Portfolio as set forth in this Section 2.4 (the “Earn-Out Payments”).

(a)    For the period commencing on August 1, 2025 and ending on July 31, 2028 (the “Earn-Out Period”), for each month Purchaser shall calculate the realized gross charge-offs (principal, finance charges and fees) (“Gross Charge-offs”) for the Portfolio (each a “Monthly Charge-off Amount”) consistent with the following:

(i)    The methods for determining whether amounts should charge off and other applicable calculations shall be consistent with the methods used by Guarantor for its publicly-disclosed results for its fiscal year ending December 31, 2024, and the Earn-Out Example Calculation.

(ii)    In the event that Purchaser implements a change in terms that increases the interest rate, increases the annual or monthly maintenance fees (“Fees”), or decreases rewards (a “Reprice” or “Repricing”) with respect to Accounts comprising 10% or more of the Portfolio Receivables within the Portfolio (“Repriced Accounts”), effective as of the Repricing Effective Date, Purchaser shall randomly identify 5% of the accounts within the Repriced Accounts as of the Repricing Effective Date that otherwise would be Repriced (the “Holdout Population”) and, notwithstanding the foregoing, Purchaser shall not implement a change in terms that increases the interest rate or Fees or decreases rewards with respect to the Holdout Population, nor shall the Holdout Population be subjected to any treatment or other changes other than those applied to the accounts managed by Guarantor generally, in each case until the last day of a month selected by Purchaser (of which Purchaser shall give notice to Seller prior to the fifteenth day of the following month) between the twelfth month following the Trigger Month (inclusive of the Trigger Month) and the twenty-fourth month after the Trigger Month (inclusive of the Trigger Month), and if Purchaser fails to select a month, the last day of the twenty-fourth month following the Trigger Month (inclusive of the Trigger Month) (the “Termination Date”, and the period between the beginning of the Target Month and the Termination date shall be the “Holdout Period”). For the avoidance of doubt, a Reprice shall not include changes in interest rates as a result of changes in the base amount of a floating rate interest calculation or changes in late fees. In the event that Purchaser undertakes a subsequent Reprice with respect to 7.5% or more of the Receivables within the Portfolio, the above process shall be repeated for each such Repricing.

(A)    For the avoidance of doubt, in determining whether a Repricing exceeds the 10% (or 7.5%) threshold described in Section 2.4(a)(ii), each such Repricing shall include not just such initial Repricing but also any other Repricing that, at the time of sending the change in terms notice to cardholders for such initial Repricing, Purchaser expects to send a change in terms notice to other cardholders giving effect to a subsequent Repricing within forty-five (45) days following the Repricing Effective Date of such initial Repricing.

(B)    During a Holdout Period, the Gross Charge-Off Rates used to calculate the Monthly Charge-off Amount for the Repriced Accounts shall be assumed to be the same as the Gross Charge-Off Rates for the Holdout Population. “Gross Charge-Off Rates” shall be determined by dividing (x) Gross Charge-offs by (y) the total Receivables balance as of the beginning of each month and multiplying the result by 12 for the Holdout Population. During a Holdout Period, the Monthly Charge-off Amount assumed for the Repriced Accounts shall be the product of such assumed Gross Charge-Off Rates specified for each such month multiplied by the total Receivables balance of the Repriced Accounts on the first day of such month divided by 12.

(C)    Following the Termination Date for a Holdout Period, but subject to the following sentence, the Gross Charge-Off Rate used in the calculation of Earn-Out Amounts contemplated by this Section 2.4 for the Repriced Accounts thereafter shall be calculated by multiplying the actual monthly Gross Charge-Off Rate for the Repriced Accounts by the Post-Holdout Gross Charge-Off Rate Adjustment Factor. Notwithstanding the foregoing, at the election of Purchaser (of which Purchaser shall give notice to Seller prior to the fifteenth day of the month commencing with the Termination Date), if, as of the end of any month of the Holdout Period between the twelfth month following the Trigger Month (inclusive of the Trigger Month) and the twenty-fourth month after the Trigger Month (inclusive of the Trigger Month), the three-month rolling average of the Gross Charge-Off Rate for the Holdout Population was within 0.35 percentage points of the three-month rolling average of the Gross Charge-Off Rate for the Repriced Accounts, the Gross Charge-Off Rate used in the calculation of Earn-Out Amounts for the Repriced Accounts thereafter shall be determined based upon the actual results for the Repriced Accounts. Following the Termination Date for a Holdout Period, the Monthly Charge-off Amount assumed for the Repriced Accounts shall be the product of such assumed or actual Gross Charge-Off Rates specified for each such month multiplied by the total Receivables balance of the Repriced Accounts on the first day of such month divided by 12.

(iii)    If during the Earn-Out Period, Purchaser sells or otherwise transfers, in one or a series of transactions Receivables (the “Sold Receivables”) within the Portfolio (other than any such sale or transfer that constitutes a Purchaser Change of Control, in which case Section 2.4(h) shall apply), and (A) Purchaser (or one of its Affiliates) does not continue as servicer, or (B) Purchaser cannot continue to calculate the Earn-Out Payments and complete the obligations of Purchaser in a manner consistent with the intent of this Agreement (whether as the result of the unavailability of information or otherwise), Purchaser and Seller shall in good faith negotiate the forecasted Monthly Charge-off Amount and monthly Receivables balance results for the Sold Receivables. The forecasted Monthly Charge-off Amount and monthly Receivables Balance for the Sold Receivables shall be added to the results for the remainder of the Portfolio to determine the remaining Earn-Out Amounts.

(iv)    If Purchaser elects to change the card processor from TSYS to another provider (a “Conversion”), Purchaser will consult with Seller regarding the establishment of expected monthly Earn-Out Amounts for the nine months following the Conversion in the absence of a Conversion. Prior to a Conversion, Purchaser will provide Seller with Purchaser’s forecast of the expected monthly Earn-Out Amounts for the nine months following the Conversion in the absence of a Conversion. Purchaser and Seller shall in good faith negotiate agreed-upon monthly Earn-Out Amounts for such period. The monthly Earn-Out Amounts established through this process will be used as the actual monthly Earn-Out Amounts for such nine-month period, provided that if during such nine-month period either Purchaser or Seller believes that some other issue unrelated to the Conversion has resulted in a material deviation from the final forecast, either Purchaser or Seller may request that Purchaser and Seller repeat the negotiating process above in order to determine newly agreed monthly Earn-Out Amounts for such nine-month period, although the requesting party shall be responsible for paying the costs of the Earn-Out Dispute Firm.

(b)    Following the end of the first twelve (12) months of the Earn-Out Period (the “Initial Twelve Month Period”), Purchaser shall calculate an amount (the “First Year Earn-Out Amount”) for each of the twelve (12) months, which shall equal the sum of the differences between (A) the product of the Target Percentage specified for each such month multiplied by the aggregate Receivables balance of the Portfolio on the first day of such month divided by 12, minus (B) the Monthly Charge-off Amount for each such month, in each case, subject to and calculated in accordance with the methodologies, adjustments and conventions contemplated by Section 2.4(a), if applicable, and which shall be calculated consistent with the Earn-Out Example Calculation. If the cumulative First Year Earn-out Amounts is a positive amount, Purchaser shall pay or hold-back (any such amount subject to a hold-back, the “First Year Earn-out Holdback”) 75% of such positive amount, which 75% of such positive amount shall be reduced by the amounts, if any, contemplated by Section 2.4(j) (the resulting positive amount, if any, the “Amount to be Distributed for Year One”) in the following order:

(i)    First, if the cumulative First Year Earn-Out Amounts for the last three months of the first twelve (12) months is a positive amount, Purchaser shall pay the lesser of $25,000,000 or the Amount to be Distributed for Year One to Seller (or its designee(s)).

(ii)    Second, if there is a payment under Section 2.4(b)(i), and if the Amount to be Distributed for Year One exceeds $25,000,000, Purchaser shall hold back the remainder of the Amount to be Distributed for Year One until such holdback equals $25,000,000.

(iii)    Third, if the Amount to be Distributed in Year One exceeds $50,000,000, the amount of the Amount to be Distributed for Year One in excess of $50,000,000 shall be paid (A) 50% by Purchaser to Seller (or its designee(s)) and (B) 50% to be held back by Purchaser.

(c)    For each six-month period within the Earn-Out Period following the Initial Twelve Month Period and prior to the Final Six Month Period (each, a “Subsequent Period”), Purchaser shall calculate an amount (the “Subsequent Earn-Out Amount”) for each such Subsequent Period, which shall equal the sum of the differences between (A) the product of the Target Percentage specified for each such month multiplied by the aggregate receivables balance of the Portfolio on the first day of such month divided by 12, minus (B) the Monthly Charge-off Amount for each such month, in each case, subject to and calculated in accordance with the methodologies, adjustments and conventions contemplated by Section 2.4(a), if applicable, and which shall be calculated consistent with the Earn-Out Example Calculation. If the sum of the First Year Earn-Out Amount and the aggregate Subsequent Earn-Out Amounts is a positive amount, Purchaser shall pay or hold-back (any such amount, the “Subsequent Earn-Out Holdback”) the difference between 75% of such positive amount, minus the amounts, if any, contemplated by Section 2.4(j), minus the amounts previously paid or held back pursuant to Section 2.4(b), if still a positive amount (the resulting positive amount, if any, the “Amount to be Distributed for Subsequent Periods”), in the following order:

(i)    First, if the amount held back pursuant to Section 2.4(b)(ii) does not equal the amount paid pursuant to Section 2.4(b)(i) (the difference between such amounts, the “Distribution Hurdle”), then Purchaser shall hold back from the Amount to be Distributed for Subsequent Periods until the amount held back pursuant to Section 2.4(b)(ii) and this Section 2.4(c)(i) is equal to, in the aggregate, the Distribution Hurdle.

(ii)    Second, if the holdback under Section 2.4(c)(i) is not required or an amount equal to the Distribution Hurdle has been held back pursuant to Section 2.4(b)(ii) and Section 2.4(c)(i), Purchaser shall hold back the remaining portion of the Amount to be Distributed for Subsequent Periods necessary so that the amount held back by Purchaser, in the aggregate, pursuant to Section 2.4(b)(ii), Section 2.4(b)(iii), Section 2.4(c)(i) and this Section 2.4(c)(ii), equals 50% of the sum of the Amount to be Distributed for Year One plus the Amount to be Distributed for Subsequent Periods (the “Aggregate Purchaser Holdback”).

(iii)    Third, if an amount equal to the Aggregate Purchaser Holdback has been held back by Purchaser pursuant to Section 2.4(b)(ii), Section 2.4(b)(iii), Section 2.4(c)(i) and Section 2.4(c)(ii), the remainder of the Amount to be Distributed for Subsequent Periods (if any) shall be paid by Purchaser to Seller (or its designee(s)).

(d)    Following the end of the final six-month period within the Earn-Out Period (the “Final Six Month Period”), Purchaser shall calculate an amount (the “Final Earn-Out Amount” and together with any of the First Year Earn-Out Amount and the Subsequent Earn-Out Amounts, the “Earn-Out Amounts”) for each month of the Final Six Month Period, which shall equal the sum of the differences between (A) the product of the Target Percentage specified for each such month multiplied by the aggregate receivables balance of the Portfolio on the first day of the month divided by 12, minus (B) the Monthly Charge-off Amount for each such month, in each case, subject to and calculated in accordance with the methodologies, adjustments and conventions contemplated by Section 2.4(a), if applicable, and which shall be calculated consistent with the Earn-Out Example Calculation. If the sum of the First Year Earn-Out Amount, the aggregate Subsequent Earn-Out Amounts and the Final Earn-Out Amount is a positive amount, Purchaser shall pay the difference between 75% of such positive amount, minus the amounts, if any, contemplated by Section 2.4(j), minus the sum of the amounts paid pursuant to Section 2.4(b)(i) and Section 2.4(b)(iii)(A) and Section 2.4(c)(iii) above (the resulting positive amount, if any, the “Final Amount to be Distributed”) to Seller (or its designee(s)), subject to and in accordance with the payment limitations set forth in Section 2.4(j) and the offset provisions set forth in Section 8.4(i).

(e)    To the extent that any First Year Earn-Out Holdback, Subsequent Year Earn-Out Holdback or Aggregate Purchaser Holdback (individually or collectively, a “Holdback Amount”) is paid to Seller (or its designee(s)) in the Final Amount to be Distributed, Purchaser shall pay Seller compound interest on such Holdback Amount calculated based upon the sum of the Secured Overnight Finance Rate as published by the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate) from time to time plus 200 basis points, computed for the actual days elapsed, based on a year of 360 days, based upon the reverse order of when the Holdback Amounts were held back, with interest accruing from the date the payment would have been made under clauses (b) or (c) above in the absence of a holdback until the date the payment actually is made under clause (d) above.

(f)    For each calculation, payment, determination or forecast under this Section 2.4, Purchaser shall deliver to Seller a written statement (the “Earn-Out Statement”), within ten (10) days following the end of the applicable month, its good faith calculations thereof and reasonable supporting documentation with respect thereto, including the information set forth in Schedule 2.4, which shall be calculated in accordance with the methodologies, adjustments and conventions contemplated by Section 2.4(a), if applicable, and consistent with the Earn-Out Example Calculation. All forecasts and estimates prepared by Purchaser pursuant to this Section 2.4 shall be prepared in accordance with Guarantor’s then-current bona fide practices for the preparation and calculation of similar forecasts and estimates with respect to Guarantor’s own similarly-situated accounts, portfolios and business. Purchaser shall provide Seller and its Representatives prompt and reasonable access to its books and records, personnel, facilities and Representatives of Purchaser and the Company consistent with Section 2.3(d) for purposes of Seller’s validation of the calculations, payments, determinations and forecasts. If Seller objects in good faith to any such calculation, payment, determination or forecast, Seller must deliver written notice of such objections to Purchaser no later than fifteen (15) days after receiving the applicable Earn-Out Statement and describe such objections in reasonable detail in such notice. If Seller so objects to the calculations, payments, determinations or forecasts, or the negotiations required by this Section 2.4 do not result in agreement between Purchaser and Seller, Purchaser nonetheless shall make the payments of any undisputed amounts, and the applicable dispute shall be resolved consistent with the provisions of Section 2.3(e) and Section 2.3(f), using 2nd Order Solutions, or an advisory firm with appropriate expertise as Purchaser and Seller may mutually agree (the “Earn-Out Dispute Firm”), it being understood that (x) if Purchaser or Seller reasonably objects to 2nd Order Solutions acting as the Earn-Out Dispute Firm as a result of an actual conflict of interest, the Parties shall in good faith replace 2nd Order Solutions with a mutually agreeable advisory firm with appropriate expertise, and (y) the Earn-Out Dispute Firm shall follow the same procedures and be subject to the same terms as the Referral Firm set forth in Section 2.3(e) and Section 2.3(f). Such calculations, payments, determinations and forecasts shall be deemed final for purposes of this Section 2.4 when (a) mutually agreed by Purchaser and Seller in writing, (b) with respect to any matters Seller has timely disputed in accordance with this Section 2.4(f), when the matters so disputed are finally determined by the Earn-Out Dispute Firm consistent with Section 2.3(e) and Section 2.3(f), or (c) with respect to any matters Seller has not timely disputed in accordance with this Section 2.4(f), upon the expiration of the fifteen (15) day period following the delivery of the applicable Earn-Out Statement, in which case Purchaser’s determination of the items set forth in such Earn-Out Statement shall be final and binding. Subject to Section 2.4(j), once the calculation of any payment contemplated by this Section 2.4 is determined to be final as contemplated by this Section 2.4(f), Purchaser shall make such payment no later than three (3) Business Days after such determination.

(g)    Acknowledgments. Purchaser agrees that it shall, and it shall cause its Affiliates (including the Transferred Entities following the Closing) to, as applicable, (i) act and operate the Business in good faith and not take any actions (or fail or omit taking any actions) during the Earn-Out Period with the primary purpose of reducing the amount of the Earn-Out Payments that may be received by Seller or otherwise preventing or delaying the achievement or payment of any Earn-Out Payments and (ii) maintain correct and appropriate books and records of the Transferred Entities and its Affiliates (including Guarantor and Purchaser) would reasonably permit the Parties to determine the Earn-Out Payments and the metrics and calculations used to determine the Earn-Out Payments, in each case, in accordance with this Agreement. Notwithstanding the foregoing, Seller hereby acknowledges and agrees that, except as expressly set forth in this Section 2.4(g), in no event shall any of the terms contained in this Section 2.4 or any other provisions of this Agreement create or confer on Purchaser, the Transferred Entities or any of their respective Affiliates any, and Purchaser, the Transferred Entities and each of its and their respective Affiliates shall have no, obligation or duty to Seller or any other Person (whether under Contract or Law, pursuant to this Section 2.4 or otherwise) with respect to the operation of any current or future businesses of Purchaser, the Transferred Entities or any of its or their respective Affiliates, including any obligation or duty to operate the Business in any manner that would maximize the payments to Seller pursuant to this Section 2.4(g).

(h)    Purchaser Change of Control. If Purchaser (i) sells or otherwise transfers all or substantially all of the assets of the Transferred Entities to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act of 1934, as amended) or (ii) engages in any transaction or series of transactions pursuant to which such a Person or group acquires beneficial ownership of fifty percent (50%) or more of the voting power of the equity interests of any Transferred Entity (each such transaction described in (i) or (ii) a “Purchaser Change of Control”), before all Earn-Out Payments have been finally determined and paid (if applicable) in accordance with this Section 2.4, Purchaser shall, at Purchaser’s sole election, either (A) cause such Person or group to assume Purchaser’s obligations set forth in this Section 2.4 in their entirety (but only if, in the case of this clause (A), Purchaser reasonably believes, after reasonable inquiry, that such Person or group is able to fulfill Purchaser’s obligations with respect to the Earn-Out Payments), or (B) pay or cause to be paid to Seller, by wire transfer of immediately available funds, an amount equal to the Purchaser Change of Control Payment Amount; provided, however, that a payment pursuant to the foregoing clause (B) of Section 2.4(h) shall be in lieu, and without duplication, of any and all remaining Earn-Out Payments (but, for the avoidance of doubt, any Earn-Out Payments made by Purchaser prior to the consummation of the Purchaser Change of Control shall not be credited against the Purchaser Change of Control Payment Amount, but any prior cumulative deficits shall be to the extent not already reflected in the determination of the Purchaser Change of Control Payment Amount).

(i)    Tax Treatment. Any payments made pursuant to this Section 2.4 shall be treated as a component of the Purchase Price by the Parties for Tax purposes, unless otherwise required by applicable Law. For the avoidance of doubt, and for all purposes of this Agreement, including this Section 2.4(i), any payment or portion of a payment that is not actually made pursuant to this Section 2.4 due to the application of Section 2.4(j) shall not be treated as a component of the Purchase Price.

(j)    Payment Limitations. Notwithstanding anything in this Agreement to the contrary:

(i)    if there is an Excess Amount of which any portion remains unsatisfied after the application of Section 2.3(g), then the amount of any payment contemplated by this Section 2.4 shall be reduced by five dollars ($5) for every one dollar ($1) that remained unpaid after the application Section 2.3(g), it being understood and agreed that the amount of any reduction under this Section 2.4(j)(i) to any payment that would otherwise be due under this Section 2.4 shall be irrevocably forfeited by Seller; and

(ii)    if at any time a claim under Section 8.2(a) is pending, then Purchaser’s payment obligations under this Section 2.4 shall be paused and suspended such that no amount shall be due or owing until after such claim is (x) finally resolved, and (y) if applicable, offset made in accordance with Section 8.4(i); provided, that upon resolution of such claim, Purchaser shall be obligated to make payment to Seller of any amount that would have been due to Seller pursuant to this Section 2.4 but for this Section 2.4(j)(ii), subject to Purchaser’s rights under this Agreement, including pursuant to Section 8.4(i).

Section 2.5    Intended Tax Treatment; Purchase Price Allocation. The Parties agree to treat the acquisition of the Company Equity Interests as a purchase of assets for U.S. federal, state and local income Tax purposes (the “Intended Tax Treatment”). Within sixty (60) days following the determination of the Final Purchase Price pursuant to Section 2.3, Purchaser shall prepare and deliver to Seller a schedule setting forth the allocation of the Final Purchase Price among the assets of the Transferred Entities (the “Purchase Price Allocation”). The Purchase Price Allocation shall be prepared in accordance with the principles of Section 1060 of the Code. Seller shall have forty-five (45) days to review the Purchase Price Allocation and provide Purchaser with a notice of dispute (“Notice of Dispute”). If Seller does not timely provide a Notice of Dispute to Purchaser, the Purchase Price Allocation shall become final. If Seller timely provides Purchaser, a Notice of Dispute, the Parties will negotiate in good faith for thirty (30) days to resolve such dispute. If Seller and Purchaser are unable to resolve such dispute, Seller and Purchaser (and their respective Affiliates), except with respect to the last sentence of this Section 2.5, and each party (and its respective Affiliates) is free to make its own determination of the allocation for Tax reporting purposes. Any Purchase Price Allocation which is agreed upon by the Parties shall be final (the “Final Purchase Price Allocation”). Any adjustments to the Final Purchase Price (including any payments made pursuant to Section 2.4) shall be allocated in a manner consistent with the Final Purchase Price Allocation, and if relevant, the procedures outlined in this Section 2.5, provided, therefore, for the avoidance of doubt, that Seller and Purchaser (and their respective Affiliates) shall have no further obligations under this Section 2.5 if the Parties are unable to resolve any dispute with respect to allocation of such adjustments to the Final Purchase Price. Seller and Purchaser shall (i) be bound by the Intended Tax Treatment and any Final Purchase Price Allocation for all Tax purposes (including the preparation of IRS Form 8594); (ii) prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment and any Final Purchase Price Allocation; and (iii) take no position inconsistent with the Intended Tax Treatment and any Final Purchase Price Allocation in any Tax Return, any proceeding before any Governmental Entity or otherwise, except, in each case to the extent otherwise required pursuant to a final “determination” within the meaning of Section 1313(a)(1) of the Code (or any analogous provision of state, local or non-U.S. law). Seller and Purchaser shall give prompt notice to each other of the commencement of any Tax-related Action or the assertion of any Tax-related claim against Seller or Purchaser, as applicable, in each case, concerning the allocations made pursuant to this Section 2.5.

Section 2.6    Withholding. Purchaser and the Company shall be entitled to deduct and withhold from any amounts payable by it under this Agreement, any Taxes required to be deducted or withheld under Section 1445 of the Code; provided, however, that the Parties acknowledge and agree no deduction or withholding of Taxes is required under applicable Law with respect to any payment under this Agreement that does not constitute compensation for services rendered, so long as Seller provides a duly executed IRS form W-9 in accordance with Section 3.2(c). If Purchaser or the Company intends to deduct or withhold any Taxes from any amounts payable by it under this Agreement (other than from compensation payable for services rendered), Purchaser shall (a) notify Seller within five (5) Business Days (or, to the extent not reasonably practicable, such lesser amount of time which is reasonably practicable) prior to such deduction or withholding and (b) cooperate with any reasonable request from Seller to reduce or eliminate deduction or withholding. Any amounts so deducted or withheld and timely remitted to the relevant Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such amounts were deducted or withheld.

ARTICLE III

THE CLOSING

Section 3.1    Closing Time and Place. The consummation of the transactions contemplated hereby shall take place by electronic exchange of documents (by “portable document format”, email or other form of electronic communication) all of which will be deemed originals (the “Closing”) at 10:00 a.m. New York City time on the date of this Agreement (the “Closing Date”). The Closing shall be deemed effective as of the Effective Time.

Section 3.2    Closing Deliveries. At or prior to the Closing:

(a)    Purchaser shall pay, or cause to be paid, to Seller (or any Affiliate of Seller designated by Seller in writing) the Initial Purchase Price minus the Escrow Amount in U.S. dollars by electronic wire transfer, to an account or accounts specified by Seller in writing at least two (2) Business Days prior to the Closing Date;

(b)    Purchaser shall pay, or cause to be paid, to the Escrow Agent, (i) the Adjustment Escrow Amount to be held in the Adjustment Escrow Account and (ii) the Indemnity Escrow Amount to be held in the Indemnity Escrow Account;

(c)    Seller shall deliver, or cause its Affiliates to deliver:

(i)    the duly executed Membership Interest Assignment;

(ii)    a restrictive covenants agreement, duly executed by each of the Persons listed on Schedule 3.2(c)(ii) (the “Restrictive Covenants Agreement”);

(iii)    the Accounts Tape;

(iv)    a letter of resignation duly executed by each current director, manager and/or officer of the Transferred Entities listed on Schedule 3.2(c)(iv);

(v)    evidence of the receipt of third-party consents set forth on Schedule 3.2(c)(v), each in form and substance reasonably acceptable to Purchaser, duly executed by each of the parties listed on Schedule 3.2(c)(v);

(vi)    payoff letters, in form and substance reasonably satisfactory to Purchaser, evidencing the discharge or payment in full of the Indebtedness set forth on Schedule 3.2(c)(vi) and the release of all Liens securing such Indebtedness (the “Payoff Letters”);

(vii)    invoices stating the amount required for payment in full of the Transaction Expenses (the “Invoices”);

(viii)     a valid, duly executed IRS form W-9 with respect to Seller (or Seller’s regarded owner for U.S. federal income tax purposes);

(ix)    the Escrow Agreement, duly executed by Seller;

(x)    an amendment in form and substance reasonably satisfactory to Purchaser of the agreements set forth on Schedule 3.2(c)(x), confirming, among other things, that no Transferred Entity has any Liability under such agreement, to the extent any such Liability could remain outstanding following the Closing;

(xi)    a patent assignment agreement reasonably satisfactory to Purchaser of the assignment of the patent applications set forth on Schedule 3.2(c)(xi), duly executed by Seller Parent and the Company; and

(xii)    a copy of the order by the United States Federal District Court for the District of Maryland granting preliminary approval of the Settlement Agreement, dated June 23, 2025, by and among Richard S. Gordon, for the Representative Plaintiff and Settlement Class, Mercury Financial, LLC and Mercury Financial Holdings, LLC (the “Settlement Agreement”) in connection with Bailey vs. Mercury Financial, LLC, Civil Action No. 8-23-cv-827-DKC (D. Md.).

(d)    Purchaser shall deliver the Escrow Agreement, duly executed by Purchaser and the Escrow Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Seller Disclosure Schedules, Seller represents and warrants to Purchaser, as of the date hereof, as follows:

Section 4.1    Organization. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Seller has the requisite limited liability company power and authority to own, operate or lease all of the properties and assets that each owns, operates or leases to carry on its respective business as it is being conducted or as currently proposed to be conducted and to execute, deliver and perform this Agreement and the other Ancillary Agreements to which Seller is a party and to consummate the transactions contemplated hereby and thereby. Seller is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction in which the ownership of properties or the conduct of its business requires it to be so qualified, except where failure to be so licensed, qualified or in good standing would not have a Seller/Company Material Adverse Effect.

Section 4.2    Authority; Capacity. Seller has the requisite limited liability company power and authority to enter into and perform its obligations under this Agreement, the Ancillary Agreements and any other documents or instruments executed pursuant hereto. This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved (or when executed, will have been duly authorized and approved) by all necessary action on the part of Seller, and this Agreement and the documents and instruments executed pursuant hereto constitute, or when executed will constitute, the valid and binding obligations of Seller (assuming due authorization, execution and delivery by Purchaser and the other parties thereto, as applicable), enforceable against Seller in accordance with their terms, except as enforcement may be limited by receivership, conservatorship and the supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of Law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies (each of the foregoing, an “Enforceability Exception”).

Section 4.3    Consents and Approvals. Except as set forth on Section 4.3 of the Seller Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized, as applicable, and no other act or proceeding on the part of Seller is necessary to authorize the execution, delivery or performance by Seller of this Agreement or the Ancillary Agreements to which Seller is a party, or the consummation of the transactions contemplated hereby or thereby and does not require Seller to obtain any authorization, consent or approval of or make any filing with any Governmental Entity, other than the filings, permits, authorizations, consents and approvals of such Governmental Entities as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), except where the failure to take obtain any such authorization, consent or approval or make any such filing is not reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.4    Non-Contravention. Except as set forth on Section 4.4 of the Seller Disclosure Schedules, subject to obtaining any necessary consents or approvals described in Section 4.3, the execution, delivery and performance of this Agreement or any Ancillary Agreement and the consummation of the transactions contemplated hereby by Seller (whether with or without notice, the passage of time or both) does not (a) violate, conflict with, or result in the breach of, any provision of the governing documents of Seller; (b) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default), result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, any Contract or Permit; (c) create or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets or properties of Seller or any of the Transferred Entities; or (d) breach, conflict with or violate any Law applicable to Seller, or by which its assets or properties are bound or subject, except in the case of clause (b), for such matters as would not be material to Seller.

Section 4.5    Title to Company Equity Interests. Except as set forth on Section 4.5 of the Seller Disclosure Schedules, the Company Equity Interests are owned beneficially and of record by Seller free and clear of all Liens (other than Permitted Liens). Seller has good and valid title to the Company Equity Interests. Upon the sale, transfer and delivery of the Company Equity Interests by Seller as provided in this Agreement, Seller will convey to Purchaser good, marketable and exclusive title to all of the Company Equity Interests.

Section 4.6    Litigation and Related Matters. Except as set forth on Section 4.6 of the Seller Disclosure Schedules, since January 1, 2022, there have been, and there are currently, no Actions pending, threatened in writing, or, to the Knowledge of Seller, threatened orally, against or affecting Seller or its Affiliates, at law or in equity, or before or by any Governmental Entity that would be material to Seller.

Section 4.7    Compliance with Laws and Regulations.

(a)    Except as would not, individually or in the aggregate, have a Seller/Company Material Adverse Effect, Seller (i) is in compliance with all Laws applicable to its business and (ii) is conducting its business in material compliance with applicable Laws.

(b)    Neither Seller nor to the Knowledge of Seller any of its respective officers, directors, employees, or agents or other Persons acting on behalf of any of Purchaser, is a Sanctioned Person.

(c)    Since January 1, 2022, (i) none of Seller or any of its Affiliates have been subject to a civil enforcement action or criminal settlement for violating any applicable Anti-Corruption Laws, Sanctions, Customs & Trade Laws, or Anti-Money Laundering Laws and (ii) Seller has maintained policies and procedures reasonably designed to comply in all material respects with applicable Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws.

Section 4.8    Solvency. Upon consummation of the transactions contemplated hereby, assuming the accuracy of the representations and warranties of Purchaser in Article VI, Seller and each of its Affiliates (other than the Transferred Entities) will not, as of immediately following the Closing, (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of its assets.

Section 4.9    No Brokers or Finders. Except as set forth in Section 4.9 of the Seller Disclosure Schedules, no investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller. Seller or an Affiliate (other than a Transferred Entity) is solely responsible for the payment of any such fees or commissions.

Section 4.10    No Other Representations or Warranties. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS Article IV OR IN ANY ANCILLARY AGREEMENT ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLER. OTHER THAN THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS Article IV OR IN ANY ANCILLARY AGREEMENT, SELLER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth on the Company Disclosure Schedules, Seller and the Company represent and warrant to Purchaser and Guarantor, as of the date hereof, as follows:

Section 5.1    Organization.

(a)    Each Transferred Entity is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and each Transferred Entity has all necessary power and authority to own, operate or lease the properties and assets that each owns, operated or leased by it and to carry on its business as currently conducted or as currently proposed to be conducted. Each Transferred Entity is duly licensed, qualified or otherwise authorized to do business and (to the extent such concept is applicable) is in good standing in each jurisdiction in which the nature of its properties and assets or the operation of its business requires it to be so qualified (such jurisdiction, the “Foreign Qualification”), except where failure to be so licensed or qualified has not or would not have a Seller/Company Material Adverse Effect. A true, correct and complete list of the Foreign Qualifications for each Transferred Entity is set forth on Section 5.1(a) of the Company Disclosure Schedules.

(b)    The Company has provided to Purchaser true, correct and complete copies of the Governing Documents of the Transferred Entities, as currently in effect on the date of this Agreement. None of the Transferred Entities is in violation in any material respect of any terms of its Governing Documents.

Section 5.2    Authority; Capacity. The Company has the power and authority to enter into and perform its obligations under this Agreement, the Ancillary Agreements and any other documents or instruments executed pursuant hereto to which the Company is party. This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved (or when executed, will have been duly authorized and approved) by all necessary action on the part of the Company, and this Agreement and the documents and instruments executed pursuant hereto constitute, or when executed will constitute, the valid and binding obligations of the Company (assuming due authorization, execution and delivery by the other parties thereto, as applicable), enforceable against the Company in accordance with their terms, except as enforcement may be limited the Enforceability Exceptions.

Section 5.3    Capitalization; Title to Equity Interests.

(a)    Section 5.3(a) of the Company Disclosure Schedules sets forth (i) the jurisdiction of formation, (ii) the authorized number of units or other equity interests, (iii) the number of outstanding units or other equity interests, and (iv) the ownership of such outstanding units or other equity interests, in each case, for each of the Transferred Entities. All of the Company Equity Interests and the equity interests of the other Transferred Entities are duly authorized, validly issued, fully paid and (to the extent, in each case, such concept is applicable to such Company Equity Interests or the equity interests of the other Transferred Entities) non-assessable, and free of Liens (other than Permitted Liens), and the Company Equity Interests and the equity interests of the other Transferred Entities constitute all of the issued and outstanding units or other equity interests of the Transferred Entities. None of the Company Equity Interests or the equity interests of the other Transferred Entities were issued in violation of any Law or Contract to which a Transferred Entity is a party or by which a Transferred Entity is bound. There are no options, warrants, equity or equity-based awards, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued units or other equity interests of any Transferred Entity, or securities convertible into or exchangeable for such units or other equity interests, or obligating any Transferred Entity to issue or sell any shares of its own capital stock or other equity interests or any securities convertible into or exchangeable for such units or other equity interests. All of the Company Equity Interests and the equity interests of the other Transferred Entities have been issued and granted in compliance, in all material respects, with: (x) all applicable state and federal securities Laws and all other applicable Laws, and (y) all requirements set forth in all applicable Contracts. None of the outstanding equity interests of the Transferred Entities were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Transferred Entities.

(b)    As set forth on Section 5.3(b) of the Company Disclosure Schedules, the Company or a Subsidiary of the Company (as applicable) owns all of the issued and outstanding equity interests of each of the Transferred Entities (other than the Company), free and clear of all Liens (other than Permitted Liens). Upon the sale, transfer and delivery of the Company Equity Interests by Seller as provided in this Agreement, Purchaser will, directly or indirectly, have good, marketable and exclusive title to (i) the Company Equity Interests and (ii) the equity interests of the Transferred Entities (other than the Company).

(c)    Except as set forth on Section 5.3(c) of the Company Disclosure Schedules, the Transferred Entities do not, directly or indirectly, have any Subsidiaries, and do not otherwise hold or own any equity interest in any Person or any right (contingent or otherwise) to acquire the same and have no commitments to purchase any equity interests in any other Person. None of Seller or the Transferred Entities is party to or is subject to any voting trust, other voting agreement, registration rights agreement or similar agreement with respect to any equity securities of any of the Transferred Entities.

(d)    The Company owns 100% of the issued and outstanding membership interests of MF Transferor. The outstanding equity interest of the Master Trust are directly owned (both beneficially and of record) by MF Transferor. The Master Trust has no Subsidiaries.

Section 5.4    Consents and Approvals. Except as set forth on Section 5.4 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized, as applicable, and no other act or proceeding on the part of the Company is necessary to authorize the execution, delivery or performance by the Company of this Agreement or each Ancillary Agreement to which the Company is a party, or the consummation of the transactions contemplated hereby or thereby, and does not require any Transferred Entity to obtain any authorization, consent or approval of or make any filing with any Governmental Entity, other than the filings, permits, authorizations, consents and approvals of such Governmental Entities as may be required under, and other applicable requirements of, the HSR Act.

Section 5.5    Non-Contravention. Except as set forth on Section 5.5 of the Company Disclosure Schedules, subject to obtaining any necessary consents or approvals described in Section 5.4, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby by the Company (whether with or without notice, the passage of time or both) does not (a) violate, conflict with, or result in the breach of, any provision of the Governing Documents of the Transferred Entities; (b) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default), result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, any material Contract or Permit; (c) or create a Lien (other than Permitted Liens) upon any of the assets or properties of any of the Transferred Entities; or (d) breach, conflict with or violate any Law applicable to the Transferred Entities or by which their assets or properties are bound or subject, except in the case of clause (b), for such matters as would not be material to the Transferred Entities taken as a whole.

Section 5.6    Compliance with Law.

(a)    The Transferred Entities are, and since January 1, 2022, (i) have been in compliance in all material respects with all Laws applicable to the Business; (ii) have conducted the Business in compliance in all material respects with applicable Law; and (iii) except as set forth on Section 5.6(a) of the Company Disclosure Schedules, have not been subject to any subpoena, civil investigative demand or Order imposed upon the Business or the Transferred Entities by any Governmental Entity. Since January 1, 2022, none of the Transferred Entities has received any written communication or, to the Knowledge of the Company, oral communication, from any Person alleging that any Transferred Entity has failed to materially comply with any applicable Law.

(b)    The appropriate Transferred Entity has conducted a reasonable investigation of all allegations regarding a material violation of Law by a Transferred Entity that has come to the Knowledge of the Company since January 1, 2022 and for which such Transferred Entity reasonably believed had or has potential merit. With respect to each such allegation, such Transferred Entity has taken prompt corrective action that was reasonably calculated to prevent further violation of Law, and no Transferred Entity reasonably expects to incur any material Liability with respect to any such allegations.

(c)    Neither the Transferred Entities, nor to the Knowledge of the Company, any of their respective Representatives or other Persons acting on behalf of any of them, is a Sanctioned Person.

(d)    Since January 1, 2022, (i) none of the Transferred Entities have been subject to a civil enforcement action or criminal settlement for violating any applicable Anti-Corruption Laws, Sanctions, Customs & Trade Laws, or Anti-Money Laundering Laws and (ii) each Transferred Entity has maintained policies and procedures reasonably designed to comply with applicable Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws.

(e)    Each Transferred Entity is, and has been since January 1, 2022, in compliance in all material respects with all Payment Network Rules applicable to such Transferred Entity. Since January 1, 2022, neither Seller nor any of its Affiliates (including each Transferred Entity) has received any written notice regarding any actual or alleged material violation of, or material failure to comply with, Payment Network Rule applicable to the Business or the Transferred Entities. There have not been, and there are currently no pending, findings, fines, penalty assessments or other Actions by a Governmental Entity, the Account Owner, or any Payment Network or its applicable agent pertaining to any Transferred Entity’s actual or alleged non-compliance in any material respect with any Payment Network Rule. No examination, inquiry or investigation of a member of Transferred Entities nor any of its Affiliates by any Governmental Entity, the Account Owner or Payment Network or its applicable Representative has resulted in outstanding findings, requests, Orders or consent decrees from any Governmental Entity, the Account Owner or Payment Network. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to, or serve as the basis for, any claim against any Transferred Entity of a failure of any Transferred Entity to comply in any material respect with any Payment Network Rule.

(f)    The Transferred Entities are, and since January 1, 2022 have been, in compliance in all material respects with the applicable requirements of, and certified at the appropriate level of, the PCI-DSS.

(g)    No Transferred Entity nor any of their respective directors, officers, employees, or to the Knowledge of the Company, consultants or agents has, directly or indirectly, within the scope of or related to their scope of engagement or employment with a Transferred Entity or, with respect to any Transferred Entity, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to Governmental Entity, government officials or employees or to political parties or campaigns or to any other Person who was, is or may be in a position to help or hinder a Transferred Entity, (iii) made any contributions, payments or gifts constituting criminal bribery, (iv) accepted or received any illegal contributions, payments or gifts, or (v) engaged in price fixing, bid rigging or any other anticompetitive activity.

(h)    No Transferred Entity has, nor have any of its or their managers, officers, or, to the Knowledge of the Company, employees, agents or other Representatives, nor any other Person acting for or on behalf of the Transferred Entities, directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to obtain favorable treatment in securing business, to pay for favorable treatment for business secured or to obtain special concessions, or for special concessions already obtained, for or in respect of any Transferred Entity, (ii) established or maintained on behalf of any Transferred Entity any fund or material asset that has not been recorded in the Books and Records or (iii) otherwise violated any Anti-Corruption Law in any material respect.

(i)    No Transferred Entity has, nor have any of its or their managers, officers, or, to the Knowledge of the Company, employees, agents or other Representatives (i) been investigated or indicted for or charged with or convicted of any felony or any crime involving fraud or misrepresentation, (ii) been subject to any Order barring, suspending or otherwise limiting the right of any Transferred Entity or such Person to engage in any activity conducted by any Transferred Entity or (iii) made any payment or taken any similar action which would violate in any material respect the policies and procedures imposed by any of its or their customers or suppliers or the expense reimbursement policies of any Transferred Entity.

Section 5.7    Necessary Permits. Each Transferred Entity owns, holds, possesses or lawfully uses all material licenses, permits, authorizations and approvals issued by any Governmental Entity (each, a “Permit”) necessary for it to conduct the Business as conducted as of the date hereof. All such Permits are listed on Section 5.7 of the Company Disclosure Schedules. The Transferred Entities are currently in compliance, and have been in compliance since January 1, 2022, in all material respects, with the terms of the Permits and no Transferred Entity is in material default, nor has any Transferred Entity received any notice or claim of material default, in each case with respect to any such Permits. No Action is pending, threatened in writing, or, to the Knowledge of the Company orally, that seeks the revocation, restriction or suspension of or limitation on any Permit. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to, or serve as the basis for, any limitation, termination, revocation or similar action with respect to any Permit.

Section 5.8    Litigation and Related Matters.

(a)    Except as set forth in Section 5.8(a) of the Company Disclosure Schedules, since January 1, 2022, there have been, and there are, no material Actions pending, threatened in writing, or, to the Knowledge of the Company, orally, against or affecting the Transferred Entities or any of their assets or properties or any current or former Representative of a Transferred Entity, in their capacity as such, including before or by any Governmental Entity or Payment Network, in each case, with respect to the Transferred Entities. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to, or serve as the basis for, any Action against a Transferred Entity or any of their assets or properties that would be material to the Transferred Entities, taken as a whole.

(b)    There are, and since January 1, 2022 have been, no material Actions by any of the Transferred Entities pending or threatened in writing against any other Person.

(c)    Except for Orders set forth on Section 5.8(c) of the Company Disclosure Schedules, no Transferred Entity (nor Seller or its Affiliates) is, or since January 1, 2022 has been, subject to any Order of a Governmental Entity or Payment Network.

(d)    Prior to the parties thereto entering into the Settlement Agreement, the Company or its applicable Representative made disclosure, in reasonably sufficient detail, to the counterparties to the Settlement Agreement regarding the likelihood of the Company entering into a sale transaction following the execution of the Settlement Agreement. None of the Company, its Affiliates or its Representatives have taken any action or failed to take any action that would or could reasonably be expected to cause the Settlement Agreement to be rescinded, amended or otherwise modified.

Section 5.9    No Brokers or Finders. Except as set forth in Section 5.9 of the Company Disclosure Schedules, no investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Transferred Entity. Seller or an Affiliate (other than a Transferred Entity) is solely responsible for the payment of any such fees or commissions.

Section 5.10    Financial Statements.

(a)    Attached to Section 5.10(a) of the Company Disclosure Schedules are copies of the Financial Statements.

(b)    The Financial Statements (i) are true and complete in all material respects, (ii) fairly present in all material respects, in accordance with GAAP, the consolidated financial position, consolidated results of operations, revenues, direct expenses, assets and liabilities of the Transferred Entities, as of the date (and for the period ended on such date) of such Financial Statements, and (iii) are based upon and consistent with the Books and Records of the Transferred Entities and its Affiliates and the Business (which Books and Records are true, correct and complete in all material respects and prepared in accordance with commercially reasonable business practices, other than (x) adjustments resulting from the transactions contemplated by this Agreement, if any, and (y) as set forth in Section 5.10(b) of the Company Disclosure Schedules) and represent bona fide transactions of the Business.

(c)    Except as set forth in Section 5.10(c) of the Company Disclosure Schedules, no Transferred Entity has any material Liability, except for any such Liabilities (i) reflected in the Financial Statements, or (ii) that have arisen after the date of the Financial Statements in the Ordinary Course of Business of the Transferred Entities, and, in the case of clause (ii), none of which relate to any breach of Contract, breach of warranty, tort, infringement or violation of Law or an Action. None of the Transferred Entities has (A) any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended), or (B) any commitment or Contract to become a party to such an arrangement.

(d)    Seller and its Affiliates (including the Transferred Entities) have established, maintained and complied with, and currently maintain and comply with, a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions of the Business and the Transferred Entities are executed in accordance with management’s general or specific authorizations and fairly reflect such authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to material assets of the Business or the Transferred Entities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets of the Business and the Transferred Entities is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Transferred Entities nor any of their Affiliates has had any significant deficiencies or material weaknesses in the design or operation of their respective internal controls which would adversely affect their respective ability to record, process, summarize and report financial data. None of the Transferred Entities nor any of their Affiliates have received any written complaint or allegation regarding deficient accounting practices, procedures or methods or their respective internal accounting controls. No employee, and to the Knowledge of the Company, no agent or Affiliate of Seller or its Affiliates (including the Transferred Entities) has with respect to the Business or any Transferred Entity or any Affiliate of a Transferred Entity (x) circumvented the internal accounting controls of the Transferred Entities or any of their Affiliates, (y) intentionally falsified any of the Books and Records, or (z) intentionally made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the Financial Statements.

(e)    Accounts Receivable. Except as set forth in Section 5.10(e) of the Company Disclosure Schedules, (i) all accounts receivable of the Business and the Transferred Entities (other than the Master Trust) that are reflected on the Latest Balance Sheet represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and (ii) there is no contest, claim or right of set-off, other than in the Ordinary Course of Business, relating to the amount or validity of any such account receivable. Except as set forth in Section 5.10(e) of the Company Disclosure Schedules, the Company has made available to Purchaser a true, correct and complete aging of all accounts receivable as reflected on, and notes receivable included in, the Financial Statements.

(f)    Accounts Payable. There are no accounts or notes payable by any of the Transferred Entities that are past due. All accounts payable and notes payable by any Transferred Entity to third parties have arisen in the Ordinary Course of Business, and there is no such account payable or note payable which is delinquent in its payment.

(g)    Pre-Closing Statement. The Pre-Closing Statement was prepared in good faith and consistent with the Accounting Principles.

Section 5.11    Payment Card Programs; Portfolio Assets.

(a)    Section 5.11(a) of the Company Disclosure Schedules sets forth a list of each payment card program in which any Transferred Entity, on behalf of or for the benefit of Account Owner, a consumer, or a Cardholder, performs or manages any actions, tasks, or services related to (i) the solicitation, processing or decisioning of a Payment Card or an application for a Payment Card, (ii) the establishment, support or fulfillment of an Account or Payment Card, or (iii) the servicing, processing or reporting of an Account, Payment Card or other Account access device (each a “Payment Card Program”) and lists each commercial agreement relating to such Payment Card Program (collectively, “Payment Card Program Agreements”).

(b)    Except as set forth on the applicable subsection of Section 5.11(b) of the Company Disclosure Schedules, all outstanding Receivables held on the books of a Transferred Entity, (collectively, the “Portfolio”, and each transaction with respect to an Account or Receivable, shall individually be referred to as a “Financing Transaction”):

(i)    represent valid and binding obligations of bona fide Cardholders, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium and other similar Laws, except (x) as set forth on Section 5.11(b)(i) of the Company Disclosure Schedules or (y) as otherwise not yet disclosed to the Company as being the result of fraud;

(ii)    arose from bona fide sale transactions, without recourse, in the Ordinary Course of Business, with full title and all associated rights being conveyed from the seller to the buyer, and consistent in all material respects with the Transferred Entity’s underwriting guidelines and procedures, except as set forth on Section 5.11(b)(ii) of the Company Disclosure Schedules or as otherwise not yet disclosed to the Company as being the result of merchant fraud;

(iii)    are reflected on the applicable Transferred Entity’s Books and Records and to the Knowledge of the Company are collectible, subject to the reserves established therefore on the Financial Statements;

(iv)    are denominated and payable solely in U.S. Dollars;

(v)    were (A) marketed and serviced, and (B) to the Knowledge of the Company, originated and underwritten by the applicable Person, in each case (I) in compliance, in all material respects, with applicable Law (including, but not limited to, any Consumer Protection Law) and (II) in compliance with all guidelines issued by the Federal Financial Institutions Examination Council; and

(vi)    are owned by a Transferred Entity free and clear of all Liens (other than Permitted Liens).

(c)    No Transferred Entity has received any written, or to the Knowledge of the Company, oral, notice that the applicable Cardholder has asserted or intends to assert any claim, set-off, defense or counterclaim with respect to such Account except for claims related to fraudulent transactions or disputes received in the Ordinary Course of Business.

(d)    The Cardholder of each Account is personally liable, and no Account has been entered into with any corporation, partnership, association or other similar entity.

(e)    Other than the financing statements set forth on Section 5.11(e) of the Company Disclosure Schedules, no Transferred Entity has authorized the filing of and the Company does not have any Knowledge of any financing statements against a Transferred Entity that includes a description of collateral covering any Receivable-Related Assets. Other than the financing statements set forth on Section 5.11(e) of the Company Disclosure Schedules, there are no financing statements against the Account Owner that include a description of collateral covering the Accounts in which the Receivables arise.

(f)    Except as set forth in Section 5.11(f) of the Company Disclosure Schedules, the Receivable-Related Assets are owned by a Transferred Entity free and clear of any Liens (other than Permitted Liens).

(g)    Each Account and each Receivable is in all material respects as described in the Accounts Tape (as of July 31, 2025), except as set forth in Section 5.11(g) of the Company Disclosure Schedules.

(h)    Except as set forth in Section 5.11(h) of the Company Disclosure Schedules, the information contained in the documents identified on Section 5.11(h) of the Company Disclosure Schedules (i) was true, correct and complete and accurate as of the date of such documents in all material respects and (ii) completely and accurately reflects the corresponding transactions and activity for the same time periods as reflected on the System of Record in all material respects.

(i)    Attached as Section 5.11(i) of the Company Disclosure Schedules are true, correct and complete copies of the forms of Cardholder Agreement currently used in the Payment Card Program and, to the Company’s Knowledge, no Cardholder Agreement governing any Account varies in any material respect from such forms. The terms of the Cardholder Agreements have not been waived (other than on a case-by-case basis as allowed by the Policies and Procedures or reflected in the Books and Records, except for de minimis inaccuracies), impaired, altered or modified in any material respect. Each Account complies in all material respects with the applicable Cardholder Agreement.

(j)    Attached as Section 5.11(j) of the Company Disclosure Schedules are true, accurate and complete copies of the form of periodic statement that is currently used to service the Accounts.

(k)    Each Cardholder Agreement is the legal, valid and binding obligation of Account Owner and the applicable Cardholder, in each case enforceable in all material respects by the parties thereto in accordance with its terms (subject to the Enforceability Exceptions) and is not subject to offset, recoupment, adjustment or any other claim out of the Ordinary Course of Business except for the rights of Cardholders under 12 C.F.R. § 1026.12(c) and § 1026.13(d) and the Servicemembers Civil Relief Act.

(l)    Except as set forth in Section 5.11(l) of the Company Disclosure Schedules, each Account has been originated, serviced and maintained in compliance in all material respects with (i) the Policies and Procedures or the precedent versions thereof in effect as of the applicable time, as applicable and (ii) applicable Law.

(m)    A Payment Card has been issued in connection with each Account.

(n)    None of the Transferred Entities have marketed the Accounts for, and to the Knowledge of the Company, all credit extended under the Accounts is, “consumer credit” primarily for personal, family or household purposes, as that term is defined in 12 C.F.R. § 1026.2(a)(12).

(o)    The Transferred Entities and, to the Company’s Knowledge, the Account Owner have each complied in all material respects with all applicable Laws and the Payment Network Rules with respect to its legal or contractual responsibilities for the origination, marketing, maintenance and servicing of the Accounts, the disclosures in respect thereof, including any change in the terms of any Account and the establishment of interest rates, fees and charges in connection with the Accounts. The Policies and Procedures are and at all relevant times have been in compliance in all material respects with all applicable Law.

(p)    (i) To the Company’s Knowledge, the Account Owner has performed all material obligations required to be performed by it under the Cardholder Agreements, (ii) the Account Owner is not in default under the Cardholder Agreements, and (iii) no event has occurred with respect to such Account Owner’s performance under the Cardholder Agreements that, with the lapse of time or action by a third party, is reasonably likely to result in a material default by the Account Owner under the Cardholder Agreements.

(q)    Since January 1, 2022, no Transferred Entity has (i) effected or consented to or has Knowledge of any change relating to the Accounts that would have a Seller/Company Material Adverse Effect other than changes consistent with or permitted by the Policies and Procedures; (ii) entered into, consented to or has Knowledge of any transaction or made any commitment or agreement in connection with the Accounts, other than in the Ordinary Course of Business consistent with the Policies and Procedures; or (iii) entered into, consented to or has Knowledge of any material amendment to the terms of any Cardholder Agreement except amendments on an individual basis in accordance with the Policies and Procedures relating to the Accounts.

(r)    The policies and procedures identified on Section 5.11(r) of the Company Disclosure Schedules (the “Policies and Procedures”), constitute the written policies and procedures of the Account Owner and the Company, as servicer, relating to the manner in which the Account Owner and the Company, as servicer, administer the Payment Card Program, including the policies and procedures relating to the processing, servicing, collection and other administration and management of the Accounts and Receivables, as in effect as of the Closing Date. Section 5.11(r) of the Company Disclosure Schedules sets forth a summary of all changes or amendments to the Policies and Procedures since January 1, 2025.

(s)    To the Company’s Knowledge, other than as set forth on Section 5.11(s) of the Company Disclosure Schedules, there is no Action by any Person, including a Governmental Entity, or investigation by a Governmental Entity, pending against Seller or any Transferred Entity or to the Company’s Knowledge, threatened against Seller or any Transferred Entity involving or related to the Payment Card Program.

(t)    The Books and Records accurately reflect in all material respects the terms and conditions of the Accounts under the applicable Cardholder Agreements. Other than Account Owner, no third party has rights to use or market the information contained in the Books and Records, except for third party service providers to the extent that such information is used to provide services to Cardholders and in compliance with the corresponding Contracts with such third party service providers.

(u)    To the Company’s Knowledge, the Accounts Tape (as of July 31, 2025) accurately identified each Account the Cardholder of which has claimed relief under the Servicemembers Civil Relief Act.

(v)    Except as set forth in Section 5.11(v) of the Company Disclosure Schedules, the Payment Card Program does not offer and has not offered, directly or indirectly (including by way of agreements with third parties), any Credit Card Enhancement Products to Cardholders or prospective Cardholders. Offering of Credit Card Enhancement Products to Cardholders is not prohibited by the Cardholder Agreements or otherwise.

(w)    Except as set forth in Section 5.11(w) of the Company Disclosure Schedules, the Accounts Tape is a true, correct and complete listing in all material respects of all the Receivable-Related Assets of the Transferred Entities as of July 31, 2025, and the information contained therein with respect to the identity of such Accounts, the Receivables existing thereunder and the transaction activity related thereto is true, accurate and complete in all material respects. Since July 31, 2025, there has been no material change to the Receivable-Related Assets or the Accounts Tape. Except as set forth in Section 5.11(w) of the Company Disclosure Schedules, the Books and Records accurately reflect in all material respects the terms and conditions of the Accounts, all disputes and customer complaints, payment history, outstanding balance, and all receipts with respect to the Accounts and all credits to which the Cardholders are entitled.

(x)    The representations and warranties of the Company, the Master Trust and MF Transferor contained in the Securitization Documents are true and correct in all material respects as of each date on which they were made and as of the date hereof.

(y)    The Master Trust does not have any outstanding Indebtedness, except Indebtedness incurred under the Securitization Documents.

(z)    No Early Amortization Event, Servicer Default or Event of Default (each as defined in the Master Indenture) or any event that with the giving of notice or lapse of time or both would constitute an Early Amortization Event, Servicer Default or Event of Default has occurred or would result from the consummation of the transactions contemplated herein.

(aa)    Neither the Master Trust nor any Transferred Entity is registered or required to be registered as an “investment company” pursuant to the Investment Company Act of 1940, as amended (“Investment Company Act”). No Transferred Entity nor anyone acting on any of their behalf has taken any action that would require registration of the Master Trust under the Investment Company Act; nor has any Transferred Entity authorized nor will any Transferred Entity authorize any Person to act in such manner. The Master Trust is not a “covered fund” for purposes of the Volcker Rule (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

(bb)    The Master Indenture is not required to be qualified under the Trust Indenture Act of 1939, as amended.

(cc)    Neither the Master Trust nor MF Transferor has engaged in the business of purchasing or carrying “margin stock” (within the meaning of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time), or extending credit for the purpose of purchasing or carrying “margin stock”.

(dd)    The Master Trust has not been classified as a corporation or a publicly traded partnership taxable as a corporation, for United States federal income tax purposes.

(ee)    The Company has complied in all material respects with Regulation RR, 17 C.F.R. §246.1, et seq. (the “Credit Risk Retention Rules”), either directly or (to the extent permitted by the Credit Risk Retention Rules) through a “Wholly-Owned Affiliate” (as defined in the Credit Risk Retention Rules). The Company satisfies the Credit Risk Retention Rules by maintaining a “seller’s interest” (as defined in the Credit Risk Retention Rules) calculated in accordance with the Credit Risk Retention Rules without any impermissible transfer, hedging or financing of such retained interest.

(ff)    Each Transferred Entity is and has been in material compliance with its contractual obligations to comply with Article 6 of each of the UK Securitization Regulation and the EU Securitization Regulation, to retain, on an ongoing basis, a material net economic interest in an applicable securitized exposure (the “Retained Interest”) and has not, and has not permitted the Master Trust to, hedge or otherwise mitigate its credit risk under or associated with such Retained Interest, or sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from the Retained Interest, except as permitted by the UK Securitization Rules and the EU Securitization Regulation, as applicable.

(gg)    With respect to each Account the Receivables in which have been conveyed to the Issuing Entity (as defined in the Receivables Purchase Agreement) by MF Transferor, (i) each such Account was an Eligible Account (as defined in the Receivables Purchase Agreement) as of the applicable Cut-Off Date (as defined in the Receivables Purchase Agreement); and (ii) other than as waived by MF Transferor and the Master Trust in the Omnibus Amendment, each Receivable conveyed to the Issuing Entity by MF Transferor satisfied the criteria of an Eligible Receivable (as defined in the Receivables Purchase Agreement) as of its applicable conveyance date.

(hh)    All information provided to the Indenture Trustee (as defined in the Master Indenture) and the Noteholders (as defined in the Master Indenture) by the Company as Servicer (as defined in the Master Indenture) was true, correct, accurate and complete in all material respects at the time it was provided, or has been corrected to the extent any material inaccuracy or omission has been discovered thereafter.

Section 5.12    Absence of Changes. Since January 1, 2025, (a) there has not occurred a Seller/Company Material Adverse Effect, and (b) except as set forth on Section 5.12 of the Company Disclosure Schedules, none of the Transferred Entities have:

(a)    amended any of its Governing Documents;

(b)    engaged in any transaction, the effect of which was to split, combine, consolidate, subdivide or reclassify any of its equity interests or voting securities, or securities convertible into or exchangeable or exercisable for equity interests or voting securities, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or voting securities;

(c)    issued, delivered, sold, granted, pledged or otherwise encumbered or subjected to any Lien (other than Permitted Liens) any equity interest of any Transferred Entity;

(d)    entered into any transaction or made any commitment or agreement with any Cardholder in connection with the Accounts, other than in the Ordinary Course of Business consistent with the Policies and Procedures;

(e)    amended the terms of any Cardholder Agreement, except on an individual basis in accordance in all material respects with the Policies and Procedures or as required by applicable Law;

(f)    failed to service the Accounts and the Receivables with the same degree of skill and attention that the Transferred Entities exercised prior to December 31, 2024;

(g)    except as required by Law or any Employee Plan as in effect as of the date hereof: (i) granted any material increase, or announced any material increase, in the wages, salaries, compensation, bonuses, incentives, bonus or incentive opportunities, commissions or other compensation payable to any Service Provider, including any increase or change pursuant to any Employee Plan, other than in the Ordinary Course of Business, (ii) paid any bonuses or other compensation to any Service Provider in excess of base salary, wages, bonuses, and commissions payable pursuant to Employee Plans in effect as of December 31, 2024, (iii) established or increased or promised to establish or increase any benefits under any Employee Plan, (iv) amended any Employee Plan or established, adopted, or entered into any new Employee Plan, (v) accelerated the vesting, exercisability, funding or time of payment under any Employee Plan or secured the payment of any compensation or benefits under any Employee Plan, (vi) provided any obligation to gross up, indemnify or otherwise reimburse any Service Provider for any Tax incurred by any such individual, including without limitation under Section 409A or 4999 of the Code, or (vii) granted or provided any severance or termination payments, change in control, sale bonus or other incentives to any Service Provider;

(h)    made any material change in financial accounting methods, principles or practices, except to the extent as may be required by a change in applicable Law or GAAP or by any Governmental Entity;

(i)    made any acquisition of (including by merger, consolidation or acquisition of stock or assets), directly or indirectly, any material assets, securities, properties, interests or businesses, except in any such case for acquisitions of inventory, equipment and other assets in the Ordinary Course of Business;

(j)    incurred any Indebtedness, except for, in each case, (i) Indebtedness incurred in the Ordinary Course of Business that is not for borrowed money, or (ii) Indebtedness to be paid off at or prior to the Closing;

(k)    sold, transferred or conveyed, or created or incurred any Lien (other than Permitted Liens) on, any of the assets or properties of the Transferred Entities, other than (i) any such actions taken in the Ordinary Course of Business, (ii) any sale, transfer or conveyance of assets to a Transferred Entity, or (iii) dispositions of obsolete equipment in the Ordinary Course of Business;

(l)    forgiven, cancelled, compromised, waived or released any indebtedness for borrowed money owed to it or any right or claim thereto, other than settlements or charge offs of any Account in the Ordinary Course of Business, consistent with past practice;

(m)    (i) made or incurred capital expenditures, other than those contemplated by the capital expenditures budget for the Transferred Entities in the Ordinary Course of Business, or (ii) failed to timely make any capital expenditures contemplated by such capital expenditure budget;

(n)    cancelled, compromised or settled any Action (A) for an amount in excess of $50,000 individually or $100,000 in the aggregate or (B) that involves injunctive relief against a Transferred Entity;

(o)    adopted a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of, or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(p)    entered into, terminated, materially amended or supplemented, accelerated or failed to renew any Material Contract (or any contract that would be a Material Contract if entered into prior to the date of this Agreement), other than the expiration of any Material Contract in accordance with its terms;

(q)    entered into any new line of business;

(r)    declared any dividend or distribution in respect of such Transferred Entity’s equity interests;

(s)    created or liquidated any Subsidiary;

(t)    made or changed any material Tax election, changed an annual accounting period, adopted or changed any accounting method with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settled or compromised any proceeding with respect to any material Tax claim or assessment relating to a Transferred Entity, surrendered any right to claim a material refund of Taxes, consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to a Transferred Entity, or taken any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

(u)     (i) licensed or otherwise disposed of the rights to use any Business IP other than pursuant to non-exclusive licenses granted in the Ordinary Course of Business, or (ii) disclosed any Confidential Information to a third party other than pursuant to a written confidentiality agreement; and

(v)    entered into any commitment with respect to any of the foregoing.

Section 5.13    Material Contracts.

(a)    Section 5.13(a) of the Company Disclosure Schedules sets forth, as of the date hereof, a list of the following Contracts to which a Transferred Entity is a party or by which a Transferred Entity is bound, provided, that no Employee Plan is required to be listed in response to items (i) – (xix) below (any such Contract is referred to herein as a “Material Contract”):

(i)    each servicing Contract to which any Transferred Entity is a party, and which involved aggregate payments to the Transferred Entities of more than $500,000 during the twelve (12) month period ending April 30, 2025;

(ii)    any currently effective Contract involving payments in excess of $500,000 in the twelve (12) month period ending April 30, 2025 or reasonably expected to involve payments in excess of $500,000 during the twelve (12) months following the Closing (A) by or on behalf of any Transferred Entity or (B) to any Transferred Entity;

(iii)    any Payment Card Program Agreement or Contract with a Payment Network or the Account Owner;

(iv)    any Contract with a Significant Supplier;

(v)    any Contract evidencing Indebtedness or guarantees for Indebtedness including, without limitation, (A) any guarantee by any of the Transferred Entities of any obligation of another Person, (B) any Contract creating any Lien upon any of the properties or assets of any of the Transferred Entities, (C) any currency, commodity or other hedging or swap Contract, or (D) any capital lease;

(vi)    any joint venture or partnership or other similar agreement involving co-investment in or with a Transferred Entity;

(vii)    any Contract (A) by which any Transferred Entity has acquired rights in the Intellectual Property of a third party, other than non-exclusive licenses for off-the-shelf software for the internal use by the Transferred Entities on a “click-through” or “shrink-wrap” basis for which the Transferred Entities have paid no more than $75,000 in any twelve (12)-month period; (B) by which any of the Transferred Entities have granted a third party a license or other rights involving Business IP other than non-exclusive licenses granted to customers in the Ordinary Course of Business; or (C) containing a covenant not to sue with respect to the Business IP or the Intellectual Property of any third party;

(viii)    any Contract relating to the development of Intellectual Property on behalf of any Transferred Entity (excluding development by employees);

(ix)    any Contract granting to any Person a right of first refusal, right of first offer or similar preferential right to purchase any equity interests or assets or properties of any Transferred Entity;

(x)    any Contract with any Governmental Entity;

(xi)    any Contract providing for the settlement of any Action, (A) for which there are any outstanding obligations binding on any Transferred Entities, or (B) that was entered into on or after January 1, 2024 (x) with any Governmental Entity or (y) involve a payment by any Transferred Entity in excess of $50,000;

(xii)    any Contract under which any Transferred Entity has made, or that obligates any Transferred Entity to make, a loan or capital contribution to, or investment in, any Person;

(xiii)    any Contract relating to the acquisition of or disposition by any Person of any business, including any current or former Subsidiary, division or business of any of the Transferred Entities (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) for which there are any outstanding obligations binding on any Transferred Entities;

(xiv)    any Contract providing for “earn outs”, indemnification outside of the Ordinary Course of Business or other contingent payments or relating to the acquisition or disposition by any of the Transferred Entities of any business under which any of the Transferred Entities has any executory covenants or other obligations;

(xv)    any Contract with any Affiliate or any immediate family member of any Affiliate;

(xvi)    any power of attorney, which is currently in effect, given to any Person for any purpose;

(xvii)    any Contract containing covenants that restrict or limit the ability of any Transferred Entity to compete in any business or with any Person or in any geographic area after the Closing, or that contain any non-solicitation, non-interference or similar covenants restricting the ability of any of the Transferred Entities to conduct the Business;

(xviii)    any Contract that requires any of the Transferred Entities to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, supplier, vendor, contractor or other Person or that contains a most-favored nation, best pricing or other similar term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(xix)    any Contract involving a commitment to make any capital expenditure after the date hereof in excess of $100,000 for a single item or in excess of $250,000 in the aggregate;

(xx)    any employment, service, consulting or other Contract or agreement relating to the employment of or performance of services by any Service Provider that: (i) requires advance notice of termination; or (ii) provides for severance, an early termination penalty, or other similar payments upon termination;

(xxi)    any Contract or agreement providing for bonuses, incentives, retention payments, transaction bonuses, change in control payments, severance, deferred compensation, Tax gross-ups or similar amounts to any Service Provider to the extent the Company or any Transferred Entity has continuing obligations pursuant to such Contract or agreement;

(xxii)    any Contract providing for indemnity (including any obligation to advance funds or expenses) to the current or former directors, managers, officers or similar persons of the Company or any of its Subsidiaries; and

(xxiii)    any collective bargaining agreement or other agreement with a labor union, works council or like organization or group.

(b)    Each Material Contract is in full force and effect, is the legal, valid and binding obligation of the applicable Transferred Entity, and is enforceable in accordance with its terms against the applicable Transferred Entity and, to the Knowledge of the Company, each other party thereto. Each Transferred Entity has, and to the Knowledge of the Company, each other party to any Material Contract has, performed in all material respects its obligations thereunder to the extent that such obligations to perform have accrued, no Transferred Entity is, and to the Knowledge of the Company, no other party to any Material Contract is, in material default under such Material Contracts. No Transferred Entity has given or received any written or, to the Knowledge of the Company, oral, notice of any material violation of or material default under, or the cancellation, termination, material modification or acceleration of any Material Contract. To the Company’s Knowledge, no event has occurred or circumstance exists which (with or without notice or lapse of time or both) would constitute by any party to such Material Contract a material breach of or material default under, such Material Contract. No Transferred Entity has received any written, or to the Knowledge of the Company oral, notice that the counterparty to any Material Contract intends to terminate, not timely renew on substantially similar terms, amend or materially modify any Material Contract. No Transferred Entity is currently in a material dispute and has not been in a material dispute, regarding, under, pursuant to or in connection with such Material Contract. Seller has delivered to Purchaser true, correct and complete copies of each written Material Contract and a summary of each oral Material Contract. Each such Material Contract constitutes the legal, valid and binding obligation of the applicable Transferred Entity, and, to the Knowledge of the Company, the other party thereto, and is enforceable in accordance with its terms subject, as to enforcement, to any applicable Enforceability Exceptions.

(c)    No Transferred Entity is, or since January 1, 2022 has been, party to a Contract premised upon such Person’s, or their respective Affiliates’ or Representatives’, actual or asserted small business status, minority business enterprise status, small disadvantaged business status, protégé status or other preferential status, nor did any Person rely upon any Transferred Entity or any of their respective Affiliates’ or Representatives’ status or size in evaluating or awarding any Contract.

Section 5.14    Intellectual Property; IT; Privacy.

(a)    Section 5.14(a) of the Company Disclosure Schedules lists, as of the date of this Agreement, the Registered Business IP and all material Business Software sold, distributed, licensed, or otherwise provided to any third party by any Transferred Entity. All Registered Business IP is valid, enforceable, and subsisting. All maintenance, renewal, and prosecution fees for all Registered Business IP due within sixty (60) days of the anticipated Closing Date have been paid. The Transferred Entities exclusively own and possess all right, title and interest in and to, or has a valid and enforceable license to use, all Intellectual Property used in the operation of the Business (collectively, the “Company Intellectual Property”), free and clear of all Liens (except for Permitted Liens). The Company Intellectual Property shall be available for use by Purchaser and the Transferred Entities immediately after the Closing Date on identical terms and conditions to those under which the Business and the Transferred Entities owned or used the Company Intellectual Property immediately prior to the Closing Date.

(b)    The operation of the Business as currently conducted does not infringe, misappropriate or otherwise violate in any material respect the Intellectual Property of any third party, and has not infringed, misappropriated, or otherwise violated in any material respect any Intellectual Property of any third party in the last six (6) years. Neither Seller nor any of its Affiliates (including the Transferred Entities) has, since January 1, 2022, received any written notice or claim nor is there any pending or threatened claim, in any case, (i) alleging that the conduct of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any third party, or (ii) contesting the validity, enforceability, use, or other exploitation or ownership of any Business IP. To the Knowledge of the Seller, no third party is infringing, misappropriating or otherwise violating any Business IP, and no third party has infringed, misappropriated, or otherwise violated any Business IP in the last six (6) years.

(c)    The Transferred Entities have taken commercially reasonable measures to protect the confidentiality of all material Confidential Information included in the Business IP. The Transferred Entities have not disclosed any Confidential Information of the Transferred Entities or any Business IP (including the source code to any Business Software) to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such Confidential Information. All current and former employees, contractors, consultants, agents, and other individuals with access to any Confidential Information of the Transferred Entities have executed a written confidentiality agreement or are otherwise bound by a legal duty pursuant to which such employee, consultant, agent, or other individual agrees to protect such Confidential Information. There have been no disclosures of any Confidential Information of the Transferred Entities, except pursuant to and in compliance with the terms of a written confidentiality agreement.

(d)    All Persons who have contributed, developed or conceived any Business IP, including Business Software, have done so pursuant to a valid and enforceable agreement that grants the Transferred Entities ownership of or right to the Person’s contribution, development or conception or all rights in and to such Person’s contribution, development, or conception have vested in the Transferred Entities by operation of law. All Business IP, including Business Software, was developed by (i) an employee of the Transferred Entities working within the scope of his or her employment at the time of such development, or (ii) a contractor, consultant, agent, or other Person that has executed an appropriate instrument of assignment in favor of the Transferred Entities as assignee that conveys to Transferred Entities ownership of all rights in the Business IP, including Business Software, as applicable.

(e)    The Transferred Entities possess all source code and other documentation and materials necessary for a skilled programmer to compile and operate the Business Software as such Software is used as of the date hereof. No source code of any Business Software (i) has been disclosed or made available to any Person (including any escrow agent) except employees and contractors engaged by the Transferred Entities operating under written obligations of confidentiality, (ii) there has been no release of any such source code from escrow, and (iii) no event has occurred that would require, and the consummation of the transactions contemplated hereunder shall not result in, the release of any such source code to any Person.

(f)    The Transferred Entities do not use and have not used, any Open Source Software: (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Business IP, or (ii) under any license and in a manner requiring any Transferred Entity to disclose or distribute the source code to any of the Business Software, to license or provide the source code to any of the Business Software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Business Software at no or minimal charge.

(g)    The Transferred Entities are in material compliance with all obligations under any Contract pursuant to which the Transferred Entities have obtained the right to use any third-party Software, including Open Source Software, including all copyright notice and attribution requirements.

(h)    The Transferred Entities use all Generative AI Tools in material compliance with the applicable Contracts and Laws, and there are no claims pending or threatened related to the Transferred Entities’ use thereof. The Transferred Entities have not included and do not include Confidential Information of the Transferred Entities, or of any third party under an obligation of confidentiality by any of the Transferred Entities, in any prompts or inputs into any Generative AI Tools, except as used within the Company’s firewalls and not exported to any third-party system, unless the provider of such third-party system has agreed to maintain such Confidential Information in confidence and to not train any Generative AI Tools using such Confidential Information. No output of any Generative AI Tool is included in any Business IP.

(i)    The Transferred Entities have good and marketable title, free and clear of all Liens (other Permitted Liens), to, or a leasehold interest in, or other license, right or authorization to use, all of the Business IT. The Business IT is reasonably sufficient for the existing needs of each Transferred Entity, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Business IT: (i) is in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of each Transferred Entity, (ii) since January 1, 2022, the Business IT have not malfunctioned or failed (other than immaterial malfunctions or failures that have not lasted more than twelve (12) hours), and (iii) does not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) significantly disrupt or adversely affect the functionality of any Business IT or (B) enable or assist any Person to access without authorization any Business IT. The Transferred Entities have implemented and maintain reasonable and appropriate backup, business continuity, and disaster recovery plans, technology, facilities, and procedures.

(j)    Each Transferred Entity’s data, privacy, and security practices conform, and at all times since January 1, 2020 have conformed with all of the Privacy and Data Protection Obligations in all material respects. The execution, delivery and performance of this Agreement will not cause, constitute or result in a material breach or violation of any Privacy and Data Protection Obligations.

(k)    Each Transferred Entity has all rights necessary under applicable Privacy Laws to Process all Personal Data used in the Business. Except as set forth on Section 5.16(b) of the Company Disclosure Schedules, as of twenty-four (24) hours prior to the Closing Date, there are no valid, unanswered requests from individuals that must be responded to under applicable Privacy and Data Protection Obligations to any Transferred Entity seeking to exercise any rights under Privacy and Data Protection Obligations (such as rights to access, rectify, or delete Personal Data, to restrict or object to processing of Personal Data, relating to data portability, or any appeals of such request). To the Knowledge of the Company, no third party that Processes Personal Data on behalf of any Transferred Entity has breached any Company Data Agreement.

(l)    Each Transferred Entity has established and maintains reasonable and appropriate organizational, physical, administrative and technical controls, policies, procedures, safeguards, measures and security systems, plans and technologies in material compliance with all data security requirements under the Privacy and Data Protection Obligations. Since January 1, 2022, no breach or security incident in relation to Personal Data or other confidential or proprietary data of any Transferred Entity (collectively, “Company Data”) has occurred, and there has been no actual unauthorized or illegal Processing of, or accidental or unlawful destruction, loss or alteration of, any Company Data and no circumstance has arisen in which Privacy and Data Protection Obligations would require any Transferred Entity to notify a Governmental Entity or any Person of a material breach or material security incident. Neither a Transferred Entity nor, to the Knowledge of the Company, any Person acting on a Transferred Entity’s behalf or direction has: (i) paid any perpetrator of, or party making a threat regarding, any security breach, incident or cyber-attack or (ii) paid any third party with actual or alleged information about a security breach, incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(m)    There are no material Actions pending or threatened in writing, or complaints received or filed, against Seller, the Transferred Entities or any of their respective Affiliates, and the Seller, the Transferred Entities and/or any of their respective Affiliates is not subject to any Order, investigation, notice, directive, regulatory opinion, audit result, or allegation of non-compliance before any Governmental Entity or self-regulating organization, regarding any such party’s privacy, information security, or data practices, and/or non-compliance with a relevant requirement of any Privacy and Data Protection Obligations.

Section 5.15    Employees and Benefits.

(a)    Section 5.15(a) of the Company Disclosure Schedules sets forth a true and complete list of each Employee Plan. In addition, Section 5.15(a) of the Company Disclosure Schedules identifies each Employee Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Transferred Entities or any of their ERISA Affiliates primarily for the benefit of Service Providers outside of the United States (each a “Non-U.S. Benefit Plan”).

(b)    With respect to each Employee Plan, Seller has made available to Purchaser a true, correct and complete copy thereof and any amendments thereto (or if the plan is not written, a written description thereof) and, to the extent applicable (i) any related trust agreement, insurance policy or other funding instrument and all amendments thereto, (ii) all Contracts with any parties providing services or insurance to such plan, (iii) the most recent IRS determination from the IRS, or opinion issued to the prototype sponsor with respect to each such Employee Plan intended to qualify under Section 401 of the Code, (iv) the most recent summary plan description and any subsequent summaries of material modifications, and the most recent summary annual report, (v) for the three most recent plan years, (A) the IRS Form 5500 and all schedules thereto, (B) audited financial statements and (C) actuarial or other valuation reports, (vi) copies of any non-routine, material notices, letters, or other correspondence to or from any Governmental Entity or agency thereof within the last three years, including any filings or applications to any Governmental Entity pursuant to any amnesty or correction program, and (vii) the IRS Form 1094-C and Forms 1095-C filed with the IRS and provided to employees for the past three years. No “employer” within the meaning of Section 3(5) of ERISA that is not an ERISA Affiliate participates in any Employee Plan.

(c)    Each Employee Plan is in compliance with, and has been established, maintained, operated, invested and administered in all material respects in accordance with, its terms and applicable Laws, including ERISA and the Code. Each Employee Plan which is intended to qualify under Section 401(a) of the Code is so qualified and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code are so exempt, each such Employee Plan has received a favorable determination letter or is the subject of and entitled to rely on an opinion or advisory letter from the IRS as to its qualified status and that the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and, no fact or event has occurred, and no condition exists, that could reasonably be expected to cause the loss of the Tax qualified status of any such Employee Plan or the Tax exempt status of any associated trust; and neither the Company, any Transferred Entity nor any of their ERISA Affiliates has taken any corrective action or made a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Employee Plan that has not been resolved and all corrective action completed, as of the date hereof.

(d)    There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Plan or with respect to which none of the Company or any Transferred Entities has any material Liability.

(e)    No Action (including any investigation, audit or other administrative proceeding) has been brought, threatened in writing, or to the Knowledge of the Company orally, against, is related to or with respect to any Employee Plan, any fiduciaries thereof with respect to their duties to the Employee Plan or the assets of any Employee Plan, including any audit or inquiry by the IRS, the United States Department of Labor or any other Governmental Entity (other than routine benefits claims in the Ordinary Course of Business and consistent with the terms of the applicable Employee Plan); and there exists no state of facts which after notice or lapse of time or both reasonably could be expected to give rise to any such Action (including any investigation, audit or other administrative proceeding) by the IRS, the United States Department of Labor or any other Governmental Entity or by any Employee Plan participant or beneficiary or other party (other than routine benefits claims in the Ordinary Course of Business and consistent with the terms of the applicable Employee Plan).

(f)    No Transferred Entity has incurred, and, to the Knowledge of the Company, no facts exist which reasonably could be expected to result in, any material Liability (direct or indirect, contingent or otherwise) to the Company or any Transferred Entity with respect to any Employee Plan including any liability, Tax, penalty or fee under ERISA, the Code or any other applicable Laws (other than to pay premiums, contributions or benefits in the Ordinary Course of Business consistent with the terms of such plan).

(g)    (i) all contributions, remittances or premiums required to be made by any Transferred Entity or any of their ERISA Affiliates under the terms of any Employee Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Employee Plan, (ii) there are no outstanding defaults or violations by the Company or any Transferred Entity or, to the Knowledge of the Company, any other party, under any Employee Plan, and (iii) all reports and information relating to each Employee Plan required to be filed with any Governmental Entity have been timely filed, and all reports and information relating to each Employee Plan required to be disclosed or provided to participants or their dependents or beneficiaries have been timely disclosed or provided.

(h)    Each Employee Plan that is subject to Section 409A of the Code has, in all material respects, been maintained in writing and operated in compliance with Section 409A of the Code and all applicable regulatory guidance.

(i)    Each Employee Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements, the Health Care and Education Reconciliation Act and all regulations and guidance issued thereunder, to the extent applicable; the Transferred Entities have complied with the annual health insurance coverage reporting requirements under Sections 6055 and 6056 of the Code; and no event has occurred, and no condition exists that would reasonably be expected to cause the Transferred Entities to be subject to any material Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code.

(j)    None of the Transferred Entities, nor any of their respective ERISA Affiliates has in the past six (6) years sponsored or been obligated to contribute to, or had any liability (contingent or otherwise) in respect of (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA and/or subject to the minimum funding standards under Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or within the meaning of Section 4063, Section 4064 or Section 4066 of ERISA, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iv) a “multiemployer plan” within the meaning of Section (3)(37) or Section 4001(a)(3) of ERISA, or (v) a trust that is intended to meet the requirements of Section 501(c)(9) of the Code.

(k)    Except as set forth on Section 5.15(k) of the Company Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions hereunder (alone or in conjunction with any other event, including any termination of employment or other service) will (i) entitle any current or former Service Provider or any spouse, dependent or beneficiary thereof to any compensation or benefit (including any bonus, retention or severance pay) under any of the Employee Plans or otherwise or any increase in any compensation or benefit under any of the Employee Plans or otherwise, or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any of the Employee Plans or otherwise or (iii) limit the right to merge, amend or terminate any Employee Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s) including any termination of employment or other service, give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code, or any other amount that would be nondeductible to the Company pursuant to Section 280G of the Code or otherwise. The Transferred Entities do not have any obligation to indemnify or provide any gross-up or other payment to any individual for any Tax incurred pursuant to Section 409A or 4999 of the Code.

(l)    No Employee Plan provides post-employment, medical, disability, life insurance or other welfare benefits to any former employee or their dependents, other than as required by Law, the full cost of which is borne on an after-tax basis by the employee or former employee (or any beneficiary of the employee or former employee).

(m)    All employees and independent contractors of the Company and each Transferred Entity have been properly classified as such for purposes of the Employee Plans.

(n)    Each Employee Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA but is not qualified under Code Section 401(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and the Company or the Transferred Entity has made the one-time filing with the United States Department of Labor with respect to each such plan on a timely basis. No assets of any Employee Plan are allocated to or held in a “rabbi trust” or similar funding vehicle and the transactions contemplated by this Agreement will not cause or require the Company or any Transferred Entity to establish or make any contribution to a rabbi trust or similar funding vehicle.

(o)    No Service Provider is entitled to participate in any Non-U.S. Benefit Plan other than any such Non-U.S. Benefit Plan that is mandated by the Laws of the foreign jurisdiction in which the Service Providers are located and for which the sole obligations of the Company and the Transferred Entities are to remit contributions on behalf of the Service Providers.

(p)    (i) None of the Transferred Entities have any Liability and (ii) to the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to, or serve as the basis for, any Action or Liability against a Transferred Entity or any of their assets or properties, in each case, with respect to the matters set forth on Section 5.15(p) of the Company Disclosure Schedules.

(q)    (i) None of the Transferred Entities have any Liability and (ii) to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to, or serve as the basis for, any Action or Liability against a Transferred Entity or any of their assets or properties, in each case, with respect to the matters set forth on Section 5.15(q) of the Company Disclosure Schedules, other than as set forth on Section 5.15(q) of the Company Disclosure Schedules.

Section 5.16    Labor Matters.

(a)    No Transferred Entity is, or has ever been: (i) party to any collective bargaining agreement or other agreement with a labor union or like organization; or (ii) experienced union organizing. As of the date hereof, with respect to Transferred Employees, there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, work stoppage, or other labor dispute, nor has there been any such activity in the past three (3) years.

(b)    The Transferred Entities and the Transferred Employees are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Laws respecting labor and employment, including those Laws relating to wages and hours, immigration, exemption classification, independent contractor classification, equal employment opportunity, leaves of absence, the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law, and occupational safety and health. Each Transferred Entity (as applicable) has accurately and fully completed I-9 Forms for all Transferred Employees and has retained those forms in accordance with Law. To the Knowledge of the Company, all Transferred Employees are authorized to work in the U.S. Except as set forth on Section 5.16(b) of the Company Disclosure Schedules, in the past five (5) years, there has not been any Action pending, threatened in writing, or to the Knowledge of the Company orally, against any of the Transferred Entities by or on behalf of any current or former applicant for employment, employee, or independent contractor, or related to any Transferred Entity’s labor or employment practices.

(c)    Since January 1, 2022, there has not been any material Action related to sex-based discrimination, sexual harassment or sexual misconduct that relates to the Business involving any Transferred Employee. Except as set forth on Section 5.16(c) of the Company Disclosure Schedules, since January 1, 2022, no Transferred Entity nor any current or former director, manager, officer, or to the Knowledge of the Company, employee or independent contractor of a Transferred Entity has entered into a settlement agreement that involves allegations relating to harassment or discrimination of any kind, including sexual harassment, against any current or former director, manager, officer, employee, or independent contractor of a Transferred Entity as it relates to a Transferred Entity or the Business. The appropriate Transferred Entity has investigated all employment discrimination and sexual harassment allegations of, or against, any employee of a Transferred Entity of which a Transferred Entity has had knowledge since January 1, 2022. With respect to each such allegation with potential merit, such Transferred Entity has taken corrective action that is reasonably calculated to prevent further improper action.

(d)    Section 5.16(d) of the Company Disclosure Schedules sets forth a true, correct and complete list of each Transferred Employee as of the date of this Agreement, and in the case of each Transferred Employee, the following information, as applicable, as of the date hereof: (i) name; (ii) employing entity; (iii) title or position; (iv) date of hire; (v) work location (city, state); (vi) whether full-time or part-time and whether exempt or non-exempt; (vii) whether absent from active employment and if so, the date such absence commenced, the reason for such absence, and the anticipated date of return to active employment; and (viii) annual salary or hourly rate, and if applicable, bonus target or other incentive compensation.

(e)    Section 5.16(e) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of all current individual independent contractors that provide services to any of the Transferred Entities with the following information: (i) name; (ii) entity to which services are provided; (iii) description of services; (iv) compensation arrangement; (v) location (state); and (vi) whether the relationship is governed by a written agreement.

Section 5.17    Insurance Coverage.

(a)    Section 5.17(a) of the Company Disclosure Schedules sets forth a true, correct and complete list as of the date of this Agreement of all insurance policies owned or maintained by, or for the benefit of, the Transferred Entities or the Business (each an “Insurance Policy” and collectively, the “Insurance Policies”). Seller has made true, correct and complete copies of all of the Insurance Policies available to Purchaser. The Insurance Policies are of the type, scope and with coverage limits in amounts customarily carried by Persons conducting a business similar to the Transferred Entities and as required by the terms of any Material Contracts and applicable Law. At no time since January 1, 2022 has any Insurance Policy lapsed or expired (except at the end of their original terms), resulting in a lapse in coverage. All of the Insurance Policies are in full force and effect according to their terms as of the date of this Agreement. All premiums payable under the Insurance Policies have been fully and timely paid in all material respects. With respect to each Insurance Policy, (i) the Transferred Entities have complied in all material respects with the terms and conditions of each Insurance Policy and no Transferred Entity is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims) nor, to the Knowledge of the Company, is any other party to the Insurance Policy in material breach or default and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, under any such policy, (ii) the aggregate and per occurrence limits contained in the Insurance Policies have not been reduced by any prior claims, insurance company insolvency or other actions and (iii) all of the Insurance Policies are in full force and effect. There has been no claim by Seller or any Transferred Entity related to the Business pending under any of the Insurance Policies as to which coverage has been denied by the underwriters of such policies applicable to the Business. No insurer has threatened in writing, or to the Knowledge of the Company, orally, a termination or non-renewal of coverage under any of the Insurance Policies, except notices required to be given by applicable Law prior to the expiration of any Insurance Policy advising that coverage will terminate by its terms if such Insurance Policy is not renewed. For the avoidance of doubt, this Section 5.17 does not apply to insurance maintained in respect of Employee Plans.

(b)    None of the Transferred Entities have any self-insurance arrangement by or affecting any of the Transferred Entities, including any reserves established therefor.

(c)    Section 5.17(c) of the Company Disclosure Schedules sets forth a true, correct and complete history of insurance claims made by any Transferred Entity since January 1, 2022, including the final disposition or status of such claim. No Insurance Policy will generate any retrospective premium adjustment, audit premium adjustment, experience-based Liability or loss sharing cost adjustment. With respect to such Insurance Policy, all material claims have been submitted to the applicable insurance carrier.

Section 5.18    Taxes.

(a)    All Tax Returns required to be filed under applicable Laws by each Transferred Entity or with respect to the Business have timely and properly been filed, and all such Tax Returns are true, correct and complete in all material respects. Each such Tax Return has been prepared in material compliance with all applicable Laws. All Taxes owed with respect to the Business or owed by the Transferred Entities, whether or not shown on such Tax Returns, have been paid.

(b)    No Transferred Entity, nor any of their direct or indirect owners with respect to the Business, has (i) been the subject of an action by a Governmental Entity for any material Tax Return or received written notice of any audit, examination, investigation or other proceeding from any Governmental Entity with respect to Taxes of a Transferred Entity or that are attributable to the Business, or (ii) with respect to any tax years open for audit as of the date hereof, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No written notice been received by any Transferred Entity, or its direct or indirect owners, from a Governmental Entity in a jurisdiction where such Transferred Entity, or such direct or indirect owner with respect to the Business, does not file Tax Returns that it is or may be subject to Taxes assessed by such jurisdiction. True, correct, and complete copies of all Tax examination reports and statements of deficiencies assessed against or agreed to with respect to each Transferred Entity with all Tax Authorities since January 1, 2022 have been made available to the Purchaser. No Tax examinations, audits, or administrative or judicial Tax proceedings with any Tax Authority are pending or being conducted with respect to each Transferred Entity. Since January 1, 2022, no Transferred Entity has received any (x) notice indicating an intent by any Tax Authority to open an examination, audit or other review, (y) request for information from any Tax Authority related to Tax matters, or (z) notice of deficiency or proposed adjustment from any Tax Authority for any amount of Tax proposed, asserted, or assessed by any Tax authority against such Transferred Entity.

(c)    Each Transferred Entity is in compliance in all material respects with all applicable Laws relating to the collection, withholding and remittance of Taxes with respect to all employees, independent contractors, creditors, interest holders, or other third parties.

(d)    Except as set forth in Section 5.18(d) of the Company Disclosure Schedules, each Transferred Entity has complied in all material respects with all applicable Laws relating to sales, use, gross receipts, and value-added Taxes required to be collected and remitted to the appropriate Governmental Entity.

(e)    No Transferred Entity (i) has any outstanding requests for any Tax ruling from any Governmental Entity, and has never received a Tax ruling with respect to any Taxes nor (ii) is the subject of any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable Tax Law).

(f)    Except for any amounts properly accrued and reflected on the Latest Balance Sheet of each Transferred Entity, no Transferred Entity has any unclaimed or abandoned property or escheat obligation to any Governmental Entity. Since January 1, 2022, each Transferred Entity has either: (i) filed or caused to be filed with all appropriate Governmental Entities all unclaimed or abandoned property reports required to be filed and remitted to all appropriate Governmental Entities all unclaimed or abandoned property required to be so remitted; or (ii) delivered or paid all unclaimed or abandoned property to its proper recipients. No Transferred Entity has reversed any customer or account holder credit balance and taken possession of such credit balance and/or reflected such credit balance in revenues, as a reduction of expense, or in income in the Books and Records or Financial Statements of any Transferred Entity. True, correct and complete copies of all unclaimed or abandoned property reports and statements of deficiencies assessed against or agreed to with respect to each Transferred Entity with all relevant Governmental Entities since January 1, 2022 have been made available to the Purchaser. No Transferred Entity has received since January 1, 2022 any (x) notice indicating an intent by any applicable Governmental Entity to open an examination, audit or other review, (y) request for information from any applicable Governmental Entity related to unclaimed or abandoned property matters, or (z) notice of deficiency or proposed adjustment from any Governmental Entity for any amount, in each case, of unclaimed or abandoned property or escheat obligation proposed, asserted, or assessed by any applicable Governmental Entity against such Transferred Entity.

(g)    No Transferred Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (iii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) an election pursuant to Section 965(h) of the Code.

(h)    No Transferred Entity is a party to nor is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement, except for such an agreement or arrangement with customers, vendors, lessors or other third parties and which is entered into in the Ordinary Course of Business and is not primarily related to Taxes.

(i)    No Transferred Entity (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Company), or (ii) has any liability for the Taxes of any Person (other than any of the Transferred Entities) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j)    For U.S. federal (and applicable state and local) income Tax purposes, each Transferred Entity has always been since its formation and currently is treated as a disregarded entity.

(k)    No Transferred Entity has a permanent establishment (within the meaning of an applicable Tax Treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)    The Company received a payroll tax deferral benefit under the CARES Act and the Company was eligible for such benefit under the CARES Act legislation and guidance. The Company repaid such amount in full prior to the date hereof. The Company did not receive any additional benefits under the CARES Act, including the employee retention credit pursuant to Section 2301 of the CARES Act or Section 3134 of the Code and did not receive any Paycheck Protection Program Loans under the CARES Act.

(m)    No Transferred Entity has participated in (within the meaning of Treasury Regulation section 1.6011-4(c)(3)) any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1)-(4) or similar provision of state, local or foreign Law. Each Transferred Entity has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of section 6662 of the Code (or any similar provision of state, local, or foreign Law).

(n)    Since January 1, 2022, no Transferred Entity has applied for, or received, any grants or other subsidies of any Governmental Entity.

Section 5.19    Bank Accounts. Section 5.19 of the Company Disclosure Schedules sets forth (a) the identity of each bank or financial institution in which any Transferred Entity has an account, safe deposit box or lockbox, (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement, and (c) any outstanding banking-related powers of attorney executed by or on behalf of any Transferred Entity.

Section 5.20    Officers and Managers . Section 5.20 of the Company Disclosure Schedules sets forth a true, correct and complete list of the current officers and managers (or Persons holding similar positions) and authorized signatories of each Transferred Entity.

Section 5.21    Affiliate Transactions. Except as set forth in Section 5.21 of the Company Disclosure Schedules, (a) there are no Contracts (other than employment or consulting Contracts) between a Transferred Entity, on the one hand, and any Associated Person, on the other hand; and (b) no Associated Person (i) has any ownership or leasehold interest in any property or asset used by a Transferred Entity; (ii) has any direct or indirect material ownership interest in any client, customer, vendor, supplier, lessor, lessee or competitor of a Transferred Entity, (iii) provides services (other than employment services) to a Transferred Entity; (iv) has any contractual or other claims, express or implied, of any kind whatsoever against a Transferred Entity or is engaged in any other transaction with the a Transferred Entity (any such Contract, an “Affiliate Arrangement”).

Section 5.22    Significant Suppliers. Section 5.22 of the Company Disclosure Schedules sets forth a true, correct and complete list of the top forty-five (45) suppliers of the Transferred Entities determined by cash-basis expenditure to each supplier (the “Significant Suppliers”), in each case for the fiscal years ended December 31, 2023 and December 31, 2024 and the five (5)-month period ended May 31, 2025. Except as set forth in Section 5.22 of the Company Disclosure Schedules, since December 31, 2024, no Significant Supplier has given any Transferred Entity written notice that it is subject to any bankruptcy, insolvency or similar Action. Except as set forth in Section 5.22 of the Company Disclosure Schedules, since December 31, 2024, no Transferred Entity has delivered to, or received from, any Significant Supplier any written notice or allegation of a material default or breach with respect to any Contract to which any Transferred Entity is a party. Except as set forth in Section 5.22 of the Company Disclosure Schedules, since December 31, 2024, no Significant Suppliers have terminated, reduced or materially modified its business with any of the Transferred Entities. Except as set forth in Section 5.22 of the Company Disclosure Schedules, since December 31, 2024, no Transferred Entity has received any written, or to the Company’s Knowledge oral, notice, nor has any reason to believe, that any of the Significant Suppliers intends to terminate, reduce or materially modify its business with any of the Transferred Entities.

Section 5.23    Sufficiency of Assets.

(a)    The Transferred Entities have good and marketable title, free and clear of all Liens (other Permitted Liens), to, or a leasehold interest in, all of the material properties and assets (including Business IP and Business IT), tangible or intangible, that are (i) reflected on the Latest Balance Sheet or (ii) used or held for use in the conduct of the Business. The tangible assets and properties of the Transferred Entities are in good operating condition (normal wear and tear excepted) and are fit in all material respects for use in the Ordinary Course of Business.

(b)    The properties, rights, interests and other tangible and intangible assets owned, leased or licensed by the Transferred Entities constitute all of the material properties, rights, interests and other tangible and intangible assets that are used by the Transferred Entities in, and necessary for, the conduct or operation of the Business and the Transferred Entities. There are no rights, assets or properties used in or held for use for, the operation of the Business that are owned by any Person other than the Transferred Entities that will not be leased or licensed to Purchaser or the Transferred Entities under valid, current leases or license arrangements following the Closing.

(c)    All Books and Records of each Transferred Entity are in the possession of a Transferred Entity.

Section 5.24    Real Property.

(a)    No Transferred Entity owns and no Transferred Entity has ever owned any real property, and no Transferred Entity is a party to any option, Contract or other document pursuant to which such Transferred Entity has the right or obligation to purchase or acquire title to or any interest in any real property. Set forth in Section 5.24(a) of the Company Disclosure Schedules is a true and complete list of each lease for real property executed by or binding upon the Transferred Entities as lessor or lessee, sublessor or sublessee, landlord or tenant, or assignor or assignee (the “Real Property Leases”), along with the corresponding address of the real property subject to such Real Property Leases (the “Leased Real Property”). The Real Property Leases are legal, valid and binding and in full force and effect, without any default thereof by any Transferred Entity or, to the Knowledge of the Company, any other party thereto, and the Real Property Leases afford such Transferred Entity peaceful and undisturbed possession of the applicable Leased Real Property (subject to the terms of the applicable Real Property Lease) which is the subject matter of such Real Property Lease. The Leased Real Property constitutes the only real property leased by the Transferred Entities or otherwise used by the Transferred Entities in connection with the operation of the Business of the Transferred Entities as currently conducted.

(b)    Except as set forth in Section 5.24(b) of the Company Disclosure Schedules, the Transferred Entities have not subleased, licensed or otherwise granted any Person the right to occupy or use any Leased Real Property or any portion thereof and except for the occupancy and use of the Leased Real Property by the Transferred Entities, no Person or entity occupies or uses any portion thereof. True and complete copies of the Real Property Leases have been provided to Purchaser. The physical condition of the Leased Real Property is sufficient to permit the continued conduct of the Business of the Transferred Entities as currently conducted subject to the provision of usual and customary maintenance and repair performed in the Ordinary Course of Business.

(c)    The Leased Real Property occupied by the Transferred Entities: (i) is adequately serviced by all utilities necessary for the conduct of the Business of the Transferred Entities as currently conducted; (ii) has adequate means of ingress and egress for the conduct of the Business of the Transferred Entities as currently conducted; and (iii) has adequate parking for the conduct of the Business of the Transferred Entities as currently conducted. The Transferred Entities have not received written notice or, to the Knowledge of the Company, oral notice, that any Leased Real Property or portion thereof is subject to any pending condemnation proceeding or proceeding by any Governmental Entity or other authority, and to the Knowledge of the Company, there is no threatened condemnation or proceeding with respect thereto.

Section 5.25    No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT, NONE OF THE TRANSFERRED ENTITIES OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE TRANSFERRED ENTITIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS, PLANS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 6.1    Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Georgia. Purchaser has all the requisite legal power and authority to acquire and own the Company Equity Interests and is duly qualified to do business as a foreign entity in each jurisdiction where the ownership of the Company Equity Interests requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 6.2    Authority; Capacity. Purchaser has the power and authority to enter into and perform its obligations under this Agreement, the Ancillary Agreements and any other documents or instruments executed pursuant hereto. This Agreement and any other documents or instruments executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved (or when executed, will have been duly authorized and approved) by all necessary action on the part of Purchaser, and this Agreement and the documents and instruments executed pursuant hereto constitute, or when executed will constitute, the valid and binding obligations of Purchaser (assuming due authorization, execution and delivery by the other parties thereto, as applicable), enforceable against Purchaser in accordance with their terms, except as enforcement may be limited by any applicable Enforceability Exceptions.

Section 6.3    Consents and Approvals.

(a)    The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements does not require Purchaser to obtain any authorization, consent or approval of or make any filing with any Governmental Entity, other than the filings, permits, authorizations, consents and approvals of such Governmental Entities as may be required under, and other applicable requirements of, the HSR Act or state securities or blue sky laws, except where the failure to take obtain any such authorization, consent, permit, registration or approval or make any such filing or provide any such notice would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. To the Knowledge of Purchaser, there are no facts or conditions that would, individually or in the aggregate, reasonably be likely to result in a Purchaser Material Adverse Effect.

(b)    There are no pending, or to the Knowledge of Purchaser, threatened, disputes or controversies between Purchaser or any of its Affiliates and any Governmental Entity that (i) would reasonably be expected to prevent or delay Purchaser from being able to perform its obligations under this Agreement and the Ancillary Agreements or (ii) would reasonably be expected to impair the validity or delay the consummation of this Agreement or the transactions contemplated hereby.

Section 6.4    Non-Contravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser does not and will not (a) violate the governing documents of Purchaser, or (b) violate any applicable Law, except in the case of this clause (b) for any violation that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 6.5    Compliance with Laws and Regulations.

(a)    Except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, Purchaser (i) is in compliance with all Laws applicable to its business and (ii) is conducting its business in material compliance with applicable Laws.

(b)    Neither Purchaser nor to the Knowledge of Purchaser any of its respective officers, directors, employees, or agents or other Persons acting on behalf of any of Purchaser, is a Sanctioned Person.

(c)    Since January 1, 2022, (i) none of Purchaser or any of its Affiliates have been subject to a civil enforcement action or criminal settlement for violating any applicable Anti-Corruption Laws, Sanctions, Customs & Trade Laws, or Anti-Money Laundering Laws and (ii) Purchaser has maintained policies and procedures reasonably designed to comply with applicable Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws.

Section 6.6    Litigation and Related Matters. Except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, there are no Actions pending as of the date of this Agreement or, to the Knowledge of Purchaser, threatened in writing as of the date of this Agreement, against Purchaser or its Affiliates that seek to enjoin or prevent Purchaser’s execution and delivery of this Agreement, any Ancillary Agreements, or the transactions contemplated hereby or thereby.

Section 6.7    No Brokers or Finders. Except for Guggenheim Securities, LLC, no investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or any of its Affiliates. Purchaser is solely responsible for the payment of any such fees or commissions based on such arrangements.

Section 6.8    Investment. Purchaser is acquiring the Company Equity Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Purchaser has made, independently and without reliance on Seller or the Company (except to the extent that Purchaser has relied on the representations and warranties of Seller and the Company set forth in Article IV and Article V, respectively), its own analysis of the Company Equity Interests for the purpose of acquiring the Company Equity Interests, and Purchaser has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Purchaser acknowledges that it is a sophisticated purchaser of businesses and it has been given sufficient access to all information requested by it. Purchaser acknowledges that the Company Equity Interests are not registered pursuant to any securities Laws. There are no existing Contracts pursuant to which Purchaser will divest or otherwise dispose of, by any manner, the Company Equity Interests, the equity interests of the other Transferred Entities, or the assets of the Transferred Entities.

Section 6.9    Financial Capacity. Purchaser has, and will have, when due and payable under this Agreement, sufficient cash or immediately available funds to enable it to pay the Aggregate Transaction Consideration.

Section 6.10    No Other Representations or Warranties; Investigation. THE REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER IN THIS ARTICLE VI AND IN ANY ANCILLARY AGREEMENT ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER. PURCHASER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES.

ARTICLE VII

COVENANTS

Section 7.1    Books and Records.

(a)    Purchaser shall preserve and keep all Books and Records and all other information transferred to it under this Agreement relating to the accounting, legal, Tax, regulatory, business, Transferred Employees and financial affairs in respect of the Transferred Entities, for a reasonable period, which shall in no event be less than six (6) years after the Closing Date, or for any longer period as may be (i) required by Law (including any statute of limitations and applicable extensions thereof) or any Governmental Entity or (ii) reasonably necessary with respect to the prosecution or defense of any Action that is then pending or threatened or audit by a Governmental Entity (in each case of the matters in this clause (ii), with respect to which Seller has notified Purchaser as to the need to retain such books, records or information and which relates to Seller’s ownership of the Transferred Entities or the Business) and shall make the same available after the Closing Date to Seller and its Representatives during Purchaser’s regular business hours without significant disruption to the Business and upon reasonable request and upon reasonable advance written notice. Purchaser shall provide, and shall cause its Affiliates to provide, at Seller’s sole cost and expense, to Seller reasonable cooperation and reasonable access to the Transferred Employees following the Closing Date in connection with any regulatory matter. Nothing in the foregoing shall prevent Seller or any of its Affiliates from seeking to make such Persons available via subpoena or other legal or similar process. Notwithstanding the foregoing, this Section 7.1(a) shall not apply to (a) direct claims against the Parties (for which the general rules of discovery shall apply), (b) the calculation of the Purchase Price or the preparation of the Objection Notice (for which Section 2.3 shall apply) or (c) matters related to the Earn-Out Payments (for which Section 2.4 shall apply).

(b)    Notwithstanding anything to the contrary herein, in no event shall Purchaser have access to any information that would (i) reveal any proprietary or confidential information of Seller or its Affiliates (other than those relating solely to the Transferred Entities) or (ii) in Seller’s reasonable determination would violate any obligation with respect to confidentiality owed to a third party; provided, however, that in the case of the foregoing clause (ii), that the Parties shall act reasonably in identifying and implementing an alternative means of providing the requested information that preserves any applicable privilege and complies with all applicable Law and obligations to third parties.

(c)    Purchaser acknowledges that Seller shall be entitled to retain copies of any of the Books and Records, in its discretion, acting reasonably, for accounting, Tax, litigation and regulatory purposes and, without limiting the generality of the foregoing, Seller shall be also entitled to retain copies (electronic or otherwise) of the materials posted to the Data Room or otherwise provided or made available by Seller to Purchaser. Any such copies retained by Seller and its Affiliates shall be subject to the confidentiality provisions set forth in this Agreement, including Section 7.3(c).

Section 7.2    Further Assurances. From time to time following the Closing, Seller and Purchaser agree to execute and deliver and/or record and file any additional documents, agreements or instruments, and take such other reasonable actions as the other reasonably requests in order to fully implement the transactions contemplated by this Agreement.

Section 7.3    Confidentiality.

(a)    The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms; provided, that upon the Closing of the transaction contemplated by this Agreement, the Confidentiality Agreement shall terminate and be of no further force and effect, provided further, that Seller or any of its Affiliates shall not be prevented from making disclosures regarding the transaction contemplated by this Agreement to its equityholders or current or prospective limited partners or other investors or their respective Representatives, who are all subject to customary written confidentiality agreements, in connection with customary reporting activities.

(b)    Purchaser shall, and shall cause each of its Affiliates and Representatives to, hold in strict confidence and not use for its or their own benefit, disclose or divulge to any Person, except to the extent compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of applicable Law or the applicable requirements of any Governmental Entity (including in connection with a regulatory examination), all trade secrets, proprietary information, confidential information, non-public records, books, Contracts, instruments, documents, computer data and other data and information relating solely to Seller and Seller’s business other than the Business (or, if required under a Contract with a third party, such third party) furnished to it by Seller or their Representatives pursuant to the Confidentiality Agreement or otherwise in anticipation of or in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (A) previously known by Purchaser on a non-confidential basis; or (B) in the public domain through no fault of Purchaser), and Purchaser shall not, and shall cause each of its Representatives, not to, release or disclose such information to any other Person, except its Representatives with a duty of confidentiality (who are instructed to maintain such confidentiality with respect to the released or disclosed matters or materials) and, to the extent permitted above, any Governmental Entity. To the extent permitted by applicable Law, Purchaser will notify Seller promptly upon becoming aware that any of the information described above (x) has been requested by a Governmental Entity and shall work in good faith with Seller to seek confidential treatment for or other protective order to prevent the disclosure of any of the confidential information described above or (y) has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 7.3). Purchaser shall use reasonable best efforts to minimize (e.g., through redaction) any such disclosure and, if applicable, shall make an appropriate request that such information be afforded confidential treatment under applicable Law.

(c)    Seller shall, and shall cause each of its Affiliates and Representatives to, hold in strict confidence and not use for its or their own benefit, disclose or divulge to any Person, except to the extent compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of applicable Law or the applicable requirements of any Governmental Entity (including in connection with a regulatory examination), (i) the terms of this Agreement and (ii) all trade secrets, proprietary information, confidential information, non-public records, books, Contracts, instruments, documents, computer data and other data and information relating to the Transferred Entities or the Business (or, if required under a Contract with a third party, such third party) (except to the extent that such information may be required to be disclosed under applicable Law to a Governmental Entity or otherwise or become in the public domain through no fault of Seller), and Seller shall not, and shall cause each of its Representatives not to, release or disclose such information to any other Person, except its Representatives with a duty of confidentiality (who are instructed to maintain such confidentiality with respect to the released or disclosed matters or materials) and, to the extent permitted above, any Governmental Entity. To the extent permitted by applicable Law, Seller will notify Purchaser promptly upon becoming aware that any of the information described above (A) has been requested by a Governmental Entity and shall work in good faith with Purchaser to seek confidential treatment for or other protective order to prevent the disclosure of any of the confidential information described above (at Purchaser’s sole cost and expense) or (B) has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 7.3). Seller shall use reasonable best efforts to minimize (e.g., through redaction) any such disclosure and, if applicable, shall make an appropriate request that such information be afforded confidential treatment under applicable Law.

Section 7.4    Publicity; Notices. The Parties shall coordinate with each other in advance as to the form and content of any external communication, including any communication intended for dissemination or to reach, or reasonably expected to be disseminated or to reach, members of the public. No Party shall, directly or indirectly through their respective Affiliates or Representatives, disseminate any such communication without the prior approval of Seller (in the case of Purchaser or the Company) or Purchaser (in the case of Seller), as applicable, which approval shall not be unreasonably withheld or delayed, except that nothing in this Agreement shall prevent the Parties from making any statement consistent with such press release or making any public disclosures (a) required, after consultation with counsel, to comply with any applicable Law or (b) to the extent the contents of such disclosure are consistent in all material respects with disclosures that have previously been released publicly in compliance with this Section 7.4; provided, however, that to the extent possible under the circumstances, the Party making such disclosure consults with the other Party, and considers in good faith the views of the other Party, before doing so. Notwithstanding the foregoing, nothing in this Section 7.4 shall prohibit any of the Parties or their respective Affiliates from making disclosures regarding the transactions contemplated by this Agreement to its equityholders or current or prospective limited partners or other investors in connection with customary reporting activities.

Section 7.5    Insurance. As of the Effective Time, Purchaser shall be responsible for all insurance, fidelity and surety bonding protection for the Business and shall have no right to access any insurance, fidelity or surety bonding maintained or previously maintained by Seller or any of its Affiliates (other than the Transferred Entities) in respect of the Business or otherwise. Notwithstanding the foregoing, Seller shall, and shall cause its Affiliates to, reasonably cooperate with the Transferred Entities and Purchaser with respect to any claim for coverage by or on behalf of the Transferred Entities or the Business under Seller’s or its Affiliates’ applicable insurance policies or programs (to the extent such insurance policies covered the Transferred Entities immediately prior to the Closing) with respect to claims arising from events that occurred or were alleged to have occurred prior to the Closing Date (“Pre-Closing Occurrences”). Seller shall not take action to exclude or remove the Transferred Entities from, and shall not terminate, occurrence-based coverages that are available after the Closing under any such insurance policies with respect to Pre-Closing Occurrences. Seller shall, and shall cause its Affiliates to, reasonably cooperate with Purchaser in the collection of all insurance proceeds in respect of claims made by the Transferred Entities with respect to Pre-Closing Occurrences. In addition, if Purchaser seeks to obtain in connection with the Closing a “tail” policy for any insurance policies providing coverage with respect to the Transferred Entities, Seller shall reasonably cooperate in connection therewith.

Section 7.6    Director and Officer Indemnification.

(a)    From the Closing Date through the sixth (6th) anniversary of the Closing Date, Purchaser, and any successor to Purchaser, shall cause the Transferred Entities to honor and perform all indemnification and exculpation obligations (including fee advancement) owed to any D&O Indemnified Party in accordance with the terms and conditions of such obligations, in each case, to the fullest extent the applicable Transferred Entity would have been permitted to do so under the Transferred Entity’s Governing Documents as of the date immediately prior to the Closing Date and under applicable Law. For the avoidance of doubt, the preceding sentence shall not require Purchaser, any successor to Purchaser or any Person who was prior to the Closing an Affiliate of Purchaser to provide such indemnification or exculpation in their own capacity.

(b)    For not less than six (6) years from and after the Closing Date, Purchaser shall not, and shall not permit any of the Transferred Entities to, amend, repeal or otherwise modify the organizational documents of the Transferred Entities with respect to exculpation, indemnification and advancement of expenses of the D&O Indemnified Parties for periods prior to the Closing Date in any manner less favorable to the D&O Indemnified Parties than as set forth in any Governing Documents of the Transferred Entities on the date immediately prior to the Closing Date.

(c)    On the Closing Date, Seller shall obtain a “tail” insurance policy with a claims period of at least six (6) years from and after the Closing Date with respect to officers’, directors’ and managers’ liability insurance (including fiduciary liability and employment practices liability insurance coverage) in respect of acts or omissions occurring at or prior to the Closing covering each such Person covered by the officers’, directors’ and managers’ liability insurance policy of Seller and its Affiliates prior to the Closing on terms with respect to coverage and amount no less favorable than those of such policies in effect immediately prior to the Closing. The net fees, costs and expenses incurred in connection with such “tail” policy shall be borne by Seller. Purchaser shall not, and shall cause the Company not to, cancel or modify such tail policy during such six (6) year period.

(d)    Notwithstanding anything to the contrary in this Agreement or otherwise, as consideration for the benefits conferred upon the D&O Indemnified Parties in this Section 7.6, including Section 7.6(e), any obligation of a Transferred Entity with respect to any indemnification or exculpation obligations (including fee advancement) to a D&O Indemnified Party, including under the Governing Documents of the applicable Transferred Entity, shall be satisfied (i) first, from the “tail” policy that is the subject of Section 7.6(c), and (ii) second, after recovery under such “tail” policy is exhausted, by the applicable D&O Indemnified Party seeking recovery under the Governing Documents of the applicable Transferred Entity.

(e)    This Section 7.6 shall be for the benefit of, and shall be enforceable by, any of the D&O Indemnified Parties or any Person covered by the officers’, directors’ and managers’ liability insurance policy of Seller and its Affiliates prior to the Closing, and any of their respective heirs or estates. The Company shall pay all reasonable and documented expenses, including reasonable attorneys’ fees, that may be incurred by any such Person enforcing its indemnification and other rights under this Section 7.6, to the fullest extent the Company would have been required to do so under the Company’s Governing Documents as of the date immediately prior to the Closing Date under applicable Law.

Section 7.7    Purchaser’s Guaranteed Obligations.

(a)    The Guarantor unconditionally, absolutely and irrevocably guarantees, to Seller (on its own behalf and on the behalf of Purchaser) the due and punctual performance and observance by Purchaser of all its obligations (including payment obligations) with respect to the Holdback Amounts (“Purchaser’s Guaranteed Obligations”). This Section 7.7 shall constitute a covenant of payment, and not merely of collectability.

(b)    If and whenever Purchaser defaults in the performance of any of Purchaser’s Guaranteed Obligations, the Guarantor shall forthwith upon written demand by Seller perform (or procure performance of) and satisfy (or procure the satisfaction of) Purchaser’s Guaranteed Obligations in regard to which such default has been made in the manner prescribed by the applicable provisions of Section 2.4 so that the same benefits shall be conferred on Seller as it would have received if Purchaser’s Guaranteed Obligations had been duly performed and satisfied by Purchaser.

(c)    The Guarantor hereby waives as to itself promptness, diligence, notice of the acceptance of this guarantee and of Purchaser’s Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Purchaser’s Guaranteed Obligations incurred, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now in effect, and all suretyship defenses (it being understood that nothing in this sentence shall be deemed a waiver by the Guarantor of the obligation of any other Party to deliver notice pursuant to the terms of this Agreement). The Guarantor agrees that Purchaser’s Guaranteed Obligations shall not be discharged except by complete payment of the Holdback Amounts that may become payable under the applicable provisions of Section 2.4 and that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) any change in the time, place or manner of payment of any of Purchaser’s Guaranteed Obligations; (ii) any change in the corporate existence, structure or ownership of the Guarantor or any other Person interested in the transactions contemplated by Section 2.4; or (iii) the adequacy of any other means Purchaser may have of obtaining payment related to any of Purchaser’s Guaranteed Obligations. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement.

(d)    This guarantee is to be a continuing guarantee and accordingly is to remain in force until any Holdback Amounts that may become payable to Seller pursuant to the terms of Section 2.4 have been finally determined to have been earned or not earned pursuant to the terms of Section 2.4. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which Seller or any of its Affiliates may now or hereafter have or hold for the performance and observance of Purchaser’s Guaranteed Obligations.

(e)    The liability of the Guarantor hereunder (i) shall not be released or diminished by any variation of Purchaser’s Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of Purchaser’s Guaranteed Obligations or any granting of time for such performance; and (ii) shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defense to a guarantor.

(f)    The Guarantor hereby represents and warrants that:

(i)    the execution, delivery, and performance by the Guarantor of this guarantee: (A) have been duly authorized and approved by all necessary action on the part of the Guarantor, (B) constitutes a valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, (C) does not and will not (x) require Guarantor to obtain any authorization, consent or approval of or make any fling with any Governmental Entity, (y) violate the governing documents of Guarantor, (z) violate any applicable Law; and

(ii)    the Guarantor has the financial capacity to pay and perform its obligations under this guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this guarantee are and shall remain available to the Guarantor for so long as this guarantee shall remain in effect in accordance with this Section 7.7.

Section 7.8    Release.

(a)    Effective as of the Closing, Purchaser, for itself and on behalf of its Affiliates (including the Transferred Entities) and its and their successors, heirs and executors (each, a “Purchaser Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Purchaser Releasor has, may have or might have or may assert now or in the future, against any of Seller and its Affiliates and their respective successors, assigns, heirs, executors, officers, directors, partners and employees (in each case in their capacity as such) (each, a “Seller Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing. The foregoing release shall not apply to any claim (i) arising under the terms of this Agreement, (ii) that is not legally permitted to be released under applicable Law, or (iii) any claim alleging Fraud. Purchaser shall, and shall cause each Purchaser Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any Action against any Seller Releasee based upon any matter released pursuant to this Section 7.8. The Parties hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Purchaser Releasor or Seller Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(b)    Effective as of the Closing, Seller, for itself and on behalf of its Affiliates and its and their successors, heirs and executors (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have or might have or may assert now or in the future, against any of Purchaser and its Affiliates (excluding the Transferred Entities) and their respective successors, assigns, heirs, executors, officers, directors, partners and employees (in each case in their capacity as such) (each, a “Purchaser Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing. The foregoing release shall not apply to any claim (i) arising under the terms of this Agreement, (ii) that is not legally permitted to be released under applicable Law, or (iii) any claim alleging Fraud. Seller shall, and shall cause each Seller Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any Action against any Purchaser Releasee based upon any matter released pursuant to this Section 7.8. The Parties hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Seller Releasor or Purchaser Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(c)    Each Party represents, warrants, acknowledges and agrees that it (i) fully understands its rights to discuss all aspects of this Agreement, including this Section 7.8, with its attorneys, (ii) has availed itself of this right, (iii) has carefully read and fully understands all of the terms of this Agreement, including this Section 7.8, (iv) has not transferred or assigned any rights or claims that it is hereby purporting to release herein, (v) is voluntarily, and with proper and full authority, entering into this Agreement, and (vi) has had a reasonable period of time to consider the provisions of this Agreement, this Section 7.8, and that it has considered them carefully before executing this Agreement.

(d)    Each Party acknowledges that the Laws of many states, including California, provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Party acknowledges that such provisions are designed to protect a person or entity from waiving claims that he, she or it does not know exist or may exist. Nonetheless, each Party agrees, on behalf itself and each of the Purchaser Releasors and the Seller Releasors (as applicable), that such Party, on behalf of itself and the Purchaser Releasors or the Seller Releasors (as applicable), shall be deemed to waive any such provision.

(e)    For the avoidance of doubt, notwithstanding anything to the contrary in this Section 7.8, the releases set forth in this Section 7.8 shall not release any claims of either Party under this Agreement or any Ancillary Agreement.

Section 7.9    R&W Insurance Policy. Concurrently, with the execution and delivery of this Agreement, Purchaser shall cause a representations and warranties insurance policy to be bound in respect of the representations and warranties of Seller and the Company contained in this Agreement (such policy, the “R&W Insurance Policy”). With respect to the R&W Insurance Policy, (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to the R&W Insurance Policy shall be borne 50% by Purchaser and 50% by Seller, and (b) none of Purchaser or any of its Affiliates shall amend, waive, modify or otherwise revise the R&W Insurance Policy in any manner materially adverse to Seller, and (c) to the satisfaction of Seller, the R&W Insurance Policy expressly (i) waives any claims of subrogation rights, and the insurer thereunder is not otherwise entitled to other forms of recovery including through claims of indemnity, recompensation, offset, assignment, contribution or otherwise (except in the case of losses resulting from Fraud with respect to the making of the representations and warranties contained in Article IV and Article V, as qualified by the Seller Disclosure Schedules or Company Disclosure Schedules, respectively), against Seller, any of its Affiliates or any of their respective past, present or future Representatives, and (ii) provides that Seller, any of its Affiliates or any of its or their respective past, present or future Representatives are third party beneficiaries of the foregoing waiver. The Parties acknowledge and agree that the failure by Purchaser to obtain and/or maintain a R&W Insurance Policy in accordance with this Section 7.9 shall not in any manner increase any liability of Seller or any of its Affiliates or Representatives.

Section 7.10    Record of Data Room. As promptly as practicable following the date of this Agreement, Seller shall cause the Data Room provider to provide Purchaser’s counsel and other designees three (3) true, correct and complete electronic record of the Data Room made available to Purchaser as of 11:59 p.m. Eastern time one (1) Business Day prior to the date hereof.

Section 7.11    Employment and Benefit Matters.

(a)    Each employee who is employed or engaged by the Company or any Transferred Entity as of immediately prior to the Closing and whose employment continues with the Company or Transferred Entity immediately after the Closing are referred to herein collectively as “Transferred Employees”.

(b)    For purposes of any employee benefit plan, program, or arrangement established or maintained by Purchaser or any of its Affiliates from and after the Closing Date (including any defined contribution, profit sharing or bonus, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, or, severance or separation pay plans, but excluding any equity award or equity-based compensation, defined benefit pension plans, nonqualified deferred compensation and post-employment welfare benefits, collectively, the “Purchaser Plans”), each Transferred Employee shall be given credit for service with the Transferred Entities for eligibility, vesting and, solely for vacation and severance benefit accruals only, benefit accruals under any other plan, program or policy to the extent such service was taken into account under a corresponding Employee Plan immediately prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service and the foregoing service credit shall not apply with respect to any defined benefit plan or retiree health or life insurance plan.

(c)    Purchaser shall use its commercially reasonable efforts to waive for each Transferred Employee (and his or her eligible dependents) any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the Purchaser Plans that are employee group health plans to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Transferred Employee under the terms of the corresponding Employee Plans immediately prior to the Closing. With respect to the calendar year in which Purchaser or any of its Affiliates ceases to maintain any particular Employee Plan (or to the extent an employee ceases to participate in an Employee Plan in connection with or following the Closing Date), each Transferred Employee (and his or her eligible dependents) shall be given credit for amounts paid under such Employee Plan for the applicable plan year for purposes of applying deductibles, co-payments and out-of-pocket maximums (including any lifetime maximums) as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Purchaser or its Affiliate, as applicable.

(d)    Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Employee Plan, (ii) prevent Seller, Purchaser or any of their respective Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (iii) prevent Purchaser or any of its Affiliates, after the Effective Time, from terminating the employment of any Transferred Employee or (iv) create any third-party beneficiary rights in any Transferred Employee, or any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Employee by Seller, Purchaser or any of their respective Affiliates or under any benefit plan which Seller, Purchaser or any of their respective Affiliates may maintain.

ARTICLE VIII

INDEMNIFICATION

Section 8.1    Survival of Representations and Warranties. All representations and warranties set forth in this Agreement shall survive the Closing for the periods set forth in Section 8.3.

Section 8.2    Indemnification.

(a)    Indemnification by Seller. Subject to the provisions set forth in this Article VIII, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates (including the Transferred Entities) (the “Purchaser Indemnitees”) against any Losses which any Purchaser Indemnitee incurs as a result of:

(i)    any breach of or misrepresentation or inaccuracy in any representation or warranty set forth in Article IV or Article V of this Agreement;

(ii)    the breach by Seller of any covenant or agreement made by Seller or any of their Affiliates in this Agreement;

(iii)    to the extent not taken into account in connection with the final determination of the Final Purchase Price pursuant to Section 2.3, any Pre-Closing Taxes;

(iv)    to the extent not taken into account in connection with the final determination of the Final Purchase Price pursuant to Section 2.3, any Indebtedness or any Transaction Expenses;

(v)    the matter identified on Schedule 8.2(a)(v) (the “Special Indemnity Subject Matter”);

(vi)    the matter identified on Schedule 8.2(a)(vi); and

(vii)    the matters identified on Schedule 8.2(a)(vii).

(b)    Purchaser Indemnification. Subject to the provisions set forth in this Article VIII, from and after the Closing, Purchaser and the Transferred Entities shall jointly and severally indemnify Seller and its Affiliates (the “Seller Indemnitees”) and hold the Seller Indemnitees harmless against any Losses which any Seller Indemnitee incurs as a result of:

(i)    any breach of or misrepresentation or inaccuracy in any representation or warranty set forth in Article VI of this Agreement; and

(ii)    the breach by Purchaser of any covenant or agreement made by Purchaser in this Agreement.

Section 8.3    Survival Period. No indemnifying party will be liable with respect to Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, unless written notice of a possible claim for indemnification is given by Purchaser to Seller, or Seller to Purchaser, as applicable, on or prior to (a) except for claims related to breaches of the Seller Fundamental Representations or Purchaser Fundamental Representations, the date that is twelve (12) months after the Closing Date, and (b) with respect to Seller Fundamental Representations, Purchaser Fundamental Representations and Section 5.15 (Employees and Benefits), the date of the expiration of the statute of limitations for the matter giving rise to such claim for breach plus thirty (30) days. No indemnifying party will be liable with respect to Section 8.2(a)(v) unless written notice of a possible claim for indemnification is given by Purchaser to Seller on or prior to the date of the expiration of the statute of limitations for the Special Indemnity Subject Matter plus thirty (30) days. All covenants and agreements made in this Agreement that, by their terms, are to be performed or complied after the Closing, and all claims with respect thereto, shall survive the Closing in accordance with their express terms, or in the absence of such terms, until performed in accordance with their terms.

Section 8.4    Limitations on Indemnification.

(a)    The Purchaser Indemnitees shall not be entitled to recover indemnifiable Losses under Section 8.2(a)(i) (other than in connection with any breach of the Seller Fundamental Representations or claims based upon Fraud) unless the aggregate Losses for all such breaches exceed $562,500 (the “Deductible”) (following which the Purchaser Indemnitees shall be entitled to indemnification for any Losses in excess of the Deductible, subject to Section 8.4(b) and the other terms and provisions of this Article VIII). The Seller Indemnitees shall not be entitled to recover indemnifiable Losses under Section 8.2(b)(i) (other than in connection with any breach of the Purchaser Fundamental Representations or claims based upon Fraud) unless the aggregate Losses for all such breaches exceed the Deductible (following which the Seller Indemnitees shall be entitled to recover indemnification for any Losses in excess of the Deductible, subject to Section 8.4(c) and the other terms and provisions of this Article VIII).

(b)    The Purchaser Indemnitees shall not be entitled to recover indemnifiable Losses under Section 8.2(a)(i) (other than in connection with any breach of the Seller Fundamental Representations or claims based upon Fraud) to the extent that such Losses exceed the Indemnity Escrow Amount (the “Seller Non-Fundamental Reps Cap”).

(c)    The Seller Indemnitees shall not be entitled to recover indemnifiable Losses under Section 8.2(b)(i) (other than in connection with any breach of the Purchaser Fundamental Representations or claims based upon Fraud) to the extent that such Losses exceed $562,500.

(d)    In no event shall Seller have aggregate indemnification liability under Section 8.2(a) in excess of $201,600,000 (the “Total Cap Amount”); provided, however, that the foregoing limitation will not apply in connection with any claims based upon Fraud. In no event shall Purchaser have indemnification liability under Section 8.2(b) in excess of the Total Cap Amount; provided, however, that the foregoing limitation will not apply in connection with any claims based upon Fraud.

(e)    Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement will be read without regard and without giving effect to the term “material” or “Seller/Company Material Adverse Effect” or similar phrases contained in such representation or warranty the inclusion of which has the effect of making such representation or warranty less restrictive (as if such word were deleted from such representation and warranty); provided, however, that the foregoing shall not apply with respect to (i) any materiality qualifier that is included in a defined term (e.g., Material Contracts), and (ii) any representation or warranty contained in Section 5.12(a).

(f)    No Indemnitee shall be entitled to duplicate recovery under this Agreement with respect to any indemnification claim pursuant to this Article VIII, even though the facts or series of related facts giving rise to such claim may constitute a breach of more than one representation, warranty or covenant, or agreement set forth this Agreement or any Ancillary Agreement.

(g)    No Indemnitee shall be entitled to recovery of Losses pursuant to this Article VIII to the extent such Losses arose from or were directly caused by such Indemnitee’s Fraud.

(h)    Notwithstanding anything to the contrary in this Agreement, the amount of any Losses incurred by any Indemnitee shall be calculated after giving effect to (i) any insurance proceeds actually received from unaffiliated third parties by the Indemnitee (or any of its Affiliates) with respect to such Losses (net of costs and expenses of collection, including reasonable attorney’s fees and any increase in premiums), and (ii) any recoveries actually obtained by the Indemnitee (or any of its Affiliates) under any indemnity, contribution, or other Contract from any unaffiliated third party. Each Indemnitee shall use commercially reasonable efforts to seek full recovery under all insurance policies issued by unaffiliated third parties covering any Loss (for the avoidance of doubt, this sentence shall not require an Indemnitee to institute a lawsuit, arbitration or similar formal proceeding against any insurer or any of their Representatives). If any such proceeds, benefits, or recoveries are received by an Indemnitee (or any of its Affiliates) with respect to any Losses after the Indemnitor has made a payment to the Indemnitee with respect to such Losses, the Indemnitee (or such Affiliate) shall promptly pay to the Indemnitor the amount of such proceeds, or recoveries (up to the amount of the Indemnitor’s payment with respect to such Losses).

(i)    In addition to and without limitation by the Purchaser Indemnitees’ rights under Section 8.6, Purchaser, on behalf of each Purchaser Indemnitee, may (but is not obligated to) satisfy any indemnification obligations of Seller pursuant to this Agreement by setting off any such Losses against one or more payments of the Earn-Out Payments or any portion thereof.

Section 8.5    Indemnification Procedures.

(a)    Any indemnified party (an “Indemnitee”) making a claim for indemnification pursuant to Section 8.2 (other than in connection with a Third-Party Claim, which will be governed by Section 8.5(b) below) must promptly give the party from whom indemnification is sought (an “Indemnitor”) written notice of such claim, which notice must describe such claim and the nature and amount of such Losses, to the extent that the nature and amount thereof are determinable at such time; provided that the failure to promptly provide such notice to an Indemnitor will not relieve the Indemnitor of its indemnification obligations pursuant to Section 8.2 except to the extent Indemnitor is actually and materially prejudiced thereby. The Indemnitor shall have twenty (20) days after its receipt of such notice of claim to respond in writing to such claim.

(b)    The following procedures shall govern claims for indemnification in connection with Third-Party Claims:

(i)    In order for any Indemnitee to recover indemnification pursuant to the terms of this Article VIII in connection with any third-party claim made against the Indemnitee (a “Third-Party Claim”), such Indemnitee must notify the Indemnitor in writing of the Third-Party Claim promptly following receipt by such Indemnitee of notice of the Third-Party Claim, which notice must describe such claim and the nature and amount of such Losses, to the extent that the nature and amount thereof are determinable at such time; provided that the failure to timely provide such notice to an Indemnitor will not relieve the Indemnitor of its indemnification obligations pursuant to Section 8.2 except to the extent Indemnitor is actually and materially prejudiced thereby.

(ii)    If any Third-Party Claim is made against an Indemnitee pursuant to Section 8.5(b)(i) above, the Indemnitor shall have the right, exercisable by delivery of written notice to the Indemnitee irrevocably acknowledging the Indemnitor’s obligation to indemnify the Indemnitee for the full amount of Losses arising from such Third-Party Claim (without regard to any limitation in Section 8.4), within twenty (20) days following the receipt of the applicable notice of claim, to control the defense, negotiation or settlement of a Third-Party Claim, and be represented by counsel of its choice (subject to the reasonable approval of the Indemnitee), in each case at its sole cost and expense; provided, that the Indemnitor shall not be entitled to assume or control the defense of a Third-Party Claim unless (A) it acknowledges its obligation to indemnify the Indemnitees for any Losses incurred by them without regard to any limitation in Section 8.4, (B) the Third-Party Claim seeks only monetary damages, (C) the Third-Party Claim does not involve any allegedly criminal activity or allegation of fraud or violation of Law and (D) the Indemnitor demonstrates to the Indemnitee’s reasonable satisfaction that, as of such time, the Indemnitor has sufficient financial resources in order to indemnify for the full amount of any potential Losses in connection with such Third Party Claim and the Losses that may result from the Third Party Claim. If the Indemnitor so elects to assume the defense of a Third-Party Claim, (x) the Indemnitor shall not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof and (y) the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, in each case at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor (if it so elects) shall control such defense.

(iii)    If the Indemnitor chooses to defend or prosecute a Third-Party Claim, the Indemnitee shall cooperate in good faith in the defense or prosecution thereof. If the Indemnitor assumes the defense of a Third-Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnitor’s prior written consent. If the Indemnitor assumes the defense of a Third-Party Claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise or discharge of such Third-Party Claim if (A) pursuant to or as a result of such settlement, compromise or discharge, injunctive or other equitable relief will be imposed against the Indemnitee or (B) such settlement does not contain an unqualified release of the Indemnitee from all liabilities with respect to such Third-Party Claim (other than amounts subject to the Deductible hereunder). If the Indemnitor is not able to (pursuant to Section 8.5(b)(ii)) or does not choose to defend or prosecute a Third-Party Claim, the Indemnitee shall not settle or compromise any Third-Party Claim that is subject to indemnification hereunder without the written consent of the Indemnitor (which shall not be unreasonably withheld, conditioned or delayed).

(iv)    With respect to any Third-Party Claim subject to indemnification under this Article VIII: (A) both the Indemnitee and the Indemnitor, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (B) the Indemnitee and Indemnitor agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

Section 8.6    Indemnification Waterfall; R&W Insurance Policy. Subject to the terms and provisions of this Article VIII, any indemnification obligation of Seller pursuant to Section 8.2(a)(i) shall be satisfied (a) first, from the Indemnity Escrow Account, if a portion of the Indemnity Escrow Amount remains in the Indemnity Escrow Account, in accordance with the terms of this Agreement, subject to the Deductible and the Seller Non-Fundamental Reps Cap, (b) second, by seeking recovery under the R&W Insurance Policy, and (c) third, solely with respect to any claims relating to a breach of any Seller Fundamental Representation, through the direct indemnification obligations of Seller pursuant to Section 8.2(a)(i). On the first (1st) Business Day following the date that is twelve (12) months following the Closing Date (the “Indemnity Escrow Release Date”), Seller and Purchaser shall provide a joint written instruction to the Escrow Agent to deliver to Seller the balance of funds remaining in the Indemnity Escrow Account less any Pending Claims Amount. Following the Indemnity Escrow Release Date, all Pending Claims Amounts will be delivered to the applicable Person (i) as contemplated by a final, non-appealable order of a court of competent jurisdiction or (ii) by written agreement of Seller and Purchaser.

Section 8.7    Mitigation. Notwithstanding anything contained herein to the contrary, no Party will be entitled to recover Losses hereunder to the extent that such Party has not mitigated any of its Losses to the extent required by applicable Law upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

Section 8.8    Adjustments. Amounts paid by any Party as indemnification payments shall be treated as adjustments to the Purchase Price (including, for the avoidance of doubt, for Tax purposes) to the extent permitted under applicable Law.

Section 8.9    Exclusive Remedy. The indemnification provided pursuant to this Article VIII shall be the sole and exclusive remedy for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) arising out of or based upon the matters set forth in this Agreement or related to the transactions contemplated by this Agreement and the Ancillary Agreements; provided, that the foregoing shall not affect the right of Purchaser or Seller, as applicable, (a) to seek specific performance or injunctive relief pursuant to Section 11.3 of this Agreement, (b) to recover against any Party in connection with any claim in respect of which such Party has committed Fraud, (c) to recover pursuant to the terms of Section 2.3 or Section 2.4 of this Agreement in accordance with the terms thereof, or (d) to recover under the terms of any Ancillary Agreement pursuant to the terms set forth therein.

ARTICLE IX

TAX MATTERS

Section 9.1    Cooperation. Each Party shall, and shall cause its Affiliates, officers, employees, agents, auditors and other representatives to, promptly provide to the other Party such commercially reasonable cooperation, documentation and information relating to the Transferred Entities as either of them reasonably may request in: (a) filing any Tax Return; or (b) connection with any audit or other Action by or against any Taxing Authority (in each of the foregoing clauses (a) and (b), including with respect to the Transferred Entities, the Seller and any regarded owner of Seller for U.S. federal income tax purposes). Each Party shall make its employees and third party service providers reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates shall be required to disclose to Purchaser or any of its agents any consolidated, combined, affiliated, unitary or other Tax Return which includes any information not pertaining to the Transferred Entities.

Section 9.2    Transfer Taxes. All Transfer Taxes that are payable or that arise as a result of the consummation of the purchase and sale of the Company Equity Interests contemplated by this Agreement shall be borne 50% by Purchaser and 50% by Seller. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed by the Party or Parties primarily or customarily responsible under applicable Law for filing such Tax Returns, and each Party agrees to cooperate in respect of the filing of such Tax Returns. The Party not preparing and filing such Tax Return shall remit its share of such Transfer Taxes to the other Party three (3) days prior to the due date of such Tax Return.

Section 9.3    Tax Covenants. Without the prior written consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned, and except as required under applicable Law, Purchaser shall (a) not make or change, and shall cause its Affiliates (including, after the Closing, the Transferred Entities) not to make or change, any Tax election with respect to the Transferred Entities (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3) which election would affect a Pre-Closing Tax Period or be effective on or prior to the Closing Date, (b) not change any method of Tax accounting or any Tax accounting period of the Transferred Entities if such election or change would affect Seller or any of its Affiliates, and (c) not voluntarily approach any Governmental Entity regarding any Taxes or Tax Returns of the Transferred Entities relating to any Pre-Closing Tax Period.

Section 9.4    Tax Contests. To the extent Seller, Purchaser or any Transferred Entity (or, in each case, their Affiliates) receives written notice from any Taxing Authority of any proposed audit, assessment, examination, claim or other controversy involving Taxes or Tax Returns that could give rise to any Tax liability for which Seller (or its Affiliates or direct or indirect owners) could reasonably be expected to be responsible, Purchaser shall promptly notify Seller, or Seller shall promptly notify Purchaser, as applicable, thereof in writing (any such claim or proceeding, a “Tax Contest”). Purchaser shall be entitled to control any such Tax Contest in respect of a Pre-Closing Tax Period; provided that Purchaser shall keep Seller reasonably informed with respect to the conduct of any such Tax Contest, Seller shall be entitled to participate in such Tax Contest at its own expense, and Purchaser shall not settle any such Tax Contest without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

ARTICLE X

PURCHASER ACKNOWLEDGEMENT

Section 10.1    Acknowledgement by Purchaser.

(a)    Purchaser acknowledges and agrees, on behalf of it and its Affiliates, that (i) the representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities, (ii) Purchaser has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Transferred Entities, (iii) in entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties of Seller and the Company expressly contained in Article IV and Article V of this Agreement (as qualified by the Seller Disclosure Schedules or Company Disclosure Schedules, respectively) and in the Ancillary Agreements, (iv) except for the representations and warranties contained in Article IV and Article V of this Agreement (as qualified by the Seller Disclosure Schedules or Company Disclosure Schedules, respectively) and in the Ancillary Agreements, none of Seller, the Company, any of the other Transferred Entities or any Person acting on behalf of any of the foregoing makes or has made, nor has Purchaser relied on, any other express or any implied representation or warranty (including in any information, document, or material made available to Purchaser or its counsel or other Representatives in Purchaser’s due diligence review, including in the Data Room or management presentations) as to (x) the Business, the financial condition or results of operations of the Business, or any assets of Seller or the Transferred Entities, the merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof or the absence of any defects therein (whether latent or patent) or otherwise, (y) the performance of the Business following the Closing or the probability of success or profitability of the Business after the Closing, or (z) the accuracy or completeness of any information relating to any of the foregoing, all of which being expressly disclaimed by Seller, the Company and the other Transferred Entities, and (v) except for instances of Fraud, none of Seller, Transferred Entities or any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use, of any information, including any information, document or material made available or provided to Purchaser in the Data Room, management presentations, offering or information memoranda or any other form in expectation of the transactions contemplated hereby, except for the sole and exclusive remedies of Purchaser set forth herein.

(b)    Without limiting the generality of Section 10.1(a), Purchaser acknowledges and agrees that (i) in connection with Purchaser’s investigation of the Transferred Entities and their Business, Purchaser has received from or on behalf of the Transferred Entities and/or Seller certain projections, including projected statements of operating revenues and income from operations of their business and certain business plan information for such fiscal years, (ii) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and that Purchaser is familiar with such uncertainties, (iii) except for the representations and warranties of Seller and the Company expressly contained in Article IV and Article V in this Agreement (as qualified by the Seller Disclosure Schedules or Company Disclosure Schedules, respectively) and in the Ancillary Agreements, none of Seller, the Transferred Entities or any Person acting on behalf of any of the foregoing makes or has made, nor has Purchaser relied upon, any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of any underlying assumptions, and (iv) except for claims of Fraud, Purchaser shall not have any claim against the Transferred Entities and/or Seller or any other Person with respect to such information or Purchaser’s receipt or use thereof.

Section 10.2    Acknowledgement by Seller. Seller acknowledges and agrees, on behalf of it and its Affiliates that (a) the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities, (b) Seller has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the sale of the Company Equity Interests and the transactions contemplated by this Agreement, (c) in entering into this Agreement, Seller has relied solely upon its own investigation and analysis and the representations and warranties of Purchaser expressly contained in Article VI of this Agreement and in the Ancillary Agreements, (d) except for the representations and warranties contained in Article VI of this Agreement and in the Ancillary Agreements none of Purchaser or any Person acting on behalf of any of the foregoing makes or has made, nor has Seller relied on, any other express or any implied representation or warranty (including in any information, document, or material made available to Seller or its counsel or other Representatives) as to the accuracy or completeness of any information regarding Purchaser, and (e) except for instances of Fraud, none of Purchaser nor its Affiliates shall have or be subject to any liability to Seller or any other Person resulting from the distribution to Seller, or Seller’s use, of any information, including any information, document or material made available or provided to Seller in the course of the negotiation of this Agreement or any other form in expectation of the transactions contemplated hereby, except for the sole and exclusive remedies of Seller set forth herein.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Entire Agreement; Amendment. All Exhibits (attached hereto and as executed, if applicable) and Schedules hereto shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement and the Ancillary Agreements contain the entire agreement and understanding, both written and oral, between the Parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings between the Parties with respect to the subject matter hereof) and there are no agreements, representations or warranties which are not set forth in this Agreement. This Agreement may not be amended or revised except by a writing signed by Seller and Purchaser.

Section 11.2    Binding Effect; Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Except as expressly provided in this Agreement, this Agreement and all rights hereunder may not be assigned by any Party except by prior written consent of the other Party; provided, that without such prior written consent, Purchaser may assign its rights hereunder for collateral security purposes to any Affiliate or financing source; provided, further that any assignment or delegation pursuant to this Agreement will not relieve the assigning Party from any of its obligations hereunder. Subject to the foregoing, any such assignment in violation of this Section 11.2 will be void. Except as expressly provided in Section 7.6, Section 7.8, Section 11.12, and Section 11.13, the Parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than Parties.

Section 11.3    Specific Performance. Seller agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce the rights and the obligations of Seller hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief. Purchaser agrees that Seller shall have the right, in addition to any other rights and remedies existing in its favor, to enforce the rights and the obligations of Seller hereunder not only, subject to Article VIII (including Section 8.9), by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief. The right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Purchaser would have entered into this Agreement. The Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.3 shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, in no event shall this Section 11.3 be used, alone or together with any other provision of this Agreement, to require Seller or the Company to remedy any breach of any representation or warranty of Seller or the Company, as applicable, made herein.

Section 11.4    Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any applicable Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 11.5    Notices. All notices, request, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally, sent by email (if such e-mail states it is a notice delivered pursuant to this Section 11.5 and is confirmed by telephone) or sent by overnight courier, as follows:

If to Seller, to:

350 N Fifth Street, Suite 800
Minneapolis, MN 55401
Attention: Nick Winter

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
1221 Avenue of the Americas

New York, NY 10020
Attention:          Joseph Castelluccio; Ryan Ferris

and if to Purchaser addressed to:

c/o Atlanticus Holdings Corporation

Five Concourse Parkway, Suite 300
Atlanta, Georgia 30328

Attention: Rosalind Drakeford

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
600 Peachtree St. NE, Suite 3000
Atlanta, Georgia 30308
Attention:          Andrea M. Farley; Mark T. Wilhelm

Any Party may change the address, phone number or email to which such communications are to be sent to it by giving written notice of change to the other Party in the manner provided above for giving notice.

Section 11.6    Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability, of such provision, or the application thereof, in any other jurisdiction.

Section 11.7    Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses payable in connection with the consummation of the transactions contemplated by this Agreement shall be the sole liability of the Party incurring such expense, including any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants). Notwithstanding the foregoing, the fees and expenses of the Escrow Agent shall be split 50% by Purchaser and 50% by Seller.

Section 11.8    Delays or Omissions. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement shall be effective only to the extent specifically set forth in writing by the Party against whom the waiver, permit, consent or approval is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof (except to the extent that the other Party suffers significant prejudice if the right, power or privilege is enforced) nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. Notwithstanding any provision set forth in this Agreement, no Party hereto shall be required to take any action or refrain from taking any action that would cause it to violate any applicable Law or applicable requirements of any Governmental Entity (including applicable limitations on the disclosure of confidential supervisory information).

Section 11.9    Currency Matters. All references to currency, monetary values and dollars set forth herein means United States (U.S.) dollars. All payments hereunder shall be made in U.S. dollars and shall be made by wire transfer or any other method that provides for immediately available funds.

Section 11.10    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR THE ADMINISTRATION THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY ACTION OR COUNTERCLAIM BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS, OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS Section 11.10 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11    Governing Law; Consent to Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND WHOLLY TO BE PERFORMED IN SUCH STATE. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY SITTING IN NEW CASTLE COUNTY, STATE OF DELAWARE (THE “COURT OF CHANCERY”) OR, TO THE EXTENT THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE (THE “DELAWARE FEDERAL COURT”) OR, TO THE EXTENT NEITHER THE COURT OF CHANCERY NOR THE DELAWARE FEDERAL COURT HAS SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT SITTING IN NEW CASTLE COUNTY, STATE OF DELAWARE, AND ANY APPELLATE COURT IN THE STATE OF DELAWARE WITH RESPECT TO APPEALS FROM SUCH COURTS (COLLECTIVELY, THE “CHOSEN COURTS”), FOR THE PURPOSE OF ANY ACTION ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY (OTHER THAN THE CONFIDENTIALITY AGREEMENT), AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS. EACH PARTY HERETO AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE CHOSEN COURTS; PROVIDED, THAT EACH PARTY SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY OF THE CHOSEN COURTS IN ANY OTHER COURT OR JURISDICTION.

Section 11.12    Retention of Advisors. Each of the Parties acknowledges and agrees that Mayer Brown LLP has represented the Special Committee of the Board of Managers (the “Special Committee”) of Seller Parent (the ultimate parent company of Seller), the in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that the Special Committee has a reasonable expectation that Mayer Brown LLP will represent the Special Committee, Seller Parent, and/or Seller (each, a “Seller Group Member”) in connection with any claim or Action involving any Seller Group Member, on the one hand, and Purchaser or any of its Affiliates (each, a “Purchaser Group Member”), on the other hand, arising under this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby. Purchaser hereby, on behalf of itself and the other Purchaser Group Members and their respective successors and assigns, hereby irrevocably (a) agrees to any such representation in any such matter and (b) waives any actual or potential conflict arising from any such representation in the event of any adversity between the interests of any Seller Group Member, on the one hand, and Purchaser, on the other hand, in any such matter.

Section 11.13    Protected Communication. The Parties agree that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of the Transferred Entities in and to all Protected Communications shall thereupon transfer to and be vested solely in Seller and its successors in interest, and (b) any and all protections from disclosure, including, attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Transferred Entities shall thereupon be vested exclusively in Seller and its successors in interest and shall be exercised or waived solely as directed by Seller or its successors in interest. None of Purchaser, the Transferred Entities or any Person acting on any of their behalf shall, without the prior written consent of Seller or its successors in interest, assert or waive or attempt to assert or waive any such protection against disclosure, including, the attorney-client privilege or work product protection, or to access, discover, obtain, use or disclose or attempt to access, discover, obtain, use or disclose any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated hereby and by the Ancillary Agreements; provided, however, (i) the foregoing shall neither prohibit Purchaser or any of its Affiliates, including, following the Closing, the Transferred Entities, from seeking proper discovery of such documents nor Seller from asserting that such documents are not discoverable to the extent that applicable attorney-client privileges and work product protections have attached thereto and (ii) in the event a dispute arises between any Purchaser Group Members, on the one hand, and any other Person (other than the Seller Group Members), on the other hand, such Purchaser Group Members shall not disclose any documents or information subject to protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications without the prior written consent of Seller (provided that if such Purchaser Group Members are required by judicial order or other legal process to make such disclosure, such Purchaser Group Members shall promptly notify Seller in writing of such requirement (without making disclosure) and shall provide Seller with such cooperation and assistance as shall be necessary to enable Seller to prevent disclosure by reason of any protection against disclosure, including the attorney-client privileges and work product protections). Without limiting the generality of the foregoing, (i) each Seller Group Member shall have the right to retain, or cause Mayer Brown LLP to retain, any Protected Communications in possession of Mayer Brown LLP at the Closing and (ii) Purchaser shall use its commercially reasonable efforts to (and following the Closing shall use its commercially reasonable efforts to cause the Transferred Entities to) take actions necessary to ensure that any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications will survive the Closing, remain in effect and transfer to and be vested solely in Seller and its successors in interest. This Section 11.13 is for the benefit of the Seller Group Members and such Persons are intended third-party beneficiaries.

Section 11.14    No Waiver of Privilege, Protection from Disclosure or Use. The Parties hereto understand and agree that nothing in this Agreement, including the provisions of Section 11.12 and Section 11.13 regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use. Each of the Parties understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the Parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure. The Parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including, with respect to information involving or concerning the same subject matter as the disclosed information. The Parties agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. The Parties further agree that promptly after the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions and/or notes.

Section 11.15    Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute Seller and Purchaser as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in this Agreement in any manner create any principal-agent, fiduciary or other special relationship between Seller and Purchaser. No Party shall have any duties (including fiduciary duties) towards any other Party except as specifically set forth herein.

Section 11.16    Non-Recourse. Except in the case of Fraud, this Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement and the Ancillary Agreements, may only be brought against the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except in the case of Fraud or to the extent a named Party to this Agreement or an applicable Ancillary Agreement (and then only with respect to the specific obligations set forth herein with respect to such Party), no past or present director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other Representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns (any such person, a “Non-Recourse Party”), shall have any liability or obligations to any Party hereto under this Agreement or any Ancillary Agreement or for any claim based on, in respect of or by reason of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 11.17    Disclosure Schedule. The Disclosure Schedules have been prepared to correspond to and qualify specific numbered paragraphs of sections as set forth therein; provided, however, that any disclosure in the Disclosure Schedules corresponding to and qualifying a specific numbered paragraph or section hereof shall be deemed to correspond to and qualify any other numbered paragraph or section relating to such Party to the extent the relevance of such disclosure to such other paragraph or section is reasonably apparent on the face of such disclosure and by the subject matter to which it relates. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in any Section of the Disclosure Schedules is or is not material for purposes of this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first above written.

SELLER: MERCURY FINANCIAL INTERMEDIATE LLC By: Mercury Financial Holdings LLC, its sole member

By:	/s/ James Corcoran
Name: James Corcoran
Title: Chief Executive Officer

THE COMPANY: MERCURY FINANCIAL LLC By: Mercury Financial Intermediate LLC, its sole member

By:	/s/ James Corcoran
Name: James Corcoran
Title: Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

PURCHASER: MERCURY FINANCE ACQUISITIONS, LLC

By:	/s/ Jeffrey A. Howard
Name: Jeffrey A. Howard
Title: President

FOR PURPOSES OF SECTION 7.7, GUARANTOR: ATLANTICUS HOLDINGS CORPORATION

By:	/s/ Jeffrey A. Howard
Name: Jeffrey A. Howard
Title: President and Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]